AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ________, 1997

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                  4813                      84-1339282
   (STATE OR OTHER        (PRIMARY STANDARD             (I.R.S. EMPLOYER
   JURISDICTION OF            INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR      CLASSIFICATION CODE
    ORGANIZATION)              NUMBER)

                      555 SEVENTEENTH STREET, SUITE 1000
                            DENVER, COLORADO 80202
                                (303) 291-1400
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              ROBERT S. WOODRUFF
                       EXECUTIVE VICE PRESIDENT--FINANCE
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                      555 SEVENTEENTH STREET, SUITE 1000
                            DENVER, COLORADO 80202
                                (303) 291-1400
      (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
              AREA CODE, OF AGENT FOR SERVICE FOR THE REGISTRANT)

                                ---------------

                                  COPIES TO:
        MARTHA D. REHM, ESQ.                 DAVID J. BEVERIDGE, ESQ.
      HOLME ROBERTS & OWEN LLP                  SHEARMAN & STERLING
  1700 LINCOLN STREET, SUITE 4100              599 LEXINGTON AVENUE
       DENVER, COLORADO 80203              NEW YORK, NEW YORK 10022-6069
           (303) 861-7000                         (212) 848-4000

                                ---------------

  APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED SALE OF THE  SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                     PROPOSED
                                                     MAXIMUM         PROPOSED
                                       AMOUNT        OFFERING         MAXIMUM
TITLE OF EACH CLASS OF SECURITIES      TO BE          PRICE          AGGREGATE          AMOUNT OF
         TO BE REGISTERED          REGISTERED      PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE(2)
 ------------------------------------------------------------------------------------------------------
9.47% Senior Discount
 Notes Due 2007........            $555,890,000   62.962%        $349,999,462     $106,011

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(f)(2) based upon the book value on December 18, 1997 of the Notes to be received by the Registrants in the exchange described herein.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                   Subject to Completion
                            Dated December 19, 1997

QWEST COMMUNICATIONS INTERNATIONAL INC.           [LOGO OF QWEST COMMUNICATIONS
OFFER TO EXCHANGE                               INTERNATIONAL INC. APPEARS HERE]
9.47% SERIES B SENIOR DISCOUNT NOTES DUE 2007
FOR ANY AND ALL OF ITS OUTSTANDING
9.47% SENIOR DISCOUNT NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _______DAY, _____________, 1997, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND
_______________, 1997.

Qwest Communications International Inc., a Delaware corporation ("Qwest" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its 9.47% Series B Senior Discount Notes Due 2007 (the "Exchange Notes") for each $1,000 principal amount at maturity of its outstanding 9.47% Senior Discount Notes Due 2007 (the "Old Notes") of which $555,890,000 in aggregate principal amount at maturity are outstanding as of the date hereof, which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"). The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture dated as of October 15, 1997 governing the Old Notes and the Exchange Notes. The Exchange Notes and the Old Notes are considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

The Company will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on _______day, __________, 1997 ("Expiration Date"); provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further, that in no event will the Exchange Offer be extended beyond ____________, 1997. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. Old Notes may be tendered only in integral multiples of $1,000.

     The Notes will mature on October 15, 2007, unless previously redeemed. The Old Notes were issued at a price of $629.62 per $1,000 original principal amount at maturity, representing a yield to maturity of 9.47%. The Exchange Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. Cash interest on the Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after October 15, 2000 and prior to October 15, 2002, in which case the outstanding principal amount at maturity of each Note will on such interest payment date be reduced to the Accreted Value (as defined) of the Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. The Notes will be redeemable at the option of Qwest, in whole or in part, at any time on or after October 15, 2002, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. In addition, at any time prior to October 15, 2000, Qwest may redeem up to 35% of the Notes at a redemption price of 109.47% of the Accreted Value of the Notes, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined). Within 30 days of the occurrence of a Change of Control (as defined), Qwest will be required to make an Offer to Purchase (as defined) all outstanding Notes at a purchase price equal to 101% of the Accreted Value of the Notes on the purchase date plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such purchase date. There can be no assurance that Qwest will have the financial resources necessary to purchase the Notes in such circumstances. See "Description of the Notes-Optional Redemption" and "-Certain Covenants-Change of Control."

The Exchange Notes will be senior unsecured obligations of Qwest, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of Qwest, including its 10-7/8% Series B Senior Notes Due 2007, and will be senior in right of payment to all existing and future subordinated indebtedness of Qwest. See "Capitalization" and "Description of the Notes-General."

SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December __, 1997.


  The Old Notes were sold by the Company on October 15, 1997 to Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers") pursuant to a Purchase Agreement dated October 9, 1997 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Agreement dated as of October 15, 1997 ("Registration Agreement") which granted the holders of the Old

Notes certain exchange and registration rights. The Exchange Offer is being made
to  satisfy  certain  of  the  Company's   obligations  under  the  Registration
Agreement.

  Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all of its expenses incident thereto. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

  Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend upon many factors, including prevailing interest rates, market conditions, yields on alternative investments, general economic conditions, the Company's financial condition and results of operations and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market."

     The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, cash interest on the Exchange Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after October 15, 2000 and prior to October 15, 2002, in which case the outstanding principal amount at maturity of each Note will on such interest payment date be reduced to the Accreted Value of the Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old Note and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old Note (see "Certain United States Federal Income Tax Considerations") or, if no interest has been paid on such Old Note, from the date on which cash interest on such Old Note would begin to accrue. Consequently, holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes.

                               ----------------

                            ADDITIONAL INFORMATION

  The Company is required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to furnish the holders of the Exchange Notes with annual reports containing consolidated financial statements audited by independent certified public accountants following the end of each fiscal year and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year following the end of such quarter.

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide

Web, located at http://www.sec.gov.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to complete the Qwest Network, expectations as to funding its capital requirements, anticipated expansion of carrier and commercial services and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to, failure by the Company to (i) manage effectively, cost efficiently and on a timely basis the construction of the route segments, (ii) enter into additional customer contracts to sell dark fiber or provide high-volume capacity and otherwise expand its telecommunications customer base on the Qwest Network and (iii) obtain additional rights-of-way and maintain all necessary rights-of-way.
For additional information, see "Risk Factors."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. A glossary of relevant terms used in the telecommunications business is included at the end of this Prospectus. References to "Qwest" mean Qwest Communications International Inc. and its predecessors, and references to the "Company" mean Qwest together with its subsidiaries, including Qwest Corporation ("QC") and Qwest Communications Corporation ("QCC").

                                  THE COMPANY

  The Company is a facilities-based provider of communications services to interexchange carriers and other communications entities ("Carrier Services") and to businesses and consumers ("Commercial Services"), and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Network Construction Services"). The Company is expanding its existing long distance network into an approximately 16,000 route-mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). The Company will employ, throughout substantially all of the Qwest Network, a self-healing SONET four-fiber ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies ("Lucent") and Northern Telecom Inc. ("Nortel"), respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide the Company with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, the Company has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce the Company's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, the Company believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for data transmission, multimedia and long haul voice capacity.

  Under the Company's current plan, the Qwest Network will extend approximately 16,000 route miles coast-to-coast and connect approximately 125 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Construction of approximately 13,000 route miles of the Qwest Network is scheduled to be completed by late 1998, and approximately 3,000 route miles, mostly in the southeastern United States, are scheduled to be completed by the end of the second quarter of 1999. Through a combination of the Qwest Network and leased facilities, the Company will continue to offer interstate services in all 48 contiguous states. The Qwest Network will connect to international cable heads for trans-Atlantic and trans-Pacific transmission and cross-border points to Canada and Mexico. Qwest also plans to extend its network approximately 1,400 route miles into Mexico through dark fiber to be owned by the Company on the fiber optic system of a third party. Completion of the Mexican network is scheduled for late 1998.

  The Company believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technical changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high-speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which the Company expects will lower long distance rates and fuel primary demand for long distance services.

The Qwest Network

  As of September 30, 1997, the Company's network infrastructure included, among other assets: (i) approximately 7,900 route miles of conduit in place, consisting of approximately 2,800 route miles of lit fiber systems, one in California (the "Cal-Fiber" system) carrying traffic between Los Angeles and Sacramento, one connecting Sacramento and Denver, one connecting Kansas City and Denver, and one in Texas connecting Dallas and Houston, approximately 2,800 route miles of dark fiber installed in conduit, and approximately 2,300 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 6,900 additional route miles of planned construction for the Qwest Network;
(iii) an approximately 3,500 mile operating digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by the Company from other carriers, used primarily to extend the Company's switched services for originating and terminating traffic beyond the boundaries of the Company's lit fiber network; and (v) five digital switches.

  Upon completion, key characteristics of the Qwest Network will include:

~ Technologically Advanced Platform. The Company is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the entire Qwest Network, which will provide full coast-to-coast SONET four-fiber ring protection. The Company is deploying an advanced network management system (Nortel's Integrated Network Management

  Solutions) that will give the Company's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. This new technology also will allow Qwest to provide bandwidth on demand for both its carrier and commercial customers, significantly reducing the time typically associated with installation of services. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET four-fiber ring technology at high optical carrier ("OC") levels that enable the highest commercially available capacity transmission (OC-192) and data integrity level (10/-15/ Bit Error Rate).

~ High Security and Reliability. The Qwest Network is designed for superior security and reliability, based on (i) bi-directional SONET four-fiber ring architecture, a self-healing system that allows for instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut; (ii) fiber cable installed in high density polyethylene conduit generally buried 42"-56" below the ground; and (iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

~ Additional Capacity and Flexibility. The Qwest Network will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, the Company presently intends to retain ownership of at least 48 fibers for its own use along substantially all of the route of the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by the Company can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.


Strategy

  The Company's objective is to become a leading, coast-to-coast facilities-based provider of communications services to other communications providers, businesses and consumers. To achieve this objective, the Company intends to:

~ Deploy a Technologically Advanced Network. The Company believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of providing telecommunications services.

~ Build on Network Construction Expertise and Existing Network Assets. The
  Company has built over 8,200 route miles of telecommunications conduit systems over the last eight years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. Network Construction Services currently employs over 810 experienced construction personnel led by a senior construction management team with combined construction experience of over 140 years. The Company utilizes its own fleet of railroad equipment and has in place railroad and other right-of-way agreements covering approximately 94% of the Qwest Network and already has installed approximately 50% of the route miles of conduit required for the Qwest Network. In addition, the Company has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network.

~ Establish Low Cost Position. The Company has entered into four major construction contracts for the sale of dark fiber in the Qwest Network that will allow the Company to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce the Company's net cost per fiber mile with respect to the fiber that it retains for its own use. The Company believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

~ Build on Management Experience. The Company's management team and board of directors include individuals with significant experience at major telecommunications companies. Mr. Joseph Nacchio became the Company's President and Chief Executive Officer in January 1997. Mr. Nacchio was Executive Vice President of the Consumer and Small Business Division at AT&T, where he was employed for 27 years prior to joining the Company. Mr. Nacchio has extensive management experience in marketing, sales, network operations and engineering, having served as Chief Engineer and a Vice President of Network Operations at AT&T. Mr. Richard T. Liebhaber, who was a Director and served as Executive Vice President and Chief Strategy and Technology Officer of MCI until his retirement in 1995, is a Director of Qwest. He is providing technical advisory services to the Company under a consulting agreement. See "Management."

~ Grow Carrier  Revenue  Base.  The Company is  currently  focusing on expanding
  Carrier Services to increase its revenue stream and reduce per unit costs, targeting short-term capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, the Company is marketing to Internet service providers and other data service companies.

~ Develop  Commercial  Services.  The  Company  plans to  build  on its  Carrier
  Services experience to expand its presence in the Commercial Services market by developing its distinctive "ride the light" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

Dark Fiber Sales

  The Company entered into agreements in 1996 with both Frontier and WorldCom and into two agreements in 1997 with GTE whereby each is purchasing certain dark fiber along the Qwest Network. Proceeds from these dark fiber agreements will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and complete construction relating to the dark fiber sold to these purchasers and are expected to provide the Company with a strategic network cost advantage on the fibers that the Company retains for the Qwest Network. The GTE agreements provide for the purchase of 24 fibers along substantially all of the route of the Qwest Network, including the Southeast route. The Frontier agreement provides for the purchase of 24 fibers along the route of the Qwest Network, with the exception of the Southeast route and certain other segments. The WorldCom agreement provides for the purchase of 24 fibers along certain selected segments of the Qwest Network and 36 fibers along other selected segments.

  The Company also has several smaller construction contracts for the sale of dark fiber along the Qwest Network aggregating approximately $170.0 million. The Company believes that significant opportunities exist to sell additional dark fiber throughout the Qwest Network, and management has identified, and is in various stages of negotiations with, potential customers. However, the Company does not expect to enter into additional dark fiber agreements of the size and scope of the Frontier and GTE contracts. The Company presently intends to retain ownership of at least 48 fibers and the related conduit and a second empty conduit, all for its own use along substantially all of the route of the Qwest Network.

Build-Out Plan for the Qwest Network

  The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.9 billion. Of this amount, the Company had already expended approximately $640.0 million as of September 30, 1997. The
Company anticipates remaining total cash outlays for these purposes of approximately $170.0 million in 1997, $850.0 million in 1998 and $240.0 million in 1999. Estimated total expenditures for 1997 and 1998 include the Company's commitment to purchase a minimum quantity of fiber for approximately $399.0 million (subject to quality and performance specifications), of which approximately $198.5 million had been expended as of September 30, 1997. Estimated total expenditures for 1997, 1998 and 1999 together also include approximately $139.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $325.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

  As of September 30, 1997 the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.1 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $351.0 million had already been paid and approximately $770.0 million remained to be paid at September 30, 1997; (ii) $90.0 million of vendor financing; (iii) approximately $117.6 million in net proceeds from the sale on March 31, 1997 of $250.0 million in principal amount of the Company's 10-7/8% Series B Senior Notes Due 2007 (the "Senior Notes") remaining after repayment of certain existing debt; and (iv) approximately $319.5 million in net proceeds from the sale (the "Initial Public Offering") on June 27, 1997 of 15,525,000 shares of the Company's common stock (the "Common Stock").

  The Company expects to finance the completion of construction of the Qwest Network, as well as its debt service and working capital needs, primarily through a combination of the funding sources identified above, the net proceeds from the sale of the Old Notes and future borrowings. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     With the completion of the approximately 16,000 route-mile network, Qwest will provide services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest will continue to evaluate the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering network extensions in the Pacific Northwest. Also, the Company continues to evaluate opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and hardware to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Recent Developments

  In October 1997, Qwest and NEWSUPERNET ("NSN") consummated an agreement whereby Qwest acquired from NSN all of the issued and outstanding shares of capital stock of NSN's then wholly-owned subsidiary, SuperNet, Inc. ("SuperNet"), and the capital stock of SuperNet issued at the closing of the acquisition, for $20.0 million in cash. The acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities. SuperNet is a regional ISP in the Rocky Mountain region that offers Internet services ranging from metered dial-in access to Internet-based data management and hosting services. SuperNet will provide a customer base, existing product lines and technical expertise from which the Company can build product lines in Commercial Services, including corporate intranet and extranet services and virtual private networks. See the unaudited Pro Forma Consolidated Financial Statements and unaudited interim pro forma financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                               THE EXCHANGE OFFER

The  Exchange  Offer....  The Company is offering to exchange  $1,000  principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of Old Notes that is properly tendered and accepted. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "--The Exchange Notes." The issuance of the Exchange Notes is intended to satisfy certain obligations of the Company contained in the Registration Agreement. Subject to certain conditions, a holder who wishes to tender must transmit a properly completed and duly executed Letter of Transmittal to Bankers Trust Company (the "Exchange Agent") on or prior to the Expiration Date. For procedures for tendering, see "The Exchange Offer."

  Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

Registration Agreement.... The Old Notes were sold by the Company on October 15,
1997 to the Initial Purchasers pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Agreement. This Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Agreement, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes. The Old Notes are subject to the payment of additional interest under certain circumstances if the Company is not in compliance with its obligations under the Registration Agreement. See "Description of the Notes--Exchange Offer; Registration Rights."

     Expiration Date............... The Exchange Offer will expire at 5:00 p.m.,
New York City time, on the "Expiration Date." As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on ______day, ____________, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is to remain open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond __________, 1997.

     Withdrawal...............  Tenders of Old Notes  pursuant  to the  Exchange
Offer may be withdrawn at any time prior to the Expiration Date by sending a written notice of withdrawal to the Exchange Agent. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes."


Certain Conditions to the
  Exchange Offer........... The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer."


Federal Income Tax

     Consequences.............  In the  opinion of counsel to the  Company,  the exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds...........  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

     Exchange  Agent............  Bankers  Trust  Company is serving as Exchange
Agent in connection with the Exchange Offer.

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old Notes may only be offered, sold, pledged or otherwise transferred (A)(i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act ("Rule 144A") in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) and (B) in accordance with all applicable securities laws of the states of the United States. The Company does not anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange Old Notes" and "The Exchange Offer--Consequences of Failure to Exchange."

                               THE EXCHANGE NOTES

  The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of the Notes" for further information and for definitions of certain capitalized terms used below.

     In the Exchange Offer, the holders of Old Notes will receive Exchange Notes with the same interest rate as the interest rate on the Old Notes. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old Note (see "Certain United States Federal Income Tax Considerations") and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old Note or, if no interest has been paid on such Old Note, from the date on which cash interest on such Old Note would begin to accrue. Consequently, holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes.

The Notes         ...

The Old Notes were issued at an issue price of $629.62 per $1,000 stated principal amount at maturity and generated gross proceeds to the Company of approximately $350.0 million. The Notes will accrete at a rate of 9.47% per annum, compounded semi-annually, to an aggregate principal amount of $555,890,000 by October 15, 2002 (subject to the Company's option to elect to commence the accrual of cash interest as provided herein). The Notes will mature on October 15, 2007. The yield to maturity of the Notes is 9.47% per annum (computed on a semi-annual bond equivalent basis) calculated from October 15, 1997.

Interest          ...
Cash interest on the Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year; provided, however, that the Company may elect, upon not less than 60 days' prior notice, to commence the accrual of cash interest on all outstanding Notes on any April 15 or October 15, on or after October 15, 2000 and prior to October 15, 2002.

Ranking           ...
The Notes are senior unsecured obligations of Qwest, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of Qwest, including the Senior Notes, and are senior in right of payment to all existing and future subordinated indebtedness of Qwest. The Notes are not secured by any assets and are effectively subordinated to any future secured indebtedness of Qwest to the extent of the value of the assets securing such indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the sale of the Old Notes, Qwest would have had approximately $600.0 million of indebtedness outstanding, none of which would have constituted secured indebtedness. The Notes are effectively subordinated to all existing and future third-party indebtedness and other liabilities of Qwest's subsidiaries (including trade payables). As of September 30, 1997, on a pro forma basis as if the acquisition of SuperNet had been consummated at that date, total liabilities of Qwest's subsidiaries (after the elimination of loans and advances by Qwest to its subsidiaries) would have been approximately $292.8 million. Of that amount, approximately $26.1 million in indebtedness was secured by certain assets of the borrowers. See "Description of Certain Indebtedness." Any rights of Qwest and its creditors, including the holders of Notes, to participate in the assets of any of Qwest's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

Sinking Fund               ...
None.

Optional Redemption                 ...
The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, on or after October 15, 2002, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date. In addition, prior to October 15, 2000, Qwest may redeem up to 35% of the Accreted Value of the Notes at a redemption price equal to 109.47% of the Accreted Value at the redemption date of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined) resulting in gross proceeds of at least $100.0 million in the aggregate; provided that at least 65% of the Accreted Value of the originally issued Notes would remain outstanding immediately after any such redemption.

Original Issue Discount             ...
The Notes are issued with substantial amounts of original issue discount for United States federal income tax purposes. Thus, although there will be no periodic payments of cash interest on the Notes prior to April 15, 2003 (subject to Qwest's option to elect to commence the accrual of cash interest on or after October 15, 2000), original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date and will be includable as interest income periodically in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations."

Change of Control          ...
Within 30 days of the occurrence of a Change of Control (as defined), the Company will be required to make an Offer to Purchase (as defined) all outstanding Notes at a price in cash equal to 101% of the Accreted Value of the Notes on the purchase date plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such purchase date. Qwest may not have the financial resources necessary to satisfy its obligations to repurchase the Notes and other debt that may become repayable upon a Change of Control. See "Description of the Notes-Certain Covenants-Change of Control."

Certain Covenants          ...
The Indenture contains certain covenants that, among other things, limit the ability of Qwest and its subsidiaries to incur additional indebtedness, issue stock of subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of Qwest and its subsidiaries, and enter into certain mergers and consolidations. The covenants contained in the Indenture are subject to certain significant exceptions. See "Description of the Notes-Certain Covenants."

  For additional information concerning the Notes and the definitions of certain capitalized terms used above, see "Description of the Notes" and "Description of the Notes--Exchange Offer; Registration Rights."

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."


               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected data presented below under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1996 have been taken or derived from the historical audited Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial data as of the end of and for the nine months ended September 30, 1997 and 1996 have been taken or derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position as of the end of and results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. Consolidated Financial Statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and unaudited interim financial statements as of the end of and for the nine months ended September 30, 1997 and 1996 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and unaudited interim financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.


                                                                                                                    Nine Months
                                                                      Year Ended December 31,                    Ended September 30,
                                                       ------------------------------------------------------ ----------------------
                                                          1992       1993       1994       1995       1996       1996       1997
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
                                                                                      (in thousands)
Statement of Operations Data:
Revenue:
Carrier services(1)(2)(3).............................   $41,561     53,064     50,240     67,789     57,573     45,106      39,062
Commercial services...................................        -         969      8,712     20,412     34,265     25,475      38,033
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
                                                          41,561     54,033     58,952     88,201     91,838     70,581      77,095
Network construction services(4)......................    11,751     15,294     11,921     36,901    139,158     59,255     413,226
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Total revenue.........................................    53,312     69,327     70,873    125,102    230,996     129,836    490,321
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Operating expenses:
Telecommunications services...........................    31,557     41,240     48,239     81,215     80,368     62,399      65,310
Network construction services.........................     9,730     15,515      9,369     32,754     87,542     37,661     282,472
Selling, general and administrative(5)................    10,270     15,622     21,516     37,195     45,755     34,230      59,987
Growth share plan(6)..................................     2,000      2,600         -          -      13,100       -         69,320
Depreciation and amortization.........................     5,020      5,270      2,364      9,994     16,245     11,890      13,114
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Total operating expenses..............................    58,577     80,247     81,488    161,158    243,010    146,180     490,203
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Earnings(loss)from operations.........................    (5,265)   (10,920)   (10,615)   (36,056)   (12,014)   (16,344)        118
Gain on sale of contract rights(7)....................        -          -          -          -          -        -          9,296
Gain on sale of telecommunications service
agreements(2).........................................        -          -          -          -       6,126      6,126         -
Gain on sale of network(1)............................        -     126,521         -          -          -        -            -
Interest income (expense), net........................    (2,687)    (3,127)       (28)    (2,466)    (4,373)    (3,106)     (2,974)
Other income (expense), net...........................      (610)      (763)       (42)        55         60        113      (1,986)
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Earnings (loss) before income taxes...................    (8,562)   111,711    (10,685)   (38,467)   (10,201)   (13,211)      4,454
Income tax expense (benefit)..........................    (1,988)    43,185     (3,787)   (13,336)    (3,234)    (4,310)      2,191
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Net earnings (loss)...................................   $(6,574)    68,526     (6,898)   (25,131)    (6,967)    (8,901)      2,263
                                                       ========== ========== ========== ========== ========== ========== ===========
Earnings (loss) per share(8)..........................    $(0.07)      0.78      (0.08)     (0.29)     (0.08)     (0.10)       0.02
Weighted average number of shares outstand-

                                                          16


ing(8)................................................    88,158     88,158     88,158     88,158     88,158     88,158      93,945
Other Financial Data:
EBITDA(9).............................................     $(855)      (824)    (6,338)   (26,007)     6,912     (2,742)     11,246
Net cash provided by (used in) operating activities...    $1,377     (7,125)     3,306    (56,635)    32,524     (9,340)    (60,072)
Net cash provided by (used in) investing activities...  $(11,202)   107,496    (41,712)   (58,858)   (52,622)   (44,353)   (196,304)
Net cash provided by (used in) financing activities...   $11,549    (95,659)    34,264    113,940     25,519     56,338     436,202
Capital expenditures(10)..............................   $11,000      3,794     40,926     48,732     85,842     49,573     271,332
Ratio of earnings to fixed charges(11)................        -        5.68         -          -          -          -           -

                                       As of December 31, 1996          As of September 30, 1997
                                       -----------------------          ------------------------
Operating Data:
Route miles of conduit installed......                   3,650               7,900
Route miles of dark fiber installed...                   1,800               2,800
Route miles of lit fiber installed....                     900               2,800
Switches..............................                       5                   5
Minutes of Use(12)....................             382,000,000         433,000,000

                                                         As of December 31,            As of September 30,
                                             ----------------------------------------- ------------------
                                               1992    1993    1994    1995     1996     1996     1997
                                             ------- ------- ------- -------- -------- -------- --------
                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents................... $ 2,467   7,179   3,037    1,484    6,905    4,129  186,731
Property and equipment, net................. $34,628  23,666  63,009  114,748  186,535  154,389  444,816
Total assets................................ $52,735  60,754  89,489  184,178  264,259  225,520  908,478
Long-term debt, including current portion... $27,600   2,141  27,369   90,063  134,461  127,094  284,728
Total liabilities........................... $51,482  48,675  64,908  157,703  254,817  207,946  539,627
Total stockholders' equity.................. $ 1,253  12,079  24,581   26,475    9,442   17,574  368,851

 (1) In November 1993, the Company sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, the Company recognized a gain of approximately $126.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."
 (2) In July 1996, the Company sold the telecommunications service agreements of its dedicated line customer business on leased capacity to an unrelated third party for $5.5 million and had received $4.5 million of the purchase price in cash as of December 31, 1996. As a result of the sale, the Company recognized a gain of approximately $6.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
 (3) The Company acquired the Microwave System through its purchase of Qwest Transmission Inc. in January 1995, and the acquired company contributed $13.2 million to total revenue for the year ended December 31, 1995.
 (4) In 1996 and 1997, the Company entered into construction contracts for sales of dark fiber with Frontier, WorldCom and GTE whereby the Company agreed to sell dark fiber along the route of the Qwest Network for a purchase price of approximately $952.0 million. As a result of the activity under these agreements, the Company recorded Network Construction Services revenue of approximately $121.0 million in 1996 and approximately $374.0 million in the nine months ended September 30, 1997. See "Business-The Qwest Network-Dark Fiber Sales."
 (5) Selling, general and administrative expenses include the following nonrecurring expenses incurred by the Company: (i) $5.6 million in 1993 to provide for the transfer of customers to leased capacity as a result of the 1993 Capacity Sale; (ii) $2.0 million in 1994 to relocate its corporate headquarters from San Francisco to Denver and consolidate its administrative functions in Denver; and (iii) $1.6 million and $2.6 million for the nine months ended September 30, 1996 and the twelve months ended December 31, 1996, respectively, to restructure its operations, including the direct sales group.
 (6) Growth Share Plan expenses reflect compensation expense related to the estimated increase in the value of the growth shares outstanding. Upon completion of the Initial Public Offering in June 1997, certain Growth Shares vested in full, which resulted in the issuance in July 1997 of 1,295,766 shares of Common Stock, net of cash payments of approximately $21.9 million related to tax withholdings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management-Growth Share Plan" and note 15 to the Consolidated Financial Statements of the Company.

 (7) In March 1997, the Company sold certain contract rights related to the
     1993 Capacity Sale for $9.0 million. As of September 30, 1997, the Company has received $9.0 million in consideration and has reduced its liability for associated costs by approximately $0.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
 (8) Earnings (loss) per share and weighted average number of shares outstanding are adjusted to reflect an increase in the authorized capital stock of Qwest and a stock dividend of 86,490,000 shares effected prior to the Initial Public Offering.
 (9) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, certain nonrecurring expenses described in note 5 above, gain on sale of contract rights in 1997, gain on sale of telecommunications service agreements in 1996 and gain on the 1993 Capacity Sale (which are nonrecurring). EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $20.0 million, $1.8 million and $1.1 million for the years ended December 31, 1996, 1993 and 1992, respectively, and $80.6 million for the nine months ended September 30,1997.
(10) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.
(11) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, plus preferred stock dividends on preferred stock of QCC (increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements). The Company had a deficiency of earnings to fixed charges of $6.7 million and $14.8 million in the nine month periods ended September 30, 1997 and 1996, respectively, and $12.6 million, $40.3 million, $11.0 million and $14.5 million in 1996, 1995, 1994 and 1992, respectively. Excluding the effect of the gains arising from the sale of contract rights in 1997, telecommunications service agreements in 1996 and the 1993 Capacity Sale, the deficiency of earnings would have been $16.0 million in the nine month period ended September 30, 1997, and $18.7 million and $27.6 million in 1996 and 1993, respectively.
(12) Represents total minutes of use for the year ended December 31, 1996 and the nine months ended September 30, 1997.


                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer.

Consequences of Failure to Exchange Old Notes

  The Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution," "Description of the Notes--Exchange Offer; Registration Rights," and "The Exchange Offer--Consequences of Failure to Exchange."

Absence of Public Market

  The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were resold by the Initial Purchasers to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market and the Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. Although the Initial Purchasers are making a market in the Old Notes and have advised the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not currently intend to apply for listing of the Old Notes or the Exchange Notes on a national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. To the extent that a market for the Notes does develop, the market value of the Notes will depend upon many factors, including prevailing interest rates, market conditions, yields on alternative investments, general economic conditions, the Company's financial condition and results of operations and other conditions. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruptions.

Risks Related to Completing the Qwest Network; Increasing Traffic Volume

  The Company's ability to achieve its strategic objective will depend in large part upon the successful, timely and cost-effective completion of the Qwest Network, as well as on achieving substantial traffic volumes on the Qwest Network. The construction of the Qwest Network will be affected by a variety of factors, uncertainties and contingencies. Many of these factors are beyond the Company's control. There can be no assurance that the entire Qwest Network will be completed as planned for the costs and in the time frame currently estimated. Although the Company believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the Qwest Network will not substantially exceed current estimates. In addition, the Company must substantially increase its current traffic volume in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Qwest Network. There can be no assurance that the Company will be able to achieve such increased traffic volume. See "-Competition" and "-Pricing Pressures and Industry Capacity."

  The successful and timely completion of the Qwest Network will depend, among other things, upon the Company's ability to manage effectively and cost efficiently the construction of the route segments and obtain additional rights-of-way. Successful construction of the Qwest Network also will depend upon the timely performance by third-party contractors of their obligations. There can be no assurance that the Company will successfully manage construction or acquire the remaining necessary rights-of-way.

  Any of the foregoing may significantly delay or prevent completion of the Qwest Network, which would have a material adverse effect on the Company's financial condition and results of operations including its ability to pay the principal of and interest on the Notes.

Operating Losses and Working Capital Deficits

  The Company's operations have generated operating losses in recent years and insufficient cash flow to enable it to meet its debt service requirements, capital expenditures and other cash needs. The Company had net income of approximately $2.3 million for the nine months ended September 30, 1997 and a net loss of approximately $7.0 million for the year ended December 31, 1996; and the Company had an accumulated deficit of approximately $44.2 million as of September 30, 1997. Although the Company had positive working capital of approximately $221.1 million as of September 30, 1997, the Company expects to incur approximately $769.4 million of total capital expenditures for the remainder of the year ending December 31, 1997 and the year ending December 31, 1998. However, the Company had working capital deficits for each of the past five fiscal years. See the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus. Any future working capital deficits would limit the Company's cash resources, resulting in reduced liquidity. There can be no assurance that the Company will be able to achieve or sustain operating profitability to pay the principal of and interest on the Notes. The Company may require additional capital in order to offset operating losses and working capital deficits and to support its strategic objective.

High Leverage; Ability to Service Indebtedness

  The Company is highly leveraged. As of September 30, 1997, the Company had approximately $284.7 million of long-term debt (including the current portion thereof) and stockholders' equity of approximately $368.9 million. As of September 30, 1997, on a pro forma basis, as if the acquisition of SuperNet had been consummated at that date and as adjusted to give effect to the issuance of the Old Notes, the Company would have had approximately $636.1 million of long-term debt (including the current portion thereof), and a debt-to-equity ratio of 1.7 to 1.0. The Indenture and certain debt instruments to which Qwest's subsidiaries are parties limit but do not prohibit the incurrence of additional indebtedness by the Company, and the Company expects additional indebtedness to be incurred by Qwest or its subsidiaries in the future. However, there can be no assurance that the Company will be successful in obtaining additional borrowings when required, or that the terms of such indebtedness will not impair the ability of the Company to develop its business.

  The Company's ability to pay the principal of and interest on its indebtedness will depend upon the Company's future performance, which is subject to a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the Company will generate sufficient cash flow in the future to enable it to meet its anticipated debt service requirements (including those with respect to the Notes). Although the Company currently anticipates that it will repay the Notes at maturity with cash flow from operations, there can be no assurance in this regard. Failure to generate sufficient cash flow may impair the Company's ability to obtain additional equity or debt financing or to meet its debt service requirements, including the payment obligations under the Notes. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion thereof. There can be no assurance that the Company would be able to renegotiate successfully such terms or refinance its indebtedness when required or that the terms of any such refinancing would be acceptable to management. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider other options such as the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under the law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's leverage could result in adverse consequences to the holders of the Notes. Such consequences may include, among other things: (i) the cash generated by the Company's operations may be insufficient to meet the payment obligations on the Notes, in addition to paying other indebtedness and obligations of the Company and its subsidiaries as they become due; (ii) the Company's ability to obtain any necessary financing in the future for completion of the Qwest Network or other purposes may be impaired; (iii) certain of the future borrowings by Qwest or its subsidiaries may be at variable rates of interest that could cause Qwest to be vulnerable to increases in interest rates;
(iv) future indebtedness of Qwest's subsidiaries may mature prior to the maturity of the Notes; (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage; and (vi) the Company's vulnerability to the effects of general economic downturns or to delays or increases in costs of constructing the Qwest Network will be increased. In addition, the Indenture and other debt instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operating and financial flexibility of the Company and its subsidiaries.

Holding Company Structure; Effective Subordination of the Notes

  Qwest is a holding company with no material assets other than the stock of its subsidiaries, and the Notes will be obligations exclusively of Qwest. The Notes are unsecured and rank pari passu in right of payment with all existing and future senior unsecured indebtedness and trade payables of Qwest, including the Senior Notes. Because Qwest's operations are conducted through its subsidiaries, Qwest's cash flow and its ability to meet its own obligations, including payment of interest and principal obligations on the Notes, are dependent upon the earnings of such subsidiaries and the distributions of those earnings to Qwest, or upon loans or other payments of funds made by such subsidiaries to Qwest. Existing debt agreements of Qwest's subsidiaries impose, and future debt instruments of Qwest's subsidiaries likely will impose, significant restrictions that affect, among other things, the ability of Qwest's subsidiaries to pay dividends or make other distributions or loans and advances to Qwest. The ability of Qwest's subsidiaries to pay dividends and make other distributions also will be subject to, among other things, applicable state laws. See "Description of Certain Indebtedness."

  The operating assets of the Company are owned by Qwest's subsidiaries, effectively subordinating the Notes to all existing and future indebtedness, trade payables and other obligations of Qwest's subsidiaries. Therefore, Qwest's rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that Qwest may itself be a creditor with recognized claims against the subsidiary, in which case the claims of Qwest would still be effectively subordinated to any security interests in or mortgages or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by Qwest. As of September 30, 1997, on a pro forma basis as if the acquisition of SuperNet had been consummated as of that date and as adjusted to give effect to the issuance of the Notes, the total liabilities of Qwest's subsidiaries (after elimination of loans and advances by Qwest to its subsidiaries) would have been approximately $292.8 million, of which approximately $26.1 million in indebtedness was secured by certain assets of the borrowers. In addition, as of September 30, 1997, the Company had future obligations of approximately $43.6 million under long-term non-cancelable operating leases, capacity service agreements and right-of-way agreements requiring future minimum lease payments through the year 2028, assuming the Company exercises its option, relative to certain rights-of-way, to make discounted lump-sum payments in lieu of the annual payments the Company is currently making. If the Company were to continue making such annual payments, the total amount of payments for the minimum commitment would increase by approximately $53.8 million. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by Qwest and its subsidiaries. Therefore, both Qwest and its subsidiaries will retain the ability to incur substantial additional indebtedness and lease obligations, and the Company expects that it or its subsidiaries will incur substantial additional indebtedness in the future. See "Description of the Notes-Certain Covenants."

  A portion of the assets of Qwest's subsidiaries is encumbered by mortgages or other security interests or liens, including purchase money equipment financings. Qwest expects that future indebtedness incurred by its subsidiaries also may be secured. As a result, any claims of Qwest against its subsidiaries will be effectively subordinated to indebtedness secured by the mortgages or other security interests or liens on the assets of such subsidiaries, which could have material consequences to holders of the Notes. Such security may include substantially all of the fixed assets of Qwest's subsidiaries. The value of a substantial portion of such fixed assets is derived from employing such assets in a telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by secured creditors on the assets of Qwest's subsidiaries, creditors would likely seek to sell the business as a going concern in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the necessity to obtain approval of the sale from the applicable regulatory authorities and compliance with other applicable governmental regulations.

Competition

  The telecommunications industry is highly competitive. Many of the Company's existing and potential competitors in the Carrier Services, Commercial Services and Network Construction Services markets have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 (the "Telecom Act of 1996") could give rise to significant new competitors to the Company.

     The success of the Company's business plan depends in large part on significant increases in its share of the Carrier Services and Commercial Services markets in the medium and long term. In the Carrier Services market, the Company's primary competitors are other carrier service providers. Within the Carrier Services market, the Company competes with large and small facilities-based interexchange carriers. For high volume capacity services, the Company competes primarily with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, which recently made an unsolicited exchange offer for MCI). The Company is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. Upon completion of the Qwest Network, each of Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. As publicly announced, the scope of that competitor's network is less than that of the Company. Nevertheless it is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. The Company also sells switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. The Company competes in the Carrier Services market on the basis of price, transmission quality, network reliability, and customer service and support. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. In the Commercial Services market, the Company's primary competitors include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. In October 1997 MCI and WorldCom announced a proposed merger. The impact on the Company of such a merger or other consolidation in the industry is uncertain. In addition, the Telecom Act of 1996 will allow the RBOCs and others to enter the long distance market. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in its Commercial Services markets. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to pay the principal of and interest on the Notes. See "-Rapid Technological Changes."

Dependence on Significant Customers

  The Company has substantial business relationships with a few large customers. During 1996 and the first nine months of 1997, the Company's top 10 customers accounted for approximately 69.3% and 86.3%, respectively, of its consolidated gross revenue. Frontier, WorldCom and GTE accounted for 26.3%, 27.8% and 0.0% of such revenue, respectively, in 1996 and 33.4%, 6.3% and 36.9% of such revenue in the first nine months of 1997, respectively, attributable primarily to construction contracts for the sale of dark fiber to these customers that extend through 1998 or into 1999 pursuant to the applicable contract. In 1997, the Company entered into two substantial construction contracts for the sale of dark fiber to GTE. The Frontier and GTE contracts provide for reduced payments and varying penalties for late delivery of route segments, and allow the purchaser, after expiration of substantial grace periods (ranging generally from 12 to 18 months depending on the reason for late delivery and the segment affected), to delete such non-delivered segment from the system route to be delivered. See "Business-The Qwest Network-Dark Fiber Sales." A default by any of the Company's dark fiber purchasers would require the Company to seek alternative funding sources for capital expenditures. A significant reduction in the level of services the Company provides for any of its large customers could have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company's business plan assumes increased revenue from its Carrier Services operations to fund the expansion of the Qwest Network. Many of the Company's customer arrangements are subject to termination on short notice and do not provide the Company with guarantees that service quantities will be maintained at current levels. The Company is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, there can be no assurance that any of the Company's Carrier Services customers will increase their use of the Company's services, or will not reduce or cease their use of the Company's services, which could have a material adverse effect on the Company's ability to fund the completion of the Qwest Network.

Managing Rapid Growth

  Part of the Company's strategy is to achieve rapid growth by completing the Qwest Network and using the Qwest Network to exploit opportunities expected to arise from regulatory and technological changes and other industry developments. As a result of its strategy, the Company is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company. The Company's ability to manage its expansion effectively will depend on, among other things: (i) expansion, training and management of its employee base, including attracting and retaining highly skilled personnel; (ii) expansion and improvement of the Company's customer interface systems and improvement or cost-effective outsourcing of the Company's operational and financial systems; (iii) development, introduction and marketing of new products, particularly in Commercial Services; and (iv) control of the Company's expenses related to the expansion of Carrier Services and Commercial Services. Failure of the Company to satisfy these requirements, or otherwise manage its growth effectively, would have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to pay the principal of and interest on the Notes.

Pricing Pressures and Industry Capacity

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since shortly after the AT&T divestiture in 1984. Although the Company believes that, in the last several years, increasing demand has resulted in a shortage of capacity and slowed the decline in prices, the Company anticipates that prices for Carrier Services and Commercial Services will continue to decline over the next several years due primarily to (i) installation by the Company and its competitors (certain of whom are expanding capacity and constructing or considering new networks) of fiber that provides substantially more transmission capacity than will be needed over the short or medium term, since the cost of fiber is a relatively small portion of construction cost, (ii) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and (iii) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain RBOCs, that increase the parties' purchasing power. Also, the Company's existing construction contracts for the sale of dark fiber and other potential contracts or arrangements with other carriers will increase supply and may lower prices for traffic on the Qwest Network. Such pricing pressure could have a material adverse effect on the business of the Company and on its financial condition and results of operations including its ability to complete the Qwest Network successfully and its ability to pay the principal of and interest on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Rapid Technological Changes

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. While the Company believes that for the foreseeable future technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to pay the principal of and interest on the Notes.

Need to Obtain and Maintain Rights-of-Way

  Although the Company already has right-of-way agreements covering approximately 94% of the Qwest Network, the Company must obtain additional rights-of-way and other permits to install underground conduit from railroads, utilities, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain all of its existing rights and permits or to obtain and maintain the additional rights and permits needed to implement its business plan on acceptable terms. Loss of substantial rights and permits or the ability to use such rights or the failure to enter into and maintain required arrangements for the Qwest Network could have a material adverse effect on the Company's business, financial condition and results of operations.

Regulation Risks

  The Company's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network
Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecom Act of 1996, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by Public Utility Commissions ("PUCs") and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within a state. Generally, the Company must obtain and maintain certificates of authority from regulatory bodies in most states where it offers intrastate services and must obtain prior regulatory approval of tariffs for its intrastate services in most of these jurisdictions.

  Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. All of the Company's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

  The Telecom Act of 1996 may have potentially significant effects on the operations of the Company. The Telecom Act of 1996, among other things, allows the RBOCs and the General Telephone Operating Companies to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial additional competition in Commercial Services and Carrier Services, affecting the Company and its customers, which may have a material adverse effect on the Company and such customers. However, the Company believes that entry by the RBOCs and other companies into the market will create opportunities for the Company to sell fiber or lease long distance high volume capacity.

  The Company monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although the Company believes that it is in compliance with such regulations, there can be no assurance that any such discharge, disposal or emission might not expose the Company to claims or actions that could have a material adverse effect on the Company. See "Regulation."

Reliance on Key Personnel

  The Company's operations are managed by a small number of key executive officers, the loss of any of whom could have a material adverse effect on the Company. The Company believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of the Company's financial, expansion, marketing and other objectives. See "Management."

Concentration of Voting Power; Potential Conflicts of Interest

  Philip F. Anschutz, a Director and Chairman of the Company, beneficially owns approximately 83.7% of the outstanding Common Stock. As a result, Mr. Anschutz has the power to elect all the directors of the Company and to control the vote on all other matters, including significant corporate actions. Certain conflicts may arise between the interests of the holders of the Notes and other indebtedness of the Company and Mr. Anschutz, as principal holder of the Company's common stock. Also, Mr. Anschutz is a director and holds approximately 5% of the stock of Union Pacific Railroad Company, subsidiaries of which own railroad rights-of-way on which a significant portion of the Qwest Network will be built. In recent years, the Company has relied upon capital contributions, advances and guarantees from its parent and affiliates. The Company intends to finance its own operations in the future through internally and externally generated funds without financial support from its parent. See "-Operating Losses and Working Capital Deficits" and "-High Leverage; Ability to Service Indebtedness."

Original Issue Discount; Possible Unfavorable Tax and Other Legal Consequences for Holders of Senior Discount Notes and for Qwest

     Because there will be no accrual of cash interest on the Notes prior to October 15, 2002 (subject to Qwest's option to elect to commence the accrual of cash interest on or after October 15, 2000), the Notes are issued with substantial amounts of original issue discount for United States federal income tax purposes. Consequently, purchasers of the Notes will generally be required to include the original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of the Notes) as interest income periodically in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the United States federal income tax consequences applicable to certain purchasers of the Notes.

  If a bankruptcy petition is filed by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (i) the initial offering price for the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."


                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER


The Old Notes were originally issued and sold on October 9, 1997 in an offering that was exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

As a condition to the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Agreement as of October 15, 1997.
Pursuant to the Registration Agreement, the Company agreed that it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes by January 13, 1998; (ii) use its best efforts to cause such Registration Statement to be declared effective under the Securities Act by March 14, 1998; and (iii) consummate an offer of the Exchange Notes in exchange for surrender of the Old Notes by April 13, 1998. A copy of the Registration Agreement has been filed as an exhibit to the Registration
Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 ofthe Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers inconnection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange any and all Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Noteswill not be entitled to certain rights of holders of Old Notes under theRegistration Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture.

  As of the date of this Prospectus, an aggregate of $555,890,000 in principal amount at maturity of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about _______, 1997, to all holders of Old Notes known to the Company.

  Holders of the Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. See "Description of the Notes--Exchange Offer; Registration Rights."

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions of the Exchange Offer." The Company will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book- Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee and who wishes to tender should contact such registered holder of Old Notes promptly and instruct such registered holder of Old Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed power of attorney from the registered holder of Old Notes. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes whose acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering,  each holder will represent to the Company,  among other things,
(i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) at the time of the consummation of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act and is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "--Certain Conditions of the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, cash interest on the Exchange Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after October 15, 2000 and prior to October 15, 2002, in which case the outstanding principal amount at maturity of each Note will on such interest payment date be reduced to the Accreted Value of the Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old Note (see "Certain United States Federal Income Tax Considerations") and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old Note or, if no interest has been paid on such Old Note, from the date on which cash interest on such Old Note would begin to accrue. Consequently, holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes.

  In all cases, the issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry procedures described below, such non exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein prior to the Expiration Date, if because of any changes in law, or applicable interpretations thereof by the Commission, or because any action or proceeding is instituted or threatened in any court or governmental agency with respect to the Exchange Offer, the Company determines that it is not permitted to effect the Exchange Offer.

  Holders may have certain rights and remedies against the Company under the Registration Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer
Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes, stating that the tender is being made thereby and guaranteeing that within five trading days (on the Nasdaq Stock Market's National Market (the "Nasdaq National Market")) after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of

Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders  of Old Notes may be  withdrawn  at any time  prior to the  Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  Delivery To: Bankers Trust Company, Exchange Agent

              BY MAIL:                                  BY HAND:

     BT Services Tennessee, Inc.                  Bankers Trust Company
         Reorganization Unit                Corporate Trust and Agency Group
           P.O. Box 292737                      Receipt & Delivery Window
      Nashville, TN 37229-2737              123 Washington Street, 1st Floor
                                                   New York, NY 10006
                            For information, call:
                                (800) 735-7777
                            Confirm: (615) 835-3572
                              Fax: (615) 835-3701

                         BY OVERNIGHT MAIL OR COURIER:

                          BT Services Tennessee, Inc.
                       Corporate Trust and Agency Group
                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211

  DELIVERY  OF A LETTER OF  TRANSMITTAL  TO AN  ADDRESS  OTHER THAN AS SET FORTH
ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer of approximately $245,000 will be paid by the Company.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

REGULATORY MATTERS

  The Company is not aware of any governmental or regulatory approvals that are required in order to consummate the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Certain United States Federal Income Tax Considerations."

  The Old Notes that are not exchanged for the Exchange Notes pursuant to the

Exchange Offer will remain restricted securities. Accordingly, such Old Notes may only be offered, sold, pledged or otherwise transferred (A)(i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act ("Rule 144A") in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) and (B) in accordance with all applicable securities laws of the states of the United States. Under certain circumstances, the Company is required to file a Shelf Registration Statement. See "Description of the Notes--Exchange Offer; Registration Rights."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

     In the event of a Registration Default (as hereinafter defined), additional interest ("Liquidated Interest") will accrue on the Notes (in addition to the stated interest on the Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Interest will be payable in cash semiannually in arrears each April 15 and October 15, at a rate per annum equal to 0.50% of the principal amount at maturity of the Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount at maturity of the Notes at the end of each subsequent 90-day period, but in no event shall such rates exceed 2.0% per annum in the aggregate regardless of the number of
Registration Defaults. See "Description of the Notes--Exchange Offer; Registration Rights."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the issuance of the Exchange Notes or the consummation of the Exchange Offer or any sale of Exchange Notes to any broker-dealer.

                                CAPITALIZATION


  The following table sets forth as of September 30, 1997 (i) the historical consolidated capitalization of the Company, and (ii) the pro forma capitalization of the Company as adjusted to give effect to the issuance of the Old Notes and assuming the acquisition of SuperNet had occurred on September 30, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus.

                               September 30, 1997
                                                         -----------------------

                                                           Actual   Pro Forma(1)
                                                          --------- ------------
                                 (in thousands)
Current portion of long-term debt.......................   $15,782     $ 16,688
                                                          ========= ============
Senior Notes............................................   250,000      250,000
Senior Discount Notes...................................        -       349,999
Other long-term debt....................................    18,946       19,400
                                                          --------- ------------
Total long-term debt (excluding current portion)........   268,946      619,399
                                                          --------- ------------
Stockholders' equity
Preferred stock, $.01 par value; 25,000,000 shares
authorized; no shares issued and outstanding............        -            -
Common stock, $.01 par value; 400,000,000 shares
authorized; 103,320,766 shares issued and
outstanding(2)..........................................     1,033        1,033
Additional paid-in capital..............................   412,005      412,005
Accumulated deficit.....................................   (44,187)     (44,187)
                                                          --------- ------------
Total stockholders' equity..............................   368,851      368,851
                                                          --------- ------------
Total capitalization....................................  $637,797     $988,250
                                                          ========= ============

------
(1) For additional information concerning the pro forma adjustments, see the unaudited Pro Forma Consolidated Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.
(2) 10,000,000 of the authorized shares of Common Stock are reserved for issuance under the Equity Incentive Plan, 2,000,000 of the authorized shares of Common Stock are reserved for issuance under the Growth Share Plan and 4,300,000 of the authorized shares of Common Stock are reserved for issuance under the warrant issued to Anschutz Family Investment Company LLC. See
    "Management-Equity Incentive Plan," "Management-Growth Share Plan" and "Certain Transactions."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1996 have been taken or derived from the historical audited Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial data as of the end of and for the nine months ended September 30, 1997 and 1996 have been taken or derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position as of the end of and results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. Consolidated Financial Statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and unaudited interim financial statements as of the end of and for the nine months ended September 30, 1997 and 1996 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and unaudited interim financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.


                                                                                                                    Nine Months
                                                                      Year Ended December 31,                    Ended September 30,
                                                       ------------------------------------------------------ ----------------------
                                                          1992       1993       1994       1995       1996       1996       1997
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
                                                                                      (in thousands)
Statement of Operations Data:
Revenue:
Carrier services(1)(2)(3).............................   $41,561     53,064     50,240     67,789     57,573     45,106      39,062
Commercial services...................................        -         969      8,712     20,412     34,265     25,475      38,033
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
                                                          41,561     54,033     58,952     88,201     91,838     70,581      77,095
Network construction services(4)......................    11,751     15,294     11,921     36,901    139,158     59,255     413,226
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Total revenue.........................................    53,312     69,327     70,873    125,102    230,996    129,836     490,321
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Operating expenses:
Telecommunications services...........................    31,557     41,240     48,239     81,215     80,368     62,399      65,310
Network construction services.........................     9,730     15,515      9,369     32,754     87,542     37,661     282,472
Selling, general and administrative(5)................    10,270     15,622     21,516     37,195     45,755     34,230      59,987
Growth share plan(6)..................................     2,000      2,600         -          -      13,100         -       69,320
Depreciation and amortization.........................     5,020      5,270      2,364      9,994     16,245     11,890      13,114
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Total operating expenses..............................    58,577     80,247     81,488    161,158    243,010    146,180     490,203
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Income (loss) from operations.........................    (5,265)   (10,920)   (10,615)   (36,056)   (12,014)   (16,344)        118
Gain on sale of contract rights(7)....................        -          -          -          -          -          -        9,296
Gain on sale of telecommunications service
agreements(2).........................................        -          -          -          -       6,126      6,126          -
Gain on sale of network(1)............................        -     126,521         -          -          -          -           -
Interest income (expense), net........................    (2,687)    (3,127)       (28)    (2,466)    (4,373)    (3,106)     (2,974)
Other income (expense), net...........................      (610)      (763)       (42)        55         60        113      (1,986)
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Earnings (loss) before income taxes...................    (8,562)   111,711    (10,685)   (38,467)   (10,201)   (13,211)      4,454
Income tax expense (benefit)..........................    (1,988)    43,185     (3,787)   (13,336)    (3,234)    (4,310)      2,191
                                                       ---------- ---------- ---------- ---------- ---------- ---------- -----------
Net earnings (loss)...................................   $(6,574)    68,526     (6,898)   (25,131)    (6,967)    (8,901)      2,263
                                                       ========== ========== ========== ========== ========== ========== ===========
Earnings (loss) per share(8)..........................    $(0.07)      0.78      (0.08)     (0.29)     (0.08)     (0.10)       0.02
Weighted average number of shares outstand-
ing(8)................................................    88,158     88,158     88,158     88,158     88,158     88,158      93,945
                                                       ========== ========== ========== ========== ========== ========== ===========



Other Financial Data:
EBITDA(9).............................................     $(855)      (824)    (6,338)   (26,007)     6,912     (2,742)     11,246
Net cash provided by (used in) operating activities...    $1,377     (7,125)     3,306    (56,635)    32,524     (9,340)    (60,072)
Net cash provided by (used in) investing activities...  $(11,202)   107,496    (41,712)   (58,858)   (52,622)   (44,353)   (196,304)
Net cash provided by (used in) financing activities...   $11,549    (95,659)    34,264    113,940     25,519     56,338     436,202
Capital expenditures(10)..............................   $11,000      3,794     40,926     48,732     85,842     49,573     271,332
Ratio of earnings to fixed charges(11)................        -        5.68         -          -          -          -           -

                                                         As of December 31,            As of September 30,
                                             ----------------------------------------- ------------------
                                               1992    1993    1994    1995     1996     1996     1997
                                             ------- ------- ------- -------- -------- -------- --------
                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents................... $ 2,467   7,179   3,037    1,484    6,905    4,129  186,731
Property and equipment, net................. $34,628  23,666  63,009  114,748  186,535  154,389  444,816
Total assets................................ $52,735  60,754  89,489  184,178  264,259  225,520  908,478
Long-term debt, including current portion... $27,600   2,141  27,369   90,063  134,461  127,094  284,728
Total liabilities........................... $51,482  48,675  64,908  157,703  254,817  207,946  539,627
Total stockholders' equity.................. $ 1,253  12,079  24,581   26,475    9,442   17,574  368,851

(1) After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, the Company recognized a gain of approximately $126.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."
(2) In July 1996, the Company sold the telecommunications service agreements of its dedicated line customer business on leased capacity to an unrelated third party for $5.5 million and had received $4.5 million of the purchase price in cash as of December 31, 1996. As a result of the sale, the Company recognized a gain of approximately $6.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) The Company acquired the Microwave System through its purchase of Qwest Transmission Inc. in January 1995, and the acquired company contributed $13.2 million to total revenue for the year ended December 31, 1995.
(4) In 1996 and 1997, the Company entered into construction contracts for the sale of dark fiber with Frontier, WorldCom and GTE whereby the Company agreed to sell dark fiber along the route of the Qwest Network for a purchase price of approximately $952.0 million. As a result of the activity under these agreements, the Company recorded Network Construction Services revenue of approximately $121.0 million in 1996 and approximately $374.0 million in the nine months ended September 30, 1997. See "Business-The Qwest Network-Dark Fiber Sales."
(5) Selling, general and administrative expenses include the following nonrecurring expenses incurred by the Company: (i) $5.6 million in 1993 to provide for the transfer of customers to leased capacity as a result of the 1993 Capacity Sale; (ii) $2.0 million in 1994 to relocate its corporate headquarters from San Francisco to Denver and consolidate its administrative functions in Denver; and (iii) $1.6 million and $2.6 million for the nine months ended September 30, 1996 and the twelve months ended December 31, 1996, respectively, to restructure its operations, including the direct sales group.
(6) Growth Share Plan expenses reflect compensation expense related to the estimated increase in the value of the growth shares outstanding. Upon completion of the Initial Public Offering in June 1997, certain Growth Shares vested in full, which resulted in the issuance in July 1997 of 1,295,766 shares of Common Stock, net of cash payments of approximately $21.9 million related to tax withholdings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management-Growth Share Plan" and note 15 to the Consolidated Financial Statements of the Company.
(7) In March 1997, the Company sold certain contract rights related to the 1993 Capacity Sale for $9.0 million. As of September 30, 1997, the Company has received $9.0 million in consideration and has reduced its liability for associated costs by approximately $0.7 million. See "Management's
    Discussion and Analysis of Financial Condition and Results of Operations."
(8) Earnings (loss) per share and weighted average number of shares outstanding are adjusted to reflect an increase in the authorized capital stock of Qwest and a stock dividend of 86,490,000 shares effected prior to the Initial Public Offering.
(9) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, certain nonrecurring expenses described in note 5 above, gain on sale of contract rights in 1997, gain on sale of telecommunications service agreements in 1996 and gain on the 1993 Capacity Sale (which are nonrecurring). EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $20.0 million, $1.8 million and $1.1 million for the years ended December 31, 1996, 1993 and 1992, respectively, and $80.6 million for the nine months ended September 30, 1997.
(10) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.
(11) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, plus preferred stock dividends on preferred stock of QCC (increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements). The Company had a deficiency of earnings to fixed charges of $6.7 million and $14.8 million in the nine month periods ended September 30, 1997 and 1996, respectively, and $12.6 million, $40.3 million, $11.0 million and $14.5 million in 1996, 1995, 1994 and 1992, respectively. Excluding the effect of the gains arising from the sale of contract rights in 1997, telecommunications service agreements in 1996 and the 1993 Capacity Sale, the deficiency of earnings would have been $16.0 million in the nine month period ended September 30, 1997, and $18.7 million and $27.6 million in 1996 and 1993, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and unaudited interim financial statements and the notes thereto, appearing elsewhere in this Prospectus.

Overview

  The Company is a facilities-based provider of communications services to interexchange carriers and other telecommunications entities (Carrier Services), businesses and consumers (Commercial Services) and constructs and installs fiber optic communications systems for interexchange carriers and other telecommunications entities, as well as for its own use (Network Construction Services). The Company is expanding its existing long distance network into the Qwest Network, an approximately 16,000 route mile coast-to-coast, technologically advanced, fiber optic telecommunications network. Management believes that the Qwest Network will position the Company to take advantage of the rapidly growing demand for data transmission, multimedia and long haul voice capacity.

  Founded in 1988 as Southern Pacific Telecommunications Company, a subsidiary of Southern Pacific Transportation Company ("Southern Pacific"), the Company began operations by constructing fiber optic conduit systems along Southern Pacific's railroad rights-of-way primarily for major long distance carriers in exchange for cash and capacity rights. Since then, the Company has used its construction operations as a platform to expand into the business of providing telecommunications services. In 1995, the Company enhanced its ability to provide telecommunications services by acquiring the Microwave System through its purchase of Qwest Transmission Inc. for $18.8 million and by completing and activating the Cal-Fiber system. The Company derives its revenue from Carrier Services, Commercial Services and Network Construction Services.

  In October 1997, Qwest and NEWSUPERNET (NSN) consummated an agreement whereby Qwest acquired from NSN all of the issued and outstanding shares of capital stock of NSN's then wholly-owned subsidiary, SuperNet, Inc. (SuperNet), and the capital stock of SuperNet issued at the closing of the acquisition, for $20.0 million in cash. The acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

  Carrier Services. Carrier Services provide high volume and conventional dedicated line services over the Company's owned capacity and switched services over owned and leased capacity to interexchange carriers and other telecommunications providers. The Company entered the Carrier Services market in 1988 by marketing and providing dedicated line services to other carriers using the long distance capacity that it had received under construction contracts to build conduit systems principally for MCI. Through the acquisition of a carrier's carrier in 1990, the Company increased its presence in the Carrier Services market and expanded its geographic coverage of digital dedicated line services to other long distance companies. The Company sold substantially all of its owned capacity rights and related equipment in 1993 in exchange for $185.0 million and the right to use excess capacity free of charge to provide service to its dedicated line customers for the twelve-month period following the date of the sale (the "1993 Capacity Sale"). As a result of this arrangement, the Company's cost of providing dedicated line services to its carrier customers as a percentage of revenue was lower in 1994 than in subsequent years. When this arrangement expired, the cost of providing dedicated line services on a resale basis became substantially greater than the cost of providing dedicated line services over the Company's owned network. The Company sold its resale dedicated line services in July 1996 to another long distance company, retaining primarily those dedicated line customers it serviced on its owned network. As a result of this transaction, the Company experienced a reduction in revenue in 1996 and the first nine months of 1997 compared with prior periods; however, the Company expects to increase Carrier Services gross margins upon completion of segments of the Qwest Network as additional owned capacity becomes available and the Company expands its Carrier Services customer base through increased sales and marketing efforts.

  Revenues from Carrier Services are derived from high volume capacity services, dedicated line services and switched services. The Company provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenues from carrier customers that are billed on a minutes-of-use basis have the potential to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by the Company and its competitors. The Company, however, has not experienced significant fluctuations to date. For the nine months ended September 30, 1997 and year ended December 31, 1996, the Company's five largest carrier customers accounted for approximately 41.3% and 35.0% of Carrier Services revenue, respectively.

  Commercial Services. Commercial Services provide long distance voice, data and video services to businesses and consumers. The Company entered the Commercial Services market in June 1993 by offering and selling switched services principally to small- and medium-sized businesses using one switch located in Dallas, Texas. The Company added switching capacity late in 1995 and during 1996 in Denver, Los Angeles, Tampa, and Indianapolis. The Company anticipates adding more switching capacity to the Qwest Network as it becomes operational and as minutes of traffic increase. The Company plans to build on its Carrier Services experience to expand its presence in the Commercial Services market by developing its distinctive "ride the light" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  Revenue from Commercial Services is recognized primarily on a minutes-of-use basis. Commercial Services has generated revenue using three primary sales channels: direct mail, agent and telemarketing. The Commercial Services market is highly competitive and generally subject to significant customer attrition. The Company's attrition rates vary by product line and sales channel, and the Company typically has experienced an average monthly attrition rate ranging from 4% to 9%. The average attrition rate for the nine months ended September 30, 1997 has been consistent with historical rates. In September 1997, the Company entered into an arrangement with a third party under which they will jointly define and test new broadband business multimedia services. The Company has also entered into marketing agreements in September 1997 with two additional third parties. Under one of these agreements, the third party, a marketing company that wholesales and retails telecommunications products on a national basis, will be an authorized sales representative of Qwest, marketing the Company's long-distance products through affinity groups. Under the second of these agreements, the Company will offer its One Plus and Calling Card services (with competitive international pricing for both) to utilities across the nation along with other services provided by the third party under its Simple ChoiceSM brand name.

  Network Construction Services. Network Construction Services consist of the construction and installation of fiber optic communication systems for interexchange carriers and other telecommunications providers, as well as for the Company's own use. The Company began operations in 1988 constructing fiber optic conduit systems primarily for major long distance carriers in exchange for cash and capacity rights. In 1996, the Company entered into major construction contracts for the sale of dark fiber to Frontier and WorldCom whereby the Company has agreed to install and provide dark fiber to each along the Qwest Network. The Company also entered into two substantial construction contracts with GTE in 1997 for the sale of dark fiber along the entire route of the Qwest Network. After completion of the Qwest Network, the Company expects that revenues from Network Construction Services will be less significant to the Company's operations. See "Business-The Qwest Network-Dark Fiber Sales."

  Revenues from Network Construction Services generally are recognized under the percentage of completion method as performance milestones relating to the contract are satisfactorily completed. Losses, if any, on uncompleted contracts are expensed in the period in which they are identified and any revisions to estimated profits on a contract are recognized in the period in which they become known.

  Pricing. The Company believes that prices in the telecommunication services industry will continue to decline as a result of reforms prompted by the Telecom Act of 1996 and reform of the rules governing access charges and international settlement rates. The Company also believes that such decreases in prices will be partially offset by increased demand for telecommunications services, and that the low cost base of the Qwest Network will give it a competitive advantage relative to its competitors.

  Operating Expenses. The Company's principal operating expenses consist of expenses for network construction incurred by Network Construction Services, telecommunications services, selling, general and administrative ("SG&A"), and depreciation and amortization. Expenses for Network Construction Services primarily consist of the costs to construct the Qwest Network, including conduit, fiber cable, construction crews and rights-of-way. Costs attributable to the construction of the Qwest Network for the Company's own use are capitalized.

  Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and operating costs. Since the Company currently provides dedicated line services only over its own network, the cost of providing these services generally does not include the cost of leased capacity or LEC access charges. Expenses for switched services, however, include these costs. The Company leases capacity from other carriers to extend its switched services for originating and terminating traffic beyond its own network boundaries. LEC access charges, which are variable, represent a significant portion of the total cost for switched services. Due in part to these costs, revenues from switched services have lower gross margins than revenues from dedicated line services provided by the Company. When the Qwest Network is completed and activated, the Company will be able to serve more customer needs over its own capacity on the Qwest Network. Furthermore, with additional switched traffic on the Qwest Network, the Company believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue.

  SG&A expenses include the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses.
Commercial services sales and marketing expenses has been incurred primarily through the use of its agent, telemarketing, and direct sales channels. The Company expects that increased SG&A will be necessary to realize the anticipated growth in revenue for Carrier Services and Commercial Services as the Company develops the Qwest Network. The Company is in the process of opening commercial sales offices in selected major geographic markets to implement the Company's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as the Company continues to recruit experienced telecommunications industry personnel to implement the Company's strategy. See "Management."

  The Company has a Growth Share Plan for certain of its employees and directors. Growth Share Plan expense, included in Operating Expenses, reflects the Company's estimate of compensation expense with respect to the Growth Shares issued to participants. A "Growth Share" is a unit of value based on the increase in value of the Company over a specified measuring period. Growth Shares granted under the Plan generally vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture. Participants receive their vested portion of the increase in value of the Growth Shares upon a triggering event, as defined, which includes the end of a growth share performance cycle. Upon completion of the Initial Public Offering in June 1997, certain Growth Shares vested in full and became payable, which resulted in substantial compensation expense under the Growth Share Plan in the second quarter of 1997. The Company issued 1,295,766 shares of Common Stock in July 1997, which were net of cash payments of amounts related to tax withholdings, in settlement of the accrued liability related to these Growth Shares. Effective with the Initial Public Offering, all holders of Growth Shares not vested by virtue of the Initial Public Offering have been granted nonqualified stock options under the Company's Equity Incentive Plan, and the value of their Growth Shares has been capped based upon the Initial Public Offering price of $22.00 per share. Compensation expense relating to these nonvested Growth Shares will be recognized over the remaining approximately four-year vesting period and is estimated to be up to approximately $27.7 million in total. Payment of the liability related to these Growth Shares is required to be paid in Common Stock, net of cash payments related to the tax withholdings. The Company does not anticipate any future grants under the Growth Share Plan.

  The Company has created a project team, including internal and external resources, that is in the process of identifying and addressing the impact on its operating and application software and products of problems and uncertainties related to the year 2000. The Company expects to resolve year 2000 compliance issues primarily through replacement and normal upgrades of its software and products, the cost of which replacements and upgrades are included in the Company's estimated capital expenditures for the remainder of 1997 and the year ended 1998. However, there can be no assurance that such replacements and upgrades can be completed on schedule and within the estimated costs. See "Risk Factors-Operating Losses and Working Capital Deficits."

Results of Operations

  The table set forth below summarizes the Company's percentage of revenue by source and operating expenses as a percentage of total revenues:

                                                                                Nine Months
                                         Year Ended December 31,            Ended September 30,
                                 ---------------------------------------   -------------------

                                  1992    1993    1994    1995    1996        1996    1997
                                 ------- ------- ------- ------- -------     ------- -------
Revenue:
Carrier services................   78.0%   76.5%   70.9%   54.2%   24.9%       34.7%    8.0%
Commercial services.............     -      1.4    12.3    16.3    14.8        19.6     7.8
                                 ------- ------- ------- ------- -------     ------- -------
                                   78.0    77.9    83.2    70.5    39.7        54.3    15.8
Network construction services...   22.0    22.1    16.8    29.5    60.3        45.7    84.2
                                 ------- ------- ------- ------- -------     ------- -------
Total revenue...................  100.0   100.0   100.0   100.0   100.0       100.0   100.0
Operating expenses:
Telecommunications services.....   59.2    59.5    68.1    64.9    34.8        48.1    13.3
Network construction services...   18.3    22.4    13.2    26.2    37.9        29.0    57.6
Selling, general and
administrative..................   19.2    22.5    30.4    29.7    19.8        26.4    12.2
Growth Share Plan...............    3.8     3.8      -       -      5.7          -     14.1
Depreciation and amortization...    9.4     7.6     3.3     8.0     7.0         9.1     2.8
                                 ------- ------- ------- ------- -------     ------- -------
Total operating expenses........  109.9%  115.8%  115.0%  128.8%  105.2%      112.6%  100.0%

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  The Company reported net income of $2.3 million in the nine months ended September 30, 1997 compared to a net loss of $8.9 million in the same period of the prior year. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, the Company's reported net income would have been approximately $46.6 million for the nine months ended September 30, 1997.

  Revenue. Total revenue increased $360.5 million, or 278%, during the nine months ended September 30, 1997 as compared to the corresponding period in 1996. Revenue from Network Construction Services increased $354.0 million, or 597%, during the nine months ended September 30, 1997 as compared to the corresponding period in 1996. The increase was due primarily to network construction revenue from dark fiber sales to WorldCom, GTE and Frontier. Carrier Services revenue decreased $6.0 million, or 13%, for the nine months ended September 30, 1997 compared with the corresponding period in 1996, primarily due to the Company's sale of its resale dedicated line services on leased capacity in July 1996. The sold business generated revenue of $18.8 million for the nine months ended September 30, 1996. Exclusive of this revenue, Carrier Services revenue increased $12.8 million, or 48%, during the nine months ended September 30, 1997, as compared to corresponding period of 1996. This increase in Carrier Services revenue was due primarily to increases in revenue from carrier switched services and carrier dedicated line services provided on the Qwest Network. Commercial Services revenue increased $12.6 million, or 49%, for the nine months ended September 30, 1997 as compared to the corresponding period in 1996. The increase was due primarily to growth in switched services provided to small- and medium-sized business and to consumers as a result of continued expansion of the Company's direct mail, agent and telemarketing sales channels.

  Operating Expenses. Total operating expenses increased $344.0 million, or 235%, during the nine months ended September 30, 1997 over the same period in 1996, due primarily to increases in telecommunication services, network construction services, SG&A, Growth Share Plan and depreciation and amortization expenses.

  Expenses for telecommunications services increased $2.9 million, or 5%, for the nine months ended September 30, 1997 compared to the corresponding period in the prior year. The growth in telecommunications service expenses was primarily attributable to the continued growth in switched services network engineering and operations, partially offset by the reduction in expenses resulting from the sale on July 1, 1996 of the Company's dedicated line services on leased capacity. Expenses for Network Construction Services increased $244.8 million, or 650%, in the nine months ended September 30, 1997 compared to the corresponding period in 1996 due to costs of construction contracts relating to increased dark fiber sales revenue.

  SG&A increased $25.8 million, or 75%, in the nine months ended September 30, 1997 compared to the corresponding period of 1996. The increase was due primarily to increases in expenses related to the following: the Company's direct mail sales program, the development of the Company's new brand identity, administrative and information services support of the Company's growth, and recruiting and hiring additional personnel. The Company anticipates that as it deploys the Qwest Network, expands its Carrier Services and Commercial Services, and initiates its direct sales operations, SG&A will continue to increase.

  The Company has estimated an increase in the value of Growth Shares primarily triggered by the Initial Public Offering in June 1997, and has recorded approximately $69.3 million of additional compensation expense in the nine months ended September 30, 1997. No expense was recognized in the nine months ended September 30, 1996, as there were no compensatory elements in that period. As discussed above, the Company anticipates total additional expense of up to approximately $27.7 million through the year 2002 in connection with this plan.

  The Company's depreciation and amortization expense increased $1.2 million, or 10%, during the nine months ended September 30, 1997 from the corresponding period in 1996. This increase resulted primarily from activating the Denver to Sacramento segment of the Qwest Network in late July 1997, purchases of additional equipment used in constructing the Qwest Network and purchases of other fixed assets to accommodate the Company's growth. The Company expects that depreciation and amortization expense will continue to increase in subsequent periods as the Company continues to activate additional segments of the Qwest Network and amortizes the goodwill acquired with the SuperNet purchase (discussed above).

  Interest and Other Income (Expense). Pursuant to the 1993 Capacity Sale, the Company obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser, under that agreement, sell the network. In the first quarter of 1997, the Company sold certain of these rights to the purchaser in return for $9.0 million in cash and the right to re-acquire certain terminal facilities.

  As previously discussed, the Company sold a portion of its dedicated line services in July 1996. During the transition of the service agreements to the buyer, the Company incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to the Company. A dispute arose with respect to the reimbursement of such costs and, as a result, the Company made a provision of approximately $2.0 million in the first quarter of 1997.

  During the nine months ended September 30, 1997 the Company's net interest and other expenses increased $2.0 million, as compared to the corresponding period of 1996. Interest expense, net, increased $3.9 million, or 78%, during the nine months ended September 30, 1997, as compared to the corresponding period of 1996. This increase was due primarily to interest expense related to the issuance of $250.0 million in principal amount of its 10-7/8% Senior Notes due 2007 (the Senior Notes) on March 31, 1997, partially offset by additional capitalized interest resulting from construction of the Qwest Network. Interest income increased by $4.0 million, or 211%, during the nine months ended September 30, 1997, attributable to the increase in cash equivalent balances, which resulted from the issuance of the Senior Notes and the Initial Public Offering. During the nine months ended September 30, 1997, the Company's other expense, net, increased $2.1 million, as compared to the corresponding period of 1996 due primarily to the provision for transition service costs described in the previous paragraph. The Company expects interest expense to grow in future periods due to the issuance in October 1997 of its 9.47% Senior Discount Notes (discussed below).

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate for the nine months ended September 30, 1997 was higher than the statutory federal rate as a result of

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permanent  differences between book and tax expense relating to the Growth Share
Plan. The Company's effective tax rate in the corresponding period of 1996 approximated the statutory federal rate.

  Net Loss. The Company realized net income of $2.3 million in the nine months ended September 30, 1997 compared to a net loss of $8.9 million in the corresponding period of 1996 as a result of the factors discussed above.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Total revenue increased $105.9 million, or 85%, to $231.0 million in 1996 from $125.1 million in 1995 due primarily to significantly higher revenue from Network Construction Services, as well as increased revenue from Commercial Services, offset in part by lower revenue from Carrier Services. Revenue from Network Construction Services increased $102.3 million, or 277%, to $139.2 million in 1996 from $36.9 million in 1995 due to network construction revenue from dark fiber sales of approximately $121.0 million to WorldCom and Frontier. Commercial Services revenue increased $13.9 million, or 68%, to $34.3 million in 1996 from $20.4 million in 1995. This increase is largely attributable to growth in switched services provided to small- and medium-sized businesses and consumers as a result of the expansion of the Company's agent, telemarketing and direct mail sales channels. Carrier Services revenue decreased $10.2 million, or 15%, to $57.6 million in 1996 from $67.8 million in 1995 primarily due to decreases in revenue resulting from the Company's sale of a portion of its dedicated line services on leased capacity on July 1, 1996. The sold business generated revenues of $18.8 million for the nine months ended September 30, 1996 and $39.7 million for the year ended December 31, 1995. The decrease in Carrier Services revenue was partially offset by an increase in revenue from carrier switched services, which increased to $19.4 million in 1996 from $13.8 million in 1995.

  Operating Expenses. Total operating expenses increased $81.9 million, or 51%, to $243.0 million in 1996 from $161.2 million in 1995 due primarily to increases in Network Construction Services, SG&A and compensation expenses associated with the Growth Share Plan. Expenses for telecommunications services decreased $0.8 million, or 1%, to $80.4 million in 1996 from $81.2 million in 1995. The sale on July 1, 1996 of the Company's dedicated line services on leased capacity generated a reduction in expenses, which was partially offset by telecommunications services expenses associated with the growth in switched services and servicing the Qwest Network. Expenses for Network Construction Services increased $54.8 million, or 167%, to $87.5 million in 1996 from $32.8 million in 1995. This increase was due to cost of construction contracts relating to dark fiber sales.

  SG&A expenses increased $8.6 million, or 23%, to $45.8 million in 1996 from $37.2 million in 1995. The Company incurred additional SG&A expenses as a result of growth in the Company's telecommunications services and the construction of the Qwest Network, including additional sales commissions on higher revenue, expenses incurred in the implementation of the Company's direct mail sales channel and expenses for customer service personnel added to support the Company's expansion of its commercial customer base. The SG&A expenses in 1996 also included restructuring expenses of $1.6 million incurred by the Company as a result of its decision to close 13 sales offices and the termination of approximately 130 employees involved in sales, marketing and administrative functions. As a result of this restructuring, the Company experienced a reduction in payroll, commissions and rental expense. The Company anticipates that as it deploys the Qwest Network and expands its Carrier Services and Commercial Services, SG&A expenses will continue to increase.

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




  Under the Growth Share Plan, the Company estimated a $13.1 million increase in value of the growth shares at December 31, 1996, due to the Frontier dark fiber sale. No expense was recognized for the year ended December 31, 1995, as there were no significant compensatory elements in those periods.

  The Company's depreciation and amortization expense increased $6.3 million, or 63%, to $16.2 million in 1996 from $10.0 million in 1995. This increase was primarily due to the Company's investment in the Qwest Network. The Company expects that depreciation and amortization expense will continue to increase in subsequent periods as the Company continues to invest in the Qwest Network.

  Interest and Other Income (Expense). The Company's net interest and other expenses increased $1.9 million, or 79%, to $4.3 million in 1996 from $2.4 million in 1995. This increase was primarily attributable to additional debt incurred in 1996 to finance capital expenditures and to provide working capital.

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate in 1996 and 1995 approximated the statutory federal rate. The difference between the income tax benefit of $13.3 million in 1995 compared to $3.2 million benefit in 1996 resulted from a $28.3 million decrease in loss before income tax benefit from $38.5 million in 1995 to $10.2 million in 1996.

  Net Loss. The Company experienced a net loss of $7.0 million in 1996 compared to a net loss of $25.1 million in 1995 as a result of the factors discussed above.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenue. Total revenue increased $54.2 million, or 77%, to $125.1 million in 1995 from $70.9 million in 1994 due to growth in revenue in each of the three services provided by the Company. Revenue from Carrier Services increased $17.5 million, or 35%, to $67.8 million in 1995 from $50.2 million in 1994 primarily as a result of the Company's acquisition of the Microwave System, which contributed $13.2 million in revenue in 1995. Commercial Services revenue increased $11.7 million, or 134%, to $20.4 million in 1995 from $8.7 million in 1994 due to increased business arising from the Company's marketing efforts. Revenue from Network Construction Services increased $25.0 million, or 210%, to $36.9 million in 1995 from $11.9 million in 1994, primarily due to increased revenue under a contract with MCI for the construction of fiber optic conduit routes.

  Operating Expenses. Total operating expenses increased $79.7 million, or 98%, to $161.2 million in 1995 from $81.5 million in 1994. Expenses for telecommunications services increased $33.0 million, or 68%, to $81.2 million in 1995 from $48.2 million in 1994 primarily due to increased costs of providing long distance and dedicated line services associated with growth in volume and the expiration of free leased capacity under the facility agreement related to the 1993 Capacity Sale, partially offset by savings derived from transferring dedicated line services customers from leased capacity to the Cal-Fiber system. Expenses for Network Construction Services increased $23.4 million, or 250%, to $32.8 million in 1995 compared to $9.4 million in 1994. The increase in operating expenses was due in large part to increased construction activity under a contract with MCI for the construction of conduit routes.

  SG&A expenses increased $15.7 million, or 73%, to $37.2 million in 1995 from $21.5 million in 1994. This increase was primarily attributable to the expansion in the Company's sales and marketing efforts and an increase in administrative expenses due to the expansion of the Company's administrative organization to support the growth in revenue.

  Depreciation and amortization expense increased $7.6 million, or 323%, to $10.0 million in 1995 from $2.4 million in 1994 primarily due to the investment in the Microwave System and the Cal-Fiber system becoming fully operational in early 1995.

  Interest and Other Income (Expense). The Company's net interest and other expenses increased $2.3 million to $2.4 million in 1995 from $0.1 million in 1994 as a result of additional debt incurred in 1995 to finance the acquisition of the Microwave System and the interest charges related to financing the Cal-Fiber system. Interest charges related to the Cal-Fiber system were capitalized during the construction period, which was completed in February 1995.

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate in 1995 and 1994 approximated the statutory federal rate.

  Net Loss. The Company experienced a net loss of $25.1 million in 1995 compared to a net loss of $6.9 million in 1994 as a result of the factors discussed above.

Liquidity and Capital Resources

  From 1994 through March 31, 1997, the Company funded capital expenditures, debt service and cash used in operations through a combination of stockholder advances, capital contributions and external borrowings supported by collateral owned by its parent or affiliates, as well as external borrowings collateralized by certain of the Company's assets. During the six months ended September 30, 1997, the Company has funded capital expenditures and long-term debt repayments primarily through the net proceeds of approximately $319.5 million from the Initial Public Offering and net proceeds of approximately $242.0 million from the issuance of the Senior Notes on March 31, 1997. The Company intends to finance its operations in the future through internally generated and external funds without relying on cash advances, contributions or guarantees from the Parent.

  The Company's operations generated insufficient cash flows from 1994 through the nine months ended September 30, 1997 to enable it to meet its capital expenditures, debt service and other cash needs. Total cash expended from January 1, 1994 to September 30, 1997 to fund capital expenditures, repayments of long-term debt to third parties, repayment of net advances from the Company's parent and the acquisition of the Microwave System was approximately $349.7 million, $209.7 million, $22.1 million and $12.5 million, respectively. Total cash used in operations was approximately $80.9 million during the same period. Total cash provided during this same period by loans secured by collateral owned by its parent or an affiliate and capital contributions from its parent were approximately $138.0 million and $48.9 million, respectively. In addition, during this same period, the Company's net cash provided by secured borrowings

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



under long-term debt agreements with third parties aggregated $93.0 million. As of September 30, 1997, the Company had positive working capital of $221.1 million. At December 31, 1996, 1995 and 1994, the Company had working capital deficits of approximately $69.4 million, $2.6 million and $11.9 million, respectively.

     In October 1997, the Company issued $555,890,000 in principal amount at maturity of Old Notes, generating net proceeds of approximately $342.6 million, after deducting offering costs which are included in intangible and other long-term assets and will be amortized to interest expense over the term of the notes. The net proceeds will be used to fund capital expenditures for continuing construction and activation of the Network and to fund further growth in the business. The Old Notes will accrete at a rate of 9.47% per annum, compounded semi-annually, to an aggregate principal amount of $555,890,000 by October 15, 2002. The principal amount of the Old Notes is due and payable in full on October 15, 2007. The Old Notes are redeemable at the Company's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices. In addition, prior to October 15, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the Old Notes at specified redemption prices. Cash interest on the Old Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum, and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 (each an interest payment date) of each year. The Company has the option of commencing the accrual of cash interest on an interest payment date on or after October 15, 2000, in which case the outstanding principal amount at maturity of the Old Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter. The indenture for the Old Notes contains certain covenants that are substantially identical to the Senior Notes described below. See "Description of the Notes."

     In connection with the sale of the Old Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act and with terms identical in all material respects to the Old Notes (the Exchange Notes), for the Old Notes or, alternatively, to file a shelf registration statement under the Act with respect to the Old Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, are not filed or declared effective within specified time periods or, after being declared effective, cease to be effective or usable for resale of the Old Notes during specified time periods (each a Registration Default), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the Old Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the Old Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured. See "Description of the Notes."

  In June 1997, the Company received approximately $319.5 million in net proceeds from the sale of 15,525,000 shares of Common Stock in its Initial Public Offering.

  In March 1997, the Company issued and sold $250.0 million in principal amount of its 10 7/8% Senior Notes due 2007 (the Senior Notes), the net proceeds
(approximately $242.0 million) of which were used to repay certain long-term debt and to fund a portion of capital expenditures required to construct segments of the Qwest Network. Issuance costs totaling approximately $8.0 million are being amortized to interest expense over the term of the Senior

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Notes.  Interest  on the Senior  Notes is payable  semi-annually  on April 1 and
October 1 of each year, commencing on October 1, 1997, and the principal amount of the Senior Notes is due and payable in full on April 1, 2007. The Indenture for the Senior Notes (the Indenture) contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the Restricted Subsidiaries) to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted
Subsidiaries,   issue  or  sell  capital  stock  of  the  Company's   Restricted
Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, the Company will be required to offer to purchase the Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Indenture), holders of the Senior Notes will have the right to require the Company to purchase all of their Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. Generally, the Senior Notes are redeemable, at the option of the Company, at stated premiums over par on or after April 1, 2002, and up to 35% of the Senior Notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings.

  In August 1997, the Company completed an exchange of new Senior Notes (with terms identical in all material respects to the originally issued Senior Notes), registered under the Securities Act, for all of the originally issued Senior Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of the exchange transaction.

  In April 1995, the Company entered into a secured construction loan facility with Bank of Nova Scotia used to fund certain conduit installation projects. Borrowings under the facility are secured by certain construction contracts and notes payable to the Company. The facility converted into term loans, with $4.1 million maturing November 27, 1997 and $10.9 million maturing February 27, 1998. Borrowings bear interest at the Company's option at either: (i) the higher of a floating base rate announced by the lender or the federal funds rate plus one half of one percent plus an applicable margin; or (ii) LIBOR plus an applicable margin. At September 30, 1997, the outstanding principal balance was $15.0 million. In November 1997, the Company repaid $4.1 million of the outstanding principal.

  The Company had a $100.0 million three-year revolving credit facility, convertible to a two-year term loan maturing on April 2, 2001. In October 1997, the Company repaid the then outstanding balance of $10.0 million and terminated this credit facility. The Company is considering obtaining a new bank credit facility of equal or lesser amount, which may be secured or unsecured, as permitted under the indenture.

  In May 1997, the Company and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million credit agreement (the Equipment Credit Facility) to finance the transmission electronics equipment to be purchased from Nortel under a procurement agreement. Under the Equipment Credit Facility, the Company may borrow funds as it purchases the equipment to fund up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel, with the purchased equipment and related items serving as collateral for the loans. Principal amounts

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



outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on March 31, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin. As of September 30, 1997, approximately $8.1 million was outstanding under the Equipment Credit Facility.

  In May 1997, the Company's board of directors approved a change in the Company's capital stock to authorize 400 million shares of $.01 par value Common Stock (of which 10 million shares were reserved for issuance under the equity incentive plan, 2 million shares were reserved for issuance under the Growth Share Plan, and 4.3 million shares were reserved for issuance upon exercise of warrants), and 25 million shares of $.01 par value Preferred Stock. In May 1997, the Company declared a stock dividend to the existing stockholder of 86,490,000 shares of Common Stock, which was paid immediately prior to the effectiveness of the registration statement for the Initial Public Offering on June 23, 1997. In June 1997, the Company completed the Initial Public Offering of 15,525,000 shares of its Common Stock.

  Effective May 23, 1997, the Company sold to an affiliate of the Parent for $2.3 million in cash, a warrant to acquire 4.3 million shares of Common Stock at an exercise price of $28.00 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restrictions on sale or transfer for two years after exercise.

  The Company is highly leveraged. As of September 30, 1997, the Company had, on a consolidated basis, approximately $284.7 million in principal amount of indebtedness outstanding. On a pro forma basis, as if the acquisition of SuperNet had been consummated as of September 30, 1997, and as adjusted to give effect to the issuance of the Notes, the Company would have had a debt-to-equity ratio of 1.7 to 1.0 at that date. The Indenture for the Notes, the Senior Note Indenture and certain debt instruments to which Qwest's subsidiaries are parties limit but do not prohibit the incurrence of additional indebtedness by the Company, and the Company expects that Qwest or its subsidiaries may incur additional indebtedness in the future. See "Capitalization" and "Risk Factors-High Leverage; Ability to Service Indebtedness."

  During the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, capital expenditures, including accrued capital expenditures, capital expenditures financed with the equipment credit facility, and assets held under capital leases, of the Company totaled $271.3 million, $85.8 million, $48.7 million and $40.9 million, respectively. Prior to the issuance of the Senior Notes and the Initial Public Offering, these expenditures were funded principally through project financing and other external borrowings and, beginning in the fourth quarter of 1994, also through advances and capital contributions from its parent and earnings from contracts relating to dark fiber sales.

  The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.9 billion. Of this amount, the Company had already expended approximately $640.0 million as of September 30, 1997. The
Company anticipates remaining total cash outlays for these purposes of approximately $170.0 million in 1997, $850.0 million in 1998 and $240.0 million in 1999. Estimated total expenditures for 1997 and 1998 include the Company's commitment to purchase a minimum quantity of fiber for approximately $399.0 million (subject to quality and performance specifications), of which

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



approximately $198.5 million had been expended as of September 30, 1997. Estimated total expenditures for 1997, 1998 and 1999 together also include $139.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $325.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

     As of September 30, 1997, the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.1 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $351.0 million had already been paid and $770.0 million remained to be paid at September 30, 1997;
(ii) $90.0 million of vendor financing; (iii) $117.6 million in net proceeds from the sale on March 31, 1997 of $250.0 million in principal amount of the Senior Notes remaining after repayment of certain existing debt; and (iv) approximately $319.5 million in net proceeds from the Initial Public Offering, of which approximately $164.3 million has been used as of September 30, 1997 for construction of the Qwest Network. The Company believes that its available cash and cash equivalent balances at September 30, 1997, the net proceeds from issuance of the Old Notes in October and cash flow from operations will satisfy its currently anticipated cash requirements at least through the second quarter of 1998.

     With the completion of the approximately 16,000 route-mile network, Qwest will provide telecommunications services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest is evaluating the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering extensions in the Pacific Northwest. Also, the Company continues to evaluate opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and hardware to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business.

Impact of Inflation

  Inflation has not significantly affected the Company's operations during the past three years.

Information Regarding Forward-looking Statements

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to complete the Qwest Network, expectations as to funding its capital requirements, anticipated expansion of carrier and commercial services and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environment and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to, failure by the Company to (i) manage effectively, cost efficiently and on a timely basis the construction of the route segments, (ii) enter into additional customer contracts to sell dark fiber or provide high volume capacity and otherwise expand its telecommunications customer base on the Qwest Network and (iii) obtain additional rights-of-way and maintain all necessary rights-of-way.

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                               INDUSTRY OVERVIEW

General

  The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.

  United States Domestic Long Distance. The structure of the domestic long distance telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its seven RBOCs and divided the country into approximately 200 LATAs that range in size from metropolitan areas to entire states. The seven RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to LECs other than the RBOCs. However, under the Telecom Act of 1996, the RBOCs may now provide inter-LATA long distance service, subject to certain conditions. See "Regulation-General Regulatory Environment."

  For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services. See "Regulation-General Regulatory Environment."

  United States International Long Distance. The United States international long distance industry is large and growing. The onset of competition gave rise to deregulation and a decrease in prices, which led to the initial growth in the market and improvements in service offerings and customer service. Subsequent growth has been largely attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies.

  The profitability of the United States international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenue. The difference in cost between providing domestic long distance and international service is minimal, and increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States-based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates, contributing to significantly higher rates for certain international calls compared to domestic long distance

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calls. The FCC recently adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or court appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may lead to reduced settlement rates. See "Regulation-General Regulatory Environment."

  Multimedia. Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks such as the Qwest Network.

Long Distance Network Services

  Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus" dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC-48 or OC-192) using advanced transmission protocols, such as Frame Relay and ATM.

  The following diagram illustrates the typical layout of a broadband services network.

  [DIAGRAM OF BROADBAND SERVICES NETWORK APPEARS HERE]

Telecommunications Technology

  The market for video, voice and data communications is served primarily through fiber optic and coaxial copper cables, microwave systems and satellites. Before the 1980s, telecommunications traffic generally was transmitted through satellites, microwave radio or copper cable installed undersea or buried in the ground. By 1990, copper cable had been largely replaced by fiber optic systems that provided greater capacity at lower cost with higher quality and reliability.

~ Fiber Optic Systems. Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized generally by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. A pair of modern fiber optic strands, using the most advanced technology commercially available, is capable of carrying OC-192 level capacity, equal to over 129,000 simultaneous telephone calls. Because fiber optic signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber, as compared to the more advanced fiber being installed in the Qwest Network, require frequent intervals between regeneration/amplifier sites, typically between 20 and 45 miles. The Company's advanced fiber allows for greater distances between regeneration/amplifier sites, and the Qwest Network is designed to use a maximum of 60-mile intervals. Greater distances between regeneration/amplifier sites generally translate into substantially lower installation and operating costs.

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~ Microwave  Systems.  Although  limited in capacity  compared  with fiber optic systems, digital microwave systems (such as the Company's Microwave System) offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals. Generally no more than 21 DS-3s can be transmitted by microwave between two antennae. Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. Because of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power, in much the same way that electrical signals are transmitted through a copper wire. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Microwaves disperse as they travel through the air, and as a result this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources, located on average every 22 miles along the transmission network.

~ Satellite Systems.  Although satellites initially were used for point-to-point long distance telephone and television transmissions, fiber optic cables have proven to be a more cost effective delivery method for high volume point-to-point applications. Currently, satellites are primarily used for transmissions that must reach many locations over vast distances simultaneously, such as the distribution of television programming, for point-to-point traffic in developing countries lacking terrestrial networks and for other point-to-point traffic that cannot be connected efficiently or cost-effectively by terrestrial transmission systems.

Telecommunications Markets

  Companies in the domestic long distance market generated estimated total revenue of $72 billion in 1995. AT&T had an estimated 53% of the total long distance market revenue in 1995, while MCI and Sprint held the number two and three market positions with approximately 18% and 10% of 1995 market revenues, respectively. These three carriers, together with WorldCom, constitute what are generally referred to as the "Tier 1" companies in the long distance market.

  Long distance companies may generally be categorized as "facilities-based" carriers and "nonfacilities-based" carriers. The four Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. The completed Qwest Network would enable the Company to become this type of facilities-based carrier generally. All of the Tier 1 carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.

  Medium-sized  long  distance  companies,   some  with  national  capabilities,
constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based"

carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease all of their transmission facilities. Tier 2 carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller regional scale, focusing on selling traffic originating in their target geographic area. These carriers are

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also  generally  referred  to  as  "switch-based"  or  "switched"  because  they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS-3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

  The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category.

  According to data included in Long Distance Market Shares, Third Quarter 1996, an FCC report issued in January 1997, while long distance revenue grew at a compound annual rate of approximately 6% during the period from 1989 through 1995, the revenue of all carriers other than the Tier 1 carriers grew in the aggregate at a compound rate of approximately 17% during the same period. This analysis also stated that the Tier 2 and Tier 3 carriers increased their market share fivefold over an 11-year period, increasing from less than 3% in 1984 to more than 14% in 1995. The Tier 2 and Tier 3 carriers generated 1995 revenue of approximately $10.2 billion.

  Operator services companies concentrate on providing operator services and other communications services to long distance industry, private pay phone operators, prisons and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.

  Competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers. Sales efforts of long distance companies focus increasingly on telemarketing and the use of independent contractors rather than full-time employees. This has created an opportunity for smaller companies to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.

                                    BUSINESS

  The Company is a facilities-based provider of communications services to interexchange carriers and other communications entities, businesses and consumers, and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. The Company is expanding its existing long distance network into the Qwest Network, an approximately 16,000 route mile coast-to-coast, technologically advanced, fiber optic telecommunications network. The Company will employ, throughout substantially all of the Qwest Network, a self-healing SONET four-fiber ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent and Nortel, respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide the Company with lower installation, operating and

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maintenance costs than older fiber systems in commercial use today. In addition, the Company has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce the Company's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, the Company believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity.

  The executive offices of Qwest Communications International Inc., a Delaware corporation, are located at 555 Seventeenth Street, Suite 1000, Denver, CO 80202, and its telephone number is (303) 291-1400. The Company's web site is http://www.qwest.net.

Opportunities

  The Company believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technical changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which the Company expects will lower long distance rates and fuel primary demand for long distance services.

~ Accommodation of the Internet and Other New Applications. The Company believes that additional network transmission capacity and faster response times will be required to accommodate multimedia (voice, data and video) and other potential high-bandwidth applications, such as increasing use of the Internet by commercial users, the deployment of corporate intranets and the use of telecommunications infrastructure for providing cable television and other entertainment services. The Company believes this growth will result in increased demand for high-bandwidth dedicated circuits and other network services provided by the Company (such as Frame Relay and ATM).

~ Base  Growth of  Existing  Providers.  The  domestic  long  distance  industry generated approximately $72 billion in total revenue in 1995, according to a report published by the FCC. The report states that total long distance revenue grew at a compound annual rate of approximately 6% during the period 1989 through 1995, while the revenue of all carriers other than the four Tier 1 carriers, many of which lease network capacity from facilities-based carriers such as the Company, grew in the aggregate at a compound annual rate of over 17% during the same period. The carrier wholesale services segment of the industry generated revenue of approximately $4.4 billion in 1995 according to a report by the Yankee Group, a leading market research firm, which represented an increase of 7% over 1994 revenue. The revenue increases were achieved against a backdrop of declining unit prices for most telecommunications services, which suggests that the demand for telecommunications bandwidth has increased at an even higher rate. The Company believes that these growth trends generally will continue and that certain companies that do not own most of their networks have potential needs to invest in network facilities or lease high bandwidth network capacity in order to remain

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  competitive.  In addition,  the Company  believes  that the Qwest Network will allow the Company to offer an attractive alternative for leased capacity simply to meet current levels of demand for wholesale telecommunications services.

~ Capacity Required by New Entrants. Competition and deregulation are bringing new entrants into the telecommunications market. The Company anticipates that this trend will accelerate as a result of the Telecom Act of 1996. The Telecom Act of 1996 allows the RBOCs and the General Telephone Operating Companies to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. As these entities emerge as long distance competitors, the Company believes they will need their own facilities and additional high-bandwidth capacity to compete effectively with facilities-based providers.

~ Augmentation  of Older Systems.  The  coast-to-coast  fiber systems  currently operated by the Tier 1 carriers were constructed for the most part prior to 1990, using standard, single mode fiber. Most of these systems were buried directly in the ground without protective conduit. The conversion of these older systems to the use of SONET ring architecture requires increasingly more bandwidth over additional route miles. Accordingly, the Company believes that the Tier 1 carriers will generally need to replace or augment parts of their networks to add more capacity, route diversity and redundancy to their systems and to lower their overall operating costs. The Company believes that the older, legacy systems operated by certain of the Tier 1 carriers generally face certain other disadvantages when compared to the Qwest Network, such as:
  (i) lower transmission speeds, lower overall capacity and shorter distances between regeneration/amplifier facilities; (ii) more costly maintenance requirements; (iii) greater susceptibility to system interruption from physical damage to the network infrastructure; and (iv) greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit.

~ Access  Charge  and   International   Settlement  Rate  Reform.   The  Company
  anticipates that primary demand for long distance services will be stimulated by reforms of domestic access charges and international settlement rates and recent international trade negotiations. As long distance prices decline, the Company expects that overall demand for its services by carriers, businesses and consumers will increase.

Strategy

  The Company's objective is to become a leading, coast-to-coast facilities-based provider of communications services to other communications providers, businesses and consumers. To achieve this objective, the Company intends to:

~ Deploy a Technologically Advanced Network. The Company believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of

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  providing telecommunications services.

~ Build on Network  Construction  Expertise  and Existing  Network  Assets.  The
  Company has built over 8,200 route miles of telecommunications conduit systems over the last eight years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. Network Construction Services currently employs over 810 experienced construction personnel led by a senior construction management team with combined construction experience of over 140 years. The Company utilizes its own fleet of railroad equipment and has in place railroad and other right-of-way agreements covering approximately 94% of the Qwest Network and already has installed approximately 50% of the route miles of conduit required for the Qwest Network. In addition, the Company has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network.

~ Establish Low Cost Position. The Company has entered into four major construction contracts for the sale of dark fiber in the Qwest Network that will allow the Company to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce the Company's net cost per fiber mile with respect to the fiber that it retains for its own use. The Company believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

~ Build on Management Experience. The Company's management team and board of directors include individuals with significant experience at major telecommunications companies. Mr. Joseph Nacchio became the Company's President and Chief Executive Officer in January 1997. Mr. Nacchio was Executive Vice President of the Consumer and Small Business Division at AT&T, where he was employed for 27 years prior to joining the Company. Mr. Nacchio has extensive management experience in marketing, sales, network operations and engineering, having served as Chief Engineer and a Vice President of Network Operations at AT&T. Mr. Richard T. Liebhaber, who was a Director and served as Executive Vice President and Chief Strategy and Technology Officer of MCI until his retirement in 1995, is a Director of Qwest. He is providing technical advisory services to the Company under a consulting agreement. See "Management."

~ Grow Carrier  Revenue  Base.  The Company is  currently  focusing on expanding
  Carrier Services to increase its revenue stream and reduce per unit costs, targeting short-term capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, the Company is marketing to Internet service providers and other data service companies.

~ Develop  Commercial  Services.  The  Company  plans to  build  on its  Carrier
  Services experience to expand its presence in the Commercial Services market by developing its distinctive "ride the light" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.


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The Qwest Network

  As of September 30, 1997, the Company's network infrastructure included, among other assets: (i) approximately 7,900 route miles of conduit in place, consisting of approximately 2,800 route miles of lit fiber systems, one in California, the Cal-Fiber system, carrying traffic between Los Angeles and Sacramento, one connecting Sacramento and Denver, one connecting Kansas City and Denver, and one in Texas connecting Dallas and Houston, approximately 2,800 route miles of dark fiber installed in conduit, and approximately 2,300 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 6,900 additional route miles of planned construction for the Qwest Network;
(iii) an approximately 3,500 mile operating digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by the Company from other carriers, used primarily to extend the Company's switched services for originating and terminating traffic beyond the boundaries of the Company's lit fiber network; and (v) five digital switches.

  Under the Company's current plan, the Qwest Network will extend approximately 16,000 route miles coast-to-coast and connect approximately 125 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Construction of approximately 13,000 route miles of the Qwest Network is scheduled to be completed by late 1998, and approximately 3,000 route miles, mostly in the southeastern United States, are scheduled to be completed by the second quarter of 1999. Through a combination of the Qwest Network and leased facilities, the Company will continue to offer interstate services in all 48 contiguous states. The Qwest Network will connect to three trans-Atlantic cable heads and two trans-Pacific cable heads, as well as cross-border points to Canada and Mexico. Qwest also plans to extend its network approximately 1,400 route miles into Mexico through dark fiber to be owned by the Company on the fiber optic system of a third party. Completion of the Mexican network is scheduled for late 1998. These connections will allow Qwest to participate in the anticipated growth in demand for international long distance data and voice services.

  The Company plans to transfer carrier and retail switched services provided on leased facilities onto the Qwest Network as the Company activates its own facilities. As the Qwest Network is completed, the Company may use the Microwave System to serve certain smaller markets contiguous to the Qwest Network and to feed traffic onto the Qwest Network.

  The physical components of the Qwest Network are: (i) high density polyethylene conduit, which is hollow tubing 1 1/2 to 2 inches in diameter; (ii) fiber optic cable, which consists of fiber strands placed inside a plastic sheath and strengthened by metal; (iii) electronic equipment necessary to activate the fiber for transmission; (iv) switches that enable the Company to provide switched services to carrier and commercial customers; and (v) 125 points of presence, which allow the Company to concentrate customers' traffic at locations where the Company does not have switches and carry the traffic to switching centers over the Qwest Network.

  Advanced Technology. The Company is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the Qwest Network, using an advanced network management system. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET four-fiber ring technology that enable the highest commercially available capacity transmission (OC-192 level) and data integrity level (10/-15/ Bit Error
Rate).

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  The Qwest Network is designed for superior security and reliability,  based on
(i) bi-directional SONET four-fiber ring architecture, a self-healing system that allows for instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut; (ii) fiber cable installed in high density polyethylene conduit generally buried 42-56 inches below the ground; and (iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

  The Qwest Network is designed for expandability and flexibility and will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, the Company generally plans to retain a minimum of 48 fibers for its own use in the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by the Company can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.

  The Company monitors its current network, and will monitor the Qwest Network, 24 hours a day, seven days a week from its Network Management Center in Denver, Colorado. This facility provides centralized network surveillance, troubleshooting and customer service, using technology that enables the Company to reduce service costs and customer downtime. The system currently allows the Company's technicians to detect a component malfunction in the Qwest Network, quickly reroute the customer to an available alternate path and effect an expedited repair. Upon completion of the Qwest Network with its SONET four-fiber ring architecture, the rerouting function will be fully automated. In addition, the Company is deploying new management tools, including Nortel's Integrated Network Management Solutions, that will give the Company's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. The available software features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management, "point-and-click" provisioning on partitioned network and alarm monitoring. The Company also has a facility in Dallas that monitors the Microwave System. The Company currently maintains a staff of approximately 225 technicians and other related personnel across the system to provide maintenance and technical support services.

  Railroad Rights-of-Way. The Company has right-of-way agreements in place that provide it with access to over 30,000 track miles. The Company believes that use of railroad rights-of-way, along with the protective conduit, give the Company inherent advantages over other systems built over more public rights-of-way, such as highways, telephone poles or overhead power transmission lines. These advantages include higher security for the Qwest Network and greater protection of the fiber system.

  Railroad rights-of-way also provide the Qwest Network generally with a direct, continuous route between cities. This eliminates the potential need, and the associated time and costs, to piece together rights-of-way using a combination of agreements with private owners and state or municipal agencies. In addition, railroad rights-of-way typically extend into downtown areas of

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cities  that  are  strategically   important  to  the  Company.   The  Company's
right-of-way agreements provide for continuing or lump-sum cash payments, exchanges of rights-of-way for network capacity or a combination of both. The
Company  has  other  right-of-way   agreements  in  place,  where  necessary  or
economically  preferable,   with  highway  commissions,   utilities,   political
subdivisions and others.

  Between 70% and 80% of the Qwest Network will be installed on railroad rights-of-way. The Company has in place agreements for approximately 94% of the combined railroad and other rights-of-way needed to complete the Qwest Network. The remaining rights-of-way needed for completion of the Qwest Network consist of approximately 1,000 route miles located primarily in the Midwest and Mid-Atlantic regions. The Company has identified alternative rights-of-way for these route miles and is currently in negotiations with respect to all of them.

  Network Installation. The Company's network installation process along railroad rights-of-way combines traditional railroad activities and modern engineering and building techniques. The Company employs over 810 experienced construction personnel and uses its own fleet of railroad equipment. The Company supplements these personnel with independent contractors.

  The Company generally installs conduit on railroad rights-of-way with a "plow train." Plow trains consist of locomotives, plow cars and several supply cars. The locomotives are used in a traditional manner to pull the plow train along the railroad track. The plow cars are engineered to accommodate a large plow that extends from the side of the car. The plow is lowered into the ground and digs a trench as the locomotives pull the plow train forward. The supply cars carry the supply of conduit and other construction materials needed to construct the fiber route and are designed to continuously feed supplies to the plow cars.

  A plow car travels along the railroad track and simultaneously plows a trench approximately 42-56 inches deep and approximately eight feet from the nearest rail, feeds multiple conduits into the trench, buries a warning tape approximately a foot from the surface, and backfills the land to its original contour. A plow can cover up to four miles a day, depending on the availability of track time and the severity of the terrain.

  In situations where the conduit must be laid across a bridge or through a tunnel, the Company typically places the conduit in a galvanized steel pipe, and the pipe is attached to the side of the bridge or along the tunnel floor or wall. When the conduit must be run under rivers or other obstructions, the Company's installation personnel use directional boring techniques to bore small tunnels underneath the rivers or obstructions and feed the conduit through the completed tunnels.

  After the conduit has been buried along the railroad track (or attached to a bridge or tunnel), the fiber optic cable is installed or "pulled" through the conduit. The Company accomplishes this through the use of access boxes that are installed along the Qwest Network at approximately one mile intervals. These access boxes also allow Company employees to make repairs or replace or install additional fiber. The access boxes typically contain an additional loop of the fiber cable to provide slack in the system to accommodate displacement, disruption or movement of the conduit as a result of digging or excavation activities, floods, earthquakes or other events. The presence of the additional fiber cable reduces the risk that the cable will be cut or broken.

  For routes not using railroad rights-of-way, the Company uses "tractor

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plows." Tractor plows are tractor pulled plow vehicles equipped to plow trenches and install conduit. Tractor plows also may be used in certain places along railroad rights-of-way depending on space, availability of track time and other factors. These tractor plows generally perform the same functions in a similar manner as the rail plows.

  Railroad rights-of-way, which are usually less accessible to the public than highways and less vulnerable to physical damage than aerial systems installed along telephone poles or overhead power transmission lines, reduce the risk of outside interference or damage to the Company's conduit. The Company has also implemented a "Call Before U Dig" ("CBUD") program, backed up by its 24-hour Network Management Center to reduce the risk of damage to the conduit or fiber system. Additionally, above ground markers are placed at frequent intervals along the route of the Qwest Network.

  Dark Fiber Sales. The Company has entered into agreements with Frontier, WorldCom and GTE whereby each is purchasing dark fiber along the Qwest Network. The proceeds from construction contracts for the sale of dark fiber will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and complete construction relating to the dark fiber sold to
Frontier, WorldCom and GTE, and are expected to provide the Company with a strategic network cost advantage on the fibers that the Company retains for the Qwest Network. The GTE agreements provide for the purchase of 24 fibers along substantially all of the route of the Qwest Network, including the Southeast route. The Frontier agreement provides for the purchase of 24 fibers along the route of the Qwest Network, excluding the Southeast route and certain other segments. The WorldCom agreement provides for the purchase of 24 fibers along certain selected segments of the Qwest Network and 36 fibers along other selected segments. Frontier had an option to purchase an additional 24 fibers along the entire route of the Qwest Network, which option expired in April 1997. The Company subsequently entered into the GTE agreements, under which GTE purchased these 24 fibers. Each contract requires the purchaser to pay an aggregate price consisting of an initial payment followed by installments during the construction period based on the Company's achievement of certain milestones (e.g., conduit installation and fiber splicing), with final payment for each segment made at the time of acceptance. Each agreement contains provisions establishing construction specifications and fiber splicing, testing and acceptance procedures and requiring the Company to maintain rights-of-way with respect to the system route for the economically useful life of the fibers sold. Each agreement also provides for the sharing of certain maintenance costs. The Frontier and GTE contracts also provide for sharing of certain operating costs. The agreements establish anticipated delivery dates for construction and delivery of segments along the route of the Qwest Network. Delivery may be extended under each contract for force majeure events. The Frontier and GTE contracts provide for reduced payments in the event of delay or non-delivery of segments and, in certain circumstances, penalties of varying amounts depending upon the reason for the delay or non-delivery, and allow Frontier and GTE to delete any non-delivered segment from the system route to be delivered. The Company has executed performance bonds in favor of Frontier. In addition, if Frontier or GTE fails to make payment with respect to any segment, the Company may terminate Frontier's or GTE's rights relating to all remaining undelivered segments. Frontier's parent company, Frontier Corporation, has guaranteed payment of Frontier's payment obligations under the contract.

  The Company also has several smaller construction contracts for the sale of dark fiber along the Qwest Network aggregating approximately $170.0 million. The Company believes that significant opportunities exist to sell additional

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dark fiber  throughout the Qwest Network and management has identified and is in various stages of negotiations with potential customers. However, the Company does not expect to enter into additional agreements of the size and scope of the
Frontier  and  GTE   contracts.   These   potential   customers   include  other
interexchange carriers, cable, entertainment and data transmission companies, RBOCs, ISPs, LECs and CLECs. The Company believes that these potential customers will view the Company, with its construction capabilities and emphasis on being a "carrier's carrier," as an attractive source for certain of their long distance transmission needs. In order to meet the needs of this diverse group of customers, the Company expects to offer a wide variety of pricing and system options to meet specific needs of each customer. For example, customers may purchase or lease dark fiber or purchase capacity on a short- or long-term basis.

  Generally, the Company plans to install 96 fibers along the entire route of the Qwest Network. The Frontier and GTE agreements each provide for the purchase of 24 fibers along major portions of the Qwest Network, while the WorldCom agreement generally provides for the purchase of 24 or, in certain segments, 36 fibers. Several smaller construction contracts for sales of dark fiber provide for the sale of smaller numbers of fibers over a more limited number of segments. In segments where the Company agrees under construction or sales contracts to sell more than 48 fibers, it generally will install more than 96 fibers so that it can retain 48 fibers for its own use along substantially all of the route of the Qwest Network.

  With the installation of the advanced transmission electronics contracted to be purchased from Nortel, the fibers initially activated by Qwest will have a transmission capacity of 20 gigabits per second, which will more than accommodate the growth in Carrier Services and Commercial Services anticipated by the Company over the next five years. If the Company fully activated all of its retained fibers by installing additional amounts of the same transmission electronics, which is not currently planned, it could further expand the transmission capacity to approximately two terabits per second.

  Build-Out Plan for the Qwest Network. The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.9 billion. Of this amount, the Company had already expended approximately $640.0 million as of September 30, 1997. The Company anticipates remaining total cash outlays for these purposes of approximately $170.0 million in 1997, $850.0 million in 1998 and $240.0 million in 1999. Estimated total expenditures for 1997 and 1988 include the Company's commitment to purchase a minimum quantity of fiber for approximately $399.0 million (subject to quality and performance specifications), of which approximately $198.5 million had been expended as of September 30, 1997. Estimated total expenditures for 1997, 1998 and 1999 together also include $139.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $325.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

  As of September 30, 1997, the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.1 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $351.0 million had already been paid and $770.0 million remained to be paid at September 30, 1997;
(ii) $90.0 million of vendor financing; (iii) $117.6 million in net proceeds from the sale on March 31, 1997 of $250.0 million in principal amount of the

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Senior Notes  remaining  after  repayment  of certain  existing  debt;  and (iv)
approximately $319.5 million in net proceeds from the Initial Public Offering.

     With the completion of the approximately 16,000 route mile network, Qwest will provide services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest will continue to evaluate the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering network extensions in the Pacific Northwest. Also, the Company continues to evaluate opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and hardware to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Carrier Services

  General. The Company has been positioned historically in the long distance business as a "carrier's carrier," providing dedicated line and switched services to other carriers over the Company's owned or leased fiber optic network facilities. Management believes that the Company has earned a reputation of providing quality services at competitive prices to meet specific customer needs. Total revenues from Carrier Services were approximately $57.6 million, $67.8 million and $50.2 million for the years 1996, 1995 and 1994, respectively, and approximately $39.1 million and $45.1 million for the nine months ended September 30, 1997 and 1996, respectively.

  Products. Products offered by Carrier Services fall into three primary categories: (i) high volume capacity services; (ii) conventional dedicated line services; and (iii) switched services.

~ High Volume Capacity Services. The Company provides high volume transmission capacity at or above the OC-3 level (or its equivalent) through service agreements for terms of one year or longer. As the Qwest Network is deployed, the Company also is targeting potential large users in the inter-LATA market that may seek to augment their own networks or provide diverse routing alternatives in strategic areas of their systems.

~ Conventional Dedicated Line Services. The Company currently provides dedicated line services on owned capacity to a wide range of customers at capacities below the OC-3 level generally for terms of one year or less. The Company expects the Qwest Network will enable the Company to offer these services over a significantly expanded geographic area.

~ Switched  Services.   The  Company  currently  provides  switched  terminating
  services over its switched service network to large and small long distance carriers. The carrier switched terminating service business is specifically used to increase volume on the Company's switched service network to allow for more efficient "trunking" of calls. While the carrier switched services generate revenue at lower margins than the dedicated line services, such services facilitate cost effective management of the Qwest Network.

  The Company also plans to provide high speed ATM and Frame Relay data services to Internet Service Providers by installing ATM and Frame Relay

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switching equipment following completion of the Company's coast-to-coast backbone route at the end of 1997.

  Customers. Carrier Services' customer base in the inter-LATA carrier market consists of the following:

~ Tier 1 and Tier 2 Carriers. The Company offers high volume transmission capacity, conventional dedicated line services and dedicated switched services to the Tier 1 and Tier 2 carriers on a national or regional basis. As RBOCs enter the long distance market, the Company believes they will be potential customers to lease high volume capacity from the Company on a national basis.

~ Tier 3 Carriers. The Company currently offers switchless resale services to Tier 3 carriers on a limited basis. The Company anticipates that this business will expand as coverage of the Company's switched network grows.

~ Internet Service Providers. The Company believes that ISPs will become customers for significant high volume capacity. The Company is providing capacity at the OC-3 level on its Cal-Fiber system under a recently signed contract with an ISP.

~ Operator Services Companies and Other Niche Companies. These companies concentrate on providing operator services and other communications services to the long distance industry, private payphone operators, prisons and credit card companies. These carriers also manage their own networks and switching equipment while leasing virtually all of their transmission facilities. The Company provides transmission services to these carriers.

  Service Agreements. The Company provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenues from carrier customers that are billed on a minutes-of-use basis have the potential to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by the Company and its competitors. The Company, however, has not experienced significant fluctuations to date.

Commercial Services

  General. The Company began offering Commercial Services in 1993. Commercial Services focuses primarily on the sale of inter-LATA long distance services to the retail market, principally to small- and medium-sized businesses and to consumers. The Company currently provides facilities-based services along the Cal-Fiber and Texas routes, and is a switch based reseller elsewhere. Total revenues from Commercial Services were approximately $34.3 million, $20.4 million and $8.7 million in 1996, 1995 and 1994, respectively, and approximately $38.0 million and $25.5 million in the nine months ended September 30, 1997 and 1996, respectively. The Company plans to transfer carrier and commercial switched traffic from leased facilities onto the Qwest Network as it is activated. As traffic volumes increase and the Company carries a greater

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percentage of traffic on the Qwest Network, the Company believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue. See "Risk Factors-Managing Rapid Growth."

  Products. The Company markets the following products:

~ One Plus. This basic service offers customers the ability to make outbound long distance calls from any local telephone line by simply dialing a 1, plus the area code and phone number. Customers select the Company as their primary long distance provider by placing an order with it. This service may be used for both domestic and international calling.

~ 10XXX. This service allows the customer to access the Qwest Network by dialing
  10056 plus 1, plus the area code and phone number, with no need to change their primary long distance provider. These customers are solicited through direct mailing and receive a sticker to place on their phones.

~ Dedicated Access Service. These lines are designed for larger users with enough traffic volume to warrant the use of a dedicated access line to originate calls. Instead of a switched access line that is shared by many users, this service uses a high capacity line that is used exclusively to connect between the end user and the long distance carrier's switch. This results in lower originating access cost and reduced rates to the user.

~ Toll Free 800/888. This inbound service, where the receiving party pays for the call, is accessed by dialing an 800/888 area code. This is used in a wide variety of applications, many of which generate revenue for the user (such as reservation centers or customer service centers). The Company plans to introduce additional enhanced features such as call routing by origination point, time of day routing and other premium, high-margin features in 1997.

~ Calling Card. These traditional,  basic telephone calling cards allow the user to place calls from anywhere in the United States or Canada. The Company offers additional higher margin features such as conference calling, international origination, information service access (such as weather or stock quotes), speed dialing and voice messaging.

~ Prepaid Card. Prepaid cards allow a customer to purchase and pay in advance for a card with a fixed amount of calling time. The card is then used as a standard calling card. Prepaid cards may be purchased with enhanced features similar to those of calling cards and also may be renewed by purchasing additional time.

~ International Callback. This service operates by allowing a customer in a foreign country to place a toll-free call to the U.S. and be "called back" by the Company's equipment. The Company charges a rate similar to that which the customer would pay if the call were originally initiated in the U.S., allowing the customer to take advantage of the fact that the rates for calling from the U.S. to many foreign destinations are lower than the cost of the same call if it were originated in the foreign country.

~ Media Express(TM). This is an exclusive switched digital broadband service that provides variable bandwidth for video communications and other data applications on demand and allows users to control all the required components of a video conference from a personal computer.

  Other services offered by Commercial Services include audio conferencing, operator services, directory assistance, special rate structures, custom

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services,  special  contract  pricing and special local access  arrangements  in selected  markets.  In  addition,  the  Company  intends  to  develop  and offer
additional   value-added  services  to  its  customers,   particularly  business
customers, to differentiate the Company from its competitors and enhance Commercial Services' profit margins. The Company also is evaluating and intends to introduce in the future a variety of services specifically designed to capture a share of the growing data networking market.

  In September 1997, the Company entered into an arrangement with Cisco Systems Inc. under which they will jointly define and test new broadband business multimedia services.

  Customers. The Company is currently targeting businesses spending up to $1,000 per month on long distance and intends to expand this target segment in early 1998 to businesses spending from $2,000 to $10,000 per month on long distance. The strategy of Commercial Services is to develop a customer base in geographic proximity to the Qwest Network.

Network Construction Services

  General. The Company's Network Construction Services operations commenced in 1988 with the construction of conduit systems for major interexchange carriers. Since then, Network Construction Services has served as the platform for the Company's expansion into Carrier Services and, since 1993, Commercial Services. Total revenue from Network Construction Services were approximately $139.2 million, $36.9 million and $11.9 million for the years ended 1996, 1995 and 1994, respectively, and approximately $413.2 million and $59.3 million for the nine months ended September 30, 1997 and 1996, respectively.

  The Company has built for itself and other carriers over 8,200 route miles of telecommunications conduit systems principally along railroad rights-of-way. Management believes that this experience and expertise create competitive advantages for the Company in the construction, ongoing maintenance and operation of the Qwest Network.

  Products. The principal product of Network Construction Services historically has been turn-key conduit systems built for other carriers. In most cases, while fulfilling customer contracts, the Company installed additional conduit that it retained for its own use. The Company is using its Network Construction Services resources to implement its strategic plan to complete the Qwest Network, in addition to providing Network Construction Services to third party customers along Qwest Network routes.

  Commencing in 1996, the Company began selling dark fiber to telecommunications entities to help fund development of the Qwest Network. In 1996, the Company's Network Construction Services revenue was derived largely from two principal dark fiber sales contracts with Frontier and WorldCom. The Company expects that these two contracts, along with the May 1997 contract with GTE, will generate the majority of Network Construction Services revenue in 1997 and 1998. In addition, the Company expects to generate additional revenue through the sale of dark fiber along various segments of the Qwest Network to other carriers.

  Customers. Network Construction Services customers historically have been primarily interexchange carriers, as well as major LECs and other telecommunications companies. For the year ended December 31, 1996, WorldCom was the Company's largest single Network Construction Services customer, accounting for 27.8% of the Company's consolidated gross revenue, and Frontier

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accounted  for  26.3% of the  Company's  consolidated  gross  revenue.  No other customers accounted for more than 10% of consolidated gross revenue. For the year ended December 31, 1995, MCI was the Company's largest single customer, accounting for 35.4% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1995. For the year ended
December  31,  1994,   WorldCom  was  the  Company's  largest  single  customer,
accounting for 18.0% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1994. In the first nine months of 1997, GTE was the largest single customer, accounting for 36.9% of the Company's consolidated gross revenue, with Frontier accounting for 33.4%.

Sales and Marketing

  The Company sells network dedicated and switched services to carriers through its carrier sales organization. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and key contacts within the industry at various levels in the carrier organizations. The Company also markets its construction services for dark fiber and conduit systems through its carrier sales organization. Contacts are made primarily through individual premises visits and at meetings of trade associations that serve large carriers.

  In Commercial Services, the Company currently solicits targeted businesses through telemarketing personnel and independent contractors and is establishing a direct sales channel as it expands its targeted segment to higher volume users. Consumer customers currently are solicited by the Company through a combination of direct marketing and independent contractors. The Company plans to build on its Carrier Services experience to expand its presence in the Commercial Services market by developing its distinctive "ride the light" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  In September 1997, the Company entered into a marketing agreement with Innova, Inc. ("Innova") under which Innova will be an authorized sales representative of Qwest marketing the Company's long-distance products through affinity groups. Innova is a marketing company that wholesales and retails telecommunication products on a national basis with an emphasis on developing bundled product packages.

  Also in September 1997, the Company entered into a marketing agreement with en~able, a joint venture of KN Energy, Inc. ("KN") and PacifiCorp. Jordan Haines, a Director of Qwest, is also a Director of KN. The Company's One Plus and Calling Card services (with competitive international pricing for both) will be offered to utilities across the nation along with other services provided by en~able under its Simple Choice /SM/ brand name.

Competition

  There are currently four principal facilities-based long distance fiber optic networks. The Company is aware that others are planning additional networks that, if constructed, could employ advanced technology similar to the Qwest Network. Upon completion of the Qwest Network, each of Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic

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network.  The scope and  capacity  of that  competitor's  network,  as  publicly announced, is less than that of the Company, and does not contain all of the advanced technologies designed for the Qwest Network, but nevertheless is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes.

  The Company's competitors in Carrier Services include many large and small interexchange carriers. The Company's Carrier Services business competes primarily on the basis of pricing, transmission quality, reliability and customer service and support. Commercial Services has been and expects to continue to be a provider of high quality, low cost service primarily to small- and medium-sized business customers and consumers. The Company intends to move into the market for higher volume business customers as the Qwest Network is completed and new products are introduced. In recent years the small- and medium-sized business market has experienced increased competition. The industry wide changes in technology and the effects of deregulation resulting from the Telecom Act of 1996 are likely to further increase competition. Many of the Company's competitors and potential competitors have financial, personnel and other resources substantially greater than those of the Company. See "Risk Factors-Competition" and "Industry Overview-Telecommunications Markets."

  In the future, the Company may be subject to additional competition due to the development of new technologies and increased supply of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  High initial network cost and low marginal costs of carrying long distance traffic have led to a trend among nonfacilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation could result in larger, better capitalized competitors. However, the Company believes that such competitors would also be stronger prospects as potential Carrier Services customers.

  The Company believes that its railroad rights-of-way offer a more secure route for the Qwest Network than other types of rights-of-way. There can be no assurance that competitors will not obtain rights to use railroad rights-of-way for expansion of their networks, although the Company believes that it would involve significant time and effort for competitors to assemble railroad rights-of-way comparable to those that the Company already has available for the Qwest Network.

Properties

  The Qwest Network in progress and its component assets are the principal properties owned by the Company. The Company owns substantially all of the telecommunications equipment required for its business. The Company's installed fiber optic cable is laid under the various rights-of-way held by the Company.

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Other fixed assets are located at various leased  locations in geographic  areas served by the Company.

  The Company's executive, administrative and sales offices and its Network Management Center are located at its principal office in Denver, Colorado. Qwest leases this space from an affiliate of Anschutz Company at market rates under an agreement that expires in August 1999. The Company leases additional space in Dallas, Texas, housing the headquarters for operation of its Microwave System.

  In December 1995, the Company entered into an agreement (as amended in January
1997) with Ferrocarriles Nacionales de Mexico whereby the Company was granted easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico for consideration of approximately $7.7 million, including $1.1 million in value-added taxes. The Company has capitalized total costs, including right-of-way, equipment, construction and design costs, relating to this investment of approximately $13.0 million as of December 31, 1996.

  In July 1997, the Company entered into an agreement with an unrelated third party whereby the Company will receive (i) four dark fibers along a 2,270 kilometer route to be constructed in Mexico by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of the Company's subsidiary, SP Servicios de Mexico S.A. de C.V., and approximately $6.7 million in cash.

Employees

  As of September 30, 1997, the Company employed approximately 1,290 employees of which 130 perform corporate and administrative services, 810 provide Network Construction Services, 105 provide Commercial Services, 20 provide Carrier Services, and 225 perform network engineering and related functions. The Company uses the services of independent contractors for installation and maintenance of portions of the Qwest Network. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relations with its employees are good.

Legal Proceedings

  The Company and its subsidiaries are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations, although there can be no assurances in this regard.

                                   REGULATION

General Regulatory Environment

  The Company's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network
Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecom Act of 1996, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international

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



telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. All of the Company's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

  The Telecom Act of 1996 may have potentially significant effects on the operations of the Company. The Telecom Act of 1996, among other things, allows the RBOCs and the General Telephone Operating Companies to enter the long distance business, and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial competition to the Company's Commercial Services and Carrier Services customers, and may have a material adverse effect on the Company and such customers. However, the Company believes that the RBOCs' and other companies' participation in the market will provide opportunities for the Company to sell fiber or lease long distance high volume capacity.

  Under the Telecom Act of 1996, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. The General Telephone Operating Companies may enter the long distance market without regard to limitations by region. The Telecom Act of 1996 does, however, impose certain restrictions on, among others, the RBOCs and General Telephone Operating Companies in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro- competitive requirements. The RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of presubscribed long distance access lines in the United States are also restricted from packaging other long distance services and local services provided over RBOC facilities. The General Telephone Operating Companies are subject to the provisions of the Telecom Act of 1996 that impose interconnection and other requirements on LECs. General Telephone Operating Companies providing long distance services must obtain regulatory approvals otherwise applicable to the provision of long distance services.


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Federal Regulation

  The FCC has classified QCC, the Company's principal operating subsidiary, as a non-dominant carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. However, the FCC has the power to impose more stringent regulation requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings.

  The FCC regulates many of the charges, practices and classifications of dominant carriers to a greater degree than non-dominant carriers. Among domestic carriers, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while all other interstate service providers are considered non-dominant carriers. On April 18, 1997, the FCC ordered that the RBOCs and independent LECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties sought the FCC's reconsideration of AT&T's status, but the FCC denied these petitions on October 9, 1997.

  As a non-dominant carrier, QCC may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, so long as QCC obtains all necessary authorizations from the FCC for use of any radio frequencies. Non-dominant carriers are required to obtain prior FCC authorization to provide international telecommunications, and the Company has obtained such authorization for international switched resale services. QCC has applied for expanded international authority that would permit it to operate as a facilities-based carrier to all permissible international points and to operate as a resale carrier (including the resale of private lines for the provision of switched services) to all permissible points. The FCC also imposes prior approval requirements on certain transfers of control and assignments of operating authorizations. Non-dominant carriers are required to file periodic reports with the FCC concerning their interstate circuits and deployment of network facilities. International carriers are also required to file periodic reports regarding traffic and revenue and regarding circuit status and additions. The Company is required to offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. While the FCC generally has chosen not to exercise direct oversight over cost justification or levels of charges for services of non-dominant carriers, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The Company or any of its operating subsidiaries could be subject to legal actions seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to have been injured by the Company's practices. The Company cannot predict either the likelihood of the filing of any such complaints or the results if filed.

  Under existing regulations, non-dominant carriers are required to file with the FCC tariffs listing the rates, terms and conditions of both interstate and international services provided by the carrier. Pursuant to such regulations, the Company has filed with the FCC tariffs for its interstate and international

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services.  On October 29, 1996, the FCC adopted an order in which it eliminated, as of September 1997, the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services and in fact prohibited the filing of such tariffs, although tariffs for international service must still be filed. Such carriers were given the option to cease filing tariffs during a nine-month transition period that concluded on September 22, 1997. The FCC's order was issued pursuant to authority granted to
the  FCC  in  the  Telecom  Act  of  1996  to  "forbear"  from   regulating  any
telecommunications service provider if the FCC determines that the public interest will be served. However, on February 19, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC's order pending further expedited judicial review or FCC reconsideration or both. In August 1997, the FCC issued an order on reconsideration in which it affirmed its decision to impose complete or mandatory detariffing, although it decided to
allow  optional  or  permissive  tariffing  in  certain  limited   circumstances
(including for interstate, domestic, interexchange dial-around services, which end users access by dialing a carrier's 10XXX access code). Petitions for further reconsideration of this order are pending, and this order also remains subject to the Court of Appeals' stay pending further judicial review and any appeals of the order on reconsideration. The Company cannot predict the ultimate outcome of these or other proceedings on its service offerings or operations.

  On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the Telecom Act of 1996. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating LECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the Telecom Act of 1996 has made access reform timely. The FCC's recent access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. The FCC intends to address these and other related matters in subsequent proceedings. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending.
Though the Company believes that access reform through lowering and/or eliminating excessive access service charges will have a positive effect on its service offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of the pending judicial appeals or petitions for FCC reconsideration.

  The FCC also released a companion order on universal service reform on May 8,

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1997.  The  universal  availability  of  basic  telecommunications   service  at
affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of LEC pricing, funded as part of a system of direct charges on some LEC customers, including interexchange carriers such as QCC, and above-cost charges for certain LEC services such as local business rates and access charges. In accordance with the Telecom Act of 1996, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interexchange carriers' gross revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. Several parties have filed petitions for reconsideration or judicial appeals on both of this order, many of which are still pending. The Company is unable to predict the outcome of the further FCC proceedings or of the pending judicial appeals or petitions for FCC reconsideration on its operations.

  On April 11, 1997, the FCC released an order requiring that all carriers transition from three-digit to four-digit Carrier Identification Codes ("CICs") by January 1, 1998. CICs are the suffix of a carrier's Carrier Access Code ("CAC"), and the transition will expand CACs from five (10XXX) to seven digits (101XXXX). These codes permit customers to reach their carrier of choice from any telephone. Parties filed petitions for reconsideration of this design, arguing in part that this short transition (following the FCC's proposal for a six-year transition) does not permit carriers sufficient time to make necessary hardware and software upgrades or to educate their customers regarding the need to dial additional digits to reach their carrier of choice. In response to these petitions, the FCC on October 22, 1997 issued an order on reconsideration that modified the transition to create a "two-step" process. LECs must have completed switch changes to recognize the new codes by January 1, 1998, but interexchange carriers have until June 30, 1998 to prepare for and educate their consumers about the change to new codes. The Company cannot predict whether this transition period will permit adequate customer notification.

  The Company's Microwave System subsidiary is subject to applicable FCC regulations for the use of radio frequencies. The FCC issues domestic microwave radio licenses for limited periods not to exceed 10 years. The Company must seek renewal of such licenses prior to their expiration. The Company knows of no facts that would result in the denial of any such renewals, although there can be no assurance in that regard. Although the FCC has never denied a microwave license application made by the Company, there can be no assurance that the Company will receive all authorizations or licenses necessary to implement its business plan or that delays in the licensing process will not adversely affect the Company's business.

  The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license. These ownership restrictions apply to the Company's Microwave System but currently do not apply to non-radio

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facilities,  such as fiber  optic  cable.  The FCC  adopted  rules  relating  to requests to exceed the statutory limit on indirect foreign ownership of common carrier radio licenses, and the participation of foreign carriers or U.S. entities with foreign carrier affiliates (generally an ownership interest greater than 25% or a controlling interest) in an entity holding U.S. international authority. Under those rules, the FCC has scrutinized either form of foreign participation to determine whether the relevant foreign market offers "effective competitive opportunities" ("ECO"). The FCC may impose restrictions
(including   prohibition  of  the  proposed   participation  or  investment)  on
applicants   not  meeting  the  ECO  test.   These  rules  have  also   required
international carriers to notify the FCC 60 days in advance of an acquisition of a 10% or greater interest by a foreign carrier in that U.S. carrier. The FCC has discretion to determine that unique factors require application of the ECO test or a change in regulatory status of the U.S. carrier even though the foreign carrier's interest is less than 25%. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with the Company. The Telecom Act of 1996 partially amends existing restrictions on foreign ownership of radio licenses by allowing corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, currently remain unchanged, but the U.S. has agreed in recent world trade negotiations to allow for a significant increase in permissible foreign investment, including 100% indirect foreign ownership of U.S. common carrier radio licensees. On November 26, 1997, the FCC issued a new order that modified the continued applicability of its ECO test in light of this agreement. In that order, which is tentatively scheduled to become effective on January 8, 1998, the FCC eliminated the ECO test for applicants from WTO member countries seeking international authority from the FCC or seeking to exceed the indirect foreign ownership limits on US common carrier radio licenses. The FCC
instead   adopted  an  open  entry   standard  with  a  presumption   that  such
participation by WTO member countries is permissible. The FCC retained the ECO test, however, for applicants from non-WTO member countries. The FCC also modified certain dominant carrier safeguards and further reduced the tariff notice requirements from 14 to one day's notice. Finally, the FCC raised the threshold for the required 60-day advance notification of foreign carrier affiliations from 10% to 25%. This order remains subject to judicial appeal and/or petitions for reconsideration at the FCC. Although the Company believes these changes will have a positive effect on its ability to identify potential sources of capital, they will also increase the number of competitors for international traffic. The effect on the Company of the Telecom Act of 1996 or other new legislation, negotiations or regulations which may become applicable to the Company cannot be determined.

International Settlements

  Under the international settlement system, international long distance traffic is exchanged under bilateral correspondent agreements between facilities-based carriers in two countries. Correspondent agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, correspondent agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for their own costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees

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owed  to  another   international   carrier  for  transporting  traffic  on  its
facilities.   Settlement   costs  are   reciprocal   between  each  party  to  a
correspondent agreement at a negotiated rate (which must be the same for all U.S. based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

  The difference in cost between providing domestic long distance and international service is minimal, and technical advances in facilities deployed for international calling are making distance largely irrelevant to cost. Increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates. As a result, domestic customers currently pay significantly more for an international call than they do for a domestic long distance call. The FCC recently adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or judicial appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may have a significant impact on settlement rates.

  The Company believes that the average cost of international telephone calls will be reduced, and anticipates further international opportunities will be created as a result of recent worldwide trade negotiations. On February 15, 1997, representatives of 70 countries, including the United States, finalized the World Trade Organization ("WTO") Basic Telecommunications Agreement ("WTO Agreement"), a compact addressing market access, investment and pro-competitive regulatory principles in areas currently generating over 95% of the world's telecommunications revenue. The WTO Agreement was scheduled to take effect
January 1, 1998, but some countries have urged a delay to permit member countries to complete their domestic implementation of the agreement. Among other things, the agreement provides U.S. companies market access for local, long distance and international service in 53 historically monopolized countries through any means of network technology, either as a facilities-based provider or as a reseller of existing network capacity. The countries providing market access for telecommunications services as a result of the WTO Agreement account for 99% of the world's telecommunications revenue. Although some countries have reserved specific exceptions, the agreement generally ensures that U.S. companies may acquire, establish, or hold a significant stake in telecommunications companies around the world, and that foreign companies may acquire, establish or hold such a stake in U.S. telecommunications companies. Additionally, pro-competitive regulatory principles based largely upon the Telecom Act of 1996 were adopted by 65 countries within the WTO Agreement. U.S. companies will be able to enforce these principles, as well as the WTO Agreement's market access and investment commitments, at the WTO and through enabling legislation in the U.S. The Company expects to benefit from the anticipated effects of the WTO Agreement, but cannot predict where or when such opportunities may present themselves.

State Regulation

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  The Company's  intrastate  long  distance  telecommunications  operations  are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements.

Generally, the Company must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In most of these jurisdictions the Company must also file and obtain prior regulatory approval of tariffs for its intrastate services. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. The Company is currently authorized to provide intrastate services in 47 states, and has a pending application for authority to provide intrastate services in one additional state. The Company intends to have authority in all states where competition is allowed.

  Those states that permit the offering of intrastate/intra-LATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. Historically, this has put the Company at a competitive disadvantage compared with LECs whose customers can make intrastate/intra-LATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intra-LATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit the Company and other interexchange carriers to provide intra-LATA calling on a 1 + basis. Further, the Telecom Act of 1996 requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. The Company expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

Local Regulation

  The Company is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In addition, the Company could be at a competitive disadvantage if its competitors do not pay the same level of fees as the Company. However, the Telecom Act of 1996 requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

Other

  The Company monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. The Company believes that it is in compliance with such regulations, although there can be no assurance that any such discharge, disposal or emission might not expose the

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Company to claims or actions  that could have a material  adverse  effect on the
Company.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of Qwest, their ages and positions with Qwest, and brief biographies are set forth below:

Name                    Age                     Position
----------------------- --- -----------------------------------------------
Philip F. Anschutz.....  57 Director and Chairman
Joseph P. Nacchio......  48 Director, President and Chief Executive Officer
Robert S. Woodruff.....  48 Director, Executive Vice President-Finance
                            and Chief Financial Officer and Treasurer
Cannon Y. Harvey.......  57 Director
Richard T. Liebhaber...  62 Director
Douglas L. Polson......  55 Director
Craig D. Slater........  40 Director
Joseph T. Garrity......  46 Secretary
Richard L. Smith.......  36 Vice President and Controller
Jordan L. Haines.......  70 Director
W. Thomas Stephens.....  55 Director

Other Management

  In addition, management of QCC includes the individuals set forth below:

Name                   Age                    Position
---------------------- --- ----------------------------------------------
Lewis O. Wilks........  44 President-Business Markets
Brij Khandelwal.......  52 Executive Vice President and Chief Information
                           Officer
Larry M. Seese........  52 Executive Vice President-Network Engineering
                           and Operations
Nayel S. Shafei.......  38 Executive Vice President-Product
                           Development
Anthony J. Brodman....  55 Senior Vice President-Strategy and Planning
Gregory M. Casey......  39 Senior Vice President-Carrier Markets
Stephen M. Jacobsen...  39 Senior Vice President-Consumer Markets
August B. Turturro....  50 Senior Vice President-Network Construction
A. Dean Wandry........  57 Senior Vice President-New Business
                           Development
Marc Weisberg.........  40 Senior Vice President-Corporate Development
Reynaldo U. Ortiz.....  51 Managing Director and Senior Vice President-
                           International

  Philip F. Anschutz has been a Director and the Chairman of the Board of Qwest since February 1997. He was a Director and Chairman of the Board of QCC from November 1993 until September 1997. He has been a Director and Chairman of the Board of Anschutz Company ("AC"), Qwest's parent, for more than five years, and a Director and Chairman of the Board of The Anschutz Corporation ("TAC"), a wholly owned subsidiary of Anschutz Company, for more than five years. Since the merger of Southern Pacific Rail Corporation ("SPRC") and Union Pacific Corporation ("UP") in September 1996, Mr. Anschutz has served as Vice-Chairman of UP. Prior to the merger, Mr. Anschutz was a Director of SPRC from June 1988 to September 1996, Chairman of SPRC from October 1988 to September 1996, and

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President and Chief Executive Officer of SPRC from October 1988 to July 1993. He also has been a Director of Forest Oil Corporation since 1995.

  Joseph P. Nacchio became Director, President and Chief Executive Officer of Qwest in February 1997, having been appointed to the same positions at QCC in January 1997. Prior to joining the Company he was Executive Vice President of AT&T Corp.'s ("AT&T") Consumer and Small Business Division since January 1996. In that capacity he was responsible for AT&T's core consumer long distance business, and AT&T's DirecTV, AT&T Alascom and Language Line businesses. He was also responsible for marketing and sales targeted at all consumer and small businesses in the United States. In 1994 and 1995 Mr. Nacchio was President of AT&T's Consumer Communications Services long distance, a winner of the Malcolm Baldrige National Quality Award for Excellence. From November 1991 until August 1994, Mr. Nacchio was President of AT&T's Business Communications Services unit focused on the long distance communications needs of business customers. Since joining AT&T in June 1970 he held assignments in network operations, engineering, marketing and sales. Mr. Nacchio earned an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program. He also received an M.B.A. degree and a B.S. degree in electrical engineering, both from New York University. He has been a Director of Internet Communications Corporation since May 1997.

  Robert S. Woodruff became a Director and Executive Vice President-Finance and Chief Financial Officer of Qwest in February 1997. He served as interim Chief Operating Officer of Qwest and QCC from November 1996 through April 1997. He has served as a Director of QCC since December 1996. He became Executive Vice President-Finance, Chief Financial Officer and Treasurer of QCC in August 1994. He serves as a Director of FSI Acquisition Corp., Government Communications Inc., Qwest Transmission Inc., Qwest Properties, Inc., and U.S. TeleSource, Inc., all of which are wholly owned subsidiaries of QCC. He is also Sole Administrator of QCC's Mexican subsidiaries, Opticom, S.A. de C.V., Servicios Derecho de Via, S.A. de C.V., and S.P. Servicios Mexico, S.A. de C.V. Prior to joining the Company he had been a partner in the accounting firm of Coopers & Lybrand since 1984, where his responsibilities included providing services to communications companies. Mr. Woodruff received a B.B.A. degree in accounting, with honors, from the University of Wisconsin.

  Cannon Y. Harvey has been a Director of Qwest since February 1997, and was Director of QCC from December 1996 until September 1997. He has been President and Chief Operating Officer of both AC and TAC since December 1996. From February 1995 until September 1996 he served as Executive Vice President-Finance and Law of SPRC; from September 1993 to February 1995 he served as Senior Vice President and General Counsel of SPRC; from May 1993 to September 1993 he served as Vice President-Finance and Law and General Counsel of SPRC. Prior to joining SPRC, Mr. Harvey was a Partner in the law firm of Holme Roberts & Owen LLP for more than five years.

  Richard T. Liebhaber has been a Director of Qwest since February 1997. He has been a Managing Director of Veronis, Suhler & Associates, Inc., the New York media merchant banking firm, since June 1, 1995. Mr. Liebhaber has been a member of the board of directors of Objective Communications, Inc. since August 1994, the board of directors of Alcatel Network Systems, Inc. since June 1995, the board of directors of Geotek Communications, Inc. since April 1995, the board of directors of Advanced Network Services, Inc. (America OnLine, Inc.) since July 1996, the board of directors of Internet Communications Corporation since May 1997, and the board of directors of Scholz Master Builders since December 1985. From December 1985 to his retirement in May 1995, Mr. Liebhaber served as Executive Vice President of MCI Communications Corporation and as a

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member of its Management Committee. Mr. Liebhaber was a member of the board of directors of MCI Communications Corporation from July 1992 until his retirement in May 1995.

  Douglas L. Polson has been a Director of Qwest since February 1997, and was Director of QCC for more than five years. He has been a Director and Vice President-Finance of both AC and TAC for more than five years. He was a Director of SPRC from June 1988 to September 1996; Vice Chairman of SPRC from June 1988 to September 1996; and a Vice President of SPRC from October 1988 to September 1996.

  Craig D. Slater has been a Director of Qwest since February 1997 and a Director of QCC since November 1996. He has been Vice President-Acquisitions and Investments of both AC and TAC since August 1995 and Corporate Secretary of AC and TAC from September 1991 to October 1996. Mr. Slater held various other positions with AC and TAC from 1988 to 1995. He has been a Director of Forest Oil Corporation since 1995 and Internet Communications Corporation since 1996.

  Joseph T. Garrity has been Secretary of Qwest since February 1997 and Secretary of QCC since November 1996 and has been a Director of QCC since
September 1997. He is also Senior Director-Legal, Regulatory and Legislative Affairs of QCC since November 1996 and was Director-Regulatory and Legislative Affairs of QCC from March 1995 to November 1996. Prior to joining the Company, from 1992 to March 1995, Mr.Garrity was Senior Attorney with MCI Telecommunications Corporation; and from 1991 to 1992 he was President of Garrity, Inc. and Joseph T. Garrity, P.C., where he was an attorney and consultant in the areas of domestic and international telecommunications. From 1988 to 1991 he was Counsel and Assistant Secretary to Jones International, Ltd., Jones Intercable, Inc. and Jones Spacelink, Ltd. and from 1989 to 1991 was President, Jones Programming Services, Inc. He has B.S. and M.S. degrees from Northwestern University and a J.D. degree from DePaul University College of Law.

  Richard L. Smith became Vice President and Controller of Qwest in February 1997 and of QCC in October 1995. Prior to becoming Controller for QCC, he had been the Director of Financial Operations for QCC since November 1993. From 1989 through October 1993, Mr.Smith served as Vice President of Finance for Centrex Equipment Associates, Inc., an interconnect company. He was Controller of Convenience Video Movies, Inc., a national distribution company, from 1987 to 1989 and was a Senior Accountant with Coopers & Lybrand from 1983 to 1987. Mr. Smith received a B.S. degree in accounting from San Diego State University.

  Jordan L. Haines was appointed a Director of Qwest effective immediately upon completion of the Initial Public Offering. He was Chairman of the Board of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1983 until his retirement in 1991. He has been a member of the Board of Directors of KN Energy, Inc. since 1983 and a Director of Forest Oil Corporation since 1996. Mr. Haines will serve as a member of the Audit Committee.

  W. Thomas Stephens was appointed a Director of Qwest effective immediately upon completion of the Initial Public Offering. He served from 1986 until his retirement as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation Board of Directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens has been a Director of Public Service Company of Colorado since 1989, a Director of Mail Well, Inc. since 1996, a Trustee of Eagle Picher Settlement Trust since 1996 and a Trustee of The Denver Art Museum since 1994. He will serve as a member of the Audit

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Committee.

  Lewis O. Wilks became President-Business Markets of QCC in October 1997. Wilks, who previously was president of GTE Communications, has extensive senior-level management experience in delivering communications services to the corporate sector. While Wilks served as president of GTE Communications, he oversaw national sales, service and marketing activities for the competitive local exchange markets. The business unit, under his leadership, was responsible for all consumer, business and strategic accounts as well as long-distance, media ventures and Internet product distribution. Before joining GTE, Wilks was a senior executive with MCI Corporation, and held a variety of management positions with Wang Laboratories.

  Brij Khandelwal became Executive Vice President and Chief Information Officer of QCC in October 1997. Prior to joining Qwest he was Vice President and Chief Information Officer at Lucent Technologies Network Systems from November 1995 to October 1997. At Lucent from August 1994 to October 1997, he was responsible for global delivery of enterprise information systems and services aligned with corporate strategic and tactical goals. He is experienced in a wide range of information technologies, systems and processes affecting the business enterprise, including sales, marketing, financial, operations, and R&D. From
August 1990 through August 1994 he was Director, Systems Development at GE Aerospace/Martin Marietta, where he was responsible for architecture and delivery of enterprise information systems. Mr. Khandelwal holds a B.S. from the University of Roorkee (Roorkee, India), an M.S. from the University of Nebraska, and a Ph.D. from the University of Wisconsin.

  Larry M. Seese became Executive Vice President-Network Engineering and Operations of QCC in October 1997. From 1968 to October 1997, he was employed by AT&T, most recently as Vice President of Network Operations. During Mr. Seese's 29 year tenure at AT&T, he was responsible for managing the operations, reliability and cost performance of AT&T's voice and data networks and worked on the development of advanced switching systems and the development of lightwave systems. He has experience in all aspects of network planning, development, certification and deployment. Mr. Seese holds a B.S. from the University of Kentucky and an M.S. from Columbia University, both in electrical engineering. He also received an M.S. from the Sloan School of Management at M.I.T.

  Nayel S. Shafei became Executive Vice President-Product Development of QCC in August 1997. From August 1996 to August 1997 he was Senior Vice President and General Manager of Arrowsmith Corporation's Telecommunications Division. From July 1994 to August 1996, he was Vice President and General Manager for AlliedSignal. From April 1992 to July 1994, he was Vice President, Development and General Manager for Computervision Corporation, and was Principal Architect, Research and Development for Computervision from August 1986 to February 1991. Mr. Shafei serves as a computer/communications consultant for the United Nations Development Program and is a member of the IEEE Computer Society, Association of Computer Machinery, Society of Cable Engineers and Product Data Exchange Standards. He holds an undergraduate degree from Cairo University and an M.S. and a Ph.D. in computer science from the school of engineering at M.I.T.

  Anthony J. Brodman joined QCC in 1989 and has been Senior Vice President-Strategy and Planning since 1995. From 1994 to June 1995 he served as Vice President-Strategy, Planning and Public Relations and from 1989 to 1994 was Vice President-Sales and Marketing. Prior to joining QCC, he held senior level marketing and sales positions from 1973 to 1989 with Sprint. He has 11

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years of experience in field and headquarters marketing positions with Pacific
Telephone. Mr. Brodman holds a degree from DeAnza College and attended Northrop Institute of Technology and San Francisco State University.

  Gregory M. Casey became Senior Vice President-Carrier Markets of QCC in June 1997. In this capacity, he is responsible for all of Qwest's carrier marketing and sales programs. Prior to joining QCC, Mr. Casey was, since 1996, Vice President of Carrier Relations and Regulatory Affairs at LCI International, with responsibility for managing relationships with RBOCs and LECs and negotiating interconnection arrangements and wholesale pricing for resale of local service. From 1991 to 1996, he was employed by ONCOR Communications Inc., where he served as Senior Vice President of Regulatory Affairs and Telephone Company Relations. Prior to joining ONCOR, he was Senior Vice President and General Counsel for Telesphere International Inc. Mr. Casey holds a B.A. degree in political science from the University of Connecticut and a J.D. degree from DePaul University College of Law.

  Stephen M. Jacobsen became Senior Vice President-Consumer Markets of QCC in March 1997. In this capacity, he is responsible for all of QCC's consumer marketing and sales programs. Prior to joining QCC, Mr. Jacobsen was Regional Vice President-Consumer and Small Business for AT&T in Southern California and Nevada since 1996, with responsibility for all marketing functions for consumer and small business customers in those geographic areas. During his nearly sixteen-year career at AT&T, Mr. Jacobsen held key managerial positions in the network services division, including responsibility for AT&T's network operations center in the western region as well as positions in sales, marketing and product management. Mr. Jacobsen holds an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program and a B.S.B.A. degree from the University of Arizona.

  August B. Turturro became Senior Vice President-Network Construction for QCC in September 1997 and President and Chief Operating Officer of Qwest Network Construction Services. From January 1996 to September 1997, Mr. Turturro was President and Chief Operating Officer of Inliner American, a specialty trenchless utility contractor. From January 1992 to January 1996 he was President and Chief Executive Officer of Fishbach Corporation and its Natkin Group, which is the second largest speciality contractor in the United States. Mr. Turturro has over 27 years of construction experience as a professional engineer and holds contractor licenses in several states. He holds a B.S. degree in Mechanical Engineering from West Virginia University.

  A. Dean Wandry became Senior Vice President-Cable & Access Services for QCC in November 1994 and Senior Vice President-New Business Development for QCC in December 1995. In 1981 Mr. Wandry formed Citation Cable Systems Limited, which merged into Fanch Communications, Inc. in 1986. Following the merger, he served as Vice President-Operations until he joined QCC. He joined Bayly Corp., a multinational apparel manufacturer, in 1967 and served as President of the Sales and Marketing Division from 1977 to 1981. He holds a B.S. degree in economics from the University of Colorado.

  Marc Weisberg became Senior Vice President-Corporate Development of QCC in September 1997. Prior to joining QCC, he was the founder and owner of Weisberg & Company, where he provided investment banking and advisory services to clients in several industries, including telecommunications, multimedia and emerging technologies. Mr. Weisberg holds a B.A. from Michigan State University.


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  Reynaldo  ("Reynie")  U. Ortiz became  Managing  Director,  International  and
Senior Vice President of QCC in December 1997. Before joining Qwest full time, Ortiz was a consultant to QCC. In this capacity, he negotiated with the government of Mexico and forged a deal with Bestel S.A. de C.V. to extend the Qwest network into 14 major cities in Mexico. Previously, Ortiz served as president and CEO of US West International, Inc., where he developed and implemented a successful strategy for US West's entry into the cable television-telephony and wireless communications markets in Asia, Europe and Latin America. He also developed international distribution sales and marketing agreements and product sourcing for International Business Machines, Inc. (IBM). Ortiz received an honorary doctorate degree in law from New Mexico State University for his international achievements. He also holds a Masters of Science in management degree from Stanford University.

Executive Compensation

  The following table summarizes the compensation paid or accrued to Qwest's chief executive officer and four other most highly compensated executive officers of Qwest and its operating subsidiaries (the "Named Executives") during the fiscal years ended December 31, 1996, 1995, and 1994. The position identified in the table for each person is that person's current position at Qwest unless otherwise indicated.

  Mr. Joseph P. Nacchio became President and Chief Executive Officer of Qwest effective January 4, 1997. His employment agreement is described below the table.




                          Summary Compensation Table

                                               Annual Compensation
                                         ------------------------------
                                                             Other Annual   All Other
Name/Principal Position             Year   Salary     Bonus  Compensation Compensation
----------------------------------- ---- ---------   ------- ------------ ------------
Robert S. Woodruff, Interim Chief
Operating Officer, Executive Vice   1996  $182,200   $25,000    $2,083(1)    $   5,466(2)
President-Finance and Chief         1995   167,766    16,500         -           1,671
Financial Officer and Treasurer     1994    65,683(3)    -         -               -
------------------------------------------------------------------------------------------
Anthony Brodman Senior Vice         1996   152,333    30,000         -           7,945(2)
President-Strategy and              1995   130,270    11,634    15,752(4)        7,163
Planning (QCC)                      1994   112,140       -       2,083(4)       62,602
------------------------------------------------------------------------------------------
A. Dean Wandry, Senior Vice         1996   148,300    30,000         -           7,725(2)
President-New Business              1995   141,866    14,000         -           2,310
Development (QCC)                   1994    45,141(5)                -             -
------------------------------------------------------------------------------------------
                                    1996   130,083       -      56,300(6)        7,203(2)
Joseph DePetro, Vice President-     1995   120,000       -      45,634(4)        6,712
Sales and Marketing (QCC)           1994    99,897       -      50,403(7)       62,313
------------------------------------------------------------------------------------------
Douglas H. Hanson, former President 1996   193,557       -           -         128,420(9)
and Chief Executive Officer         1995   200,040    20,004         -           8,240
(QCC)(8)                            1994   195,865       -           -          79,001
------------------------------------------------------------------------------------------
                                    1996   157,150       -           -          24,147(11)
Peter R. Geddis, former Executive   1995   188,127    18,504   239,680(12)       9,738
Vice President (QCC)(10)            1994   180,865       -     239,680(12)      75,000
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 (1) QCC's forgiveness of a portion of a loan.
 (2) The amount shown represents QCC's contribution to QCC's 401(k) plan.
 (3) Mr. Woodruff began his employment with QCC in August 1994 and amounts disclosed for Mr. Woodruff for 1994 represent compensation paid after that date.
 (4) The amount shown represents commissions.
 (5) Mr. Wandry began his employment with QCC in September 1994 and amounts disclosed for Mr. Wandry for 1994 represent compensation paid after that date.
 (6) The amount shown represents commissions ($48,337) and QCC's forgiveness of a portion of a loan ($7,963). In August 1996, QCC extended a loan to Mr. DePetro in the principal amount of $31,850 with interest at 5% per year and secured by a deed of trust on his principal residence. The principal amount is forgiven in annual increments of $7,963 on December 31, 1996 through 1999. Mr. DePetro pays interest on the outstanding principal balance on the first day of each month. If Mr. DePetro terminates his employment voluntarily or if QCC terminates his employment on account of wilful misconduct,  QCC may  declare  the then  outstanding  principal  amount and accrued interest due and payable within 45 days after he terminates employment. If his employment terminates for any other reason, the outstanding principal balance will be forgiven.
 (7) The amount shown represents commissions ($38,577) and QCC's forgiveness of a portion of a loan ($11,826).
 (8) Mr. Hanson resigned his position effective November 11, 1996. In connection with his termination, Qwest and Mr. Hanson entered into a severance agreement that is described under "-Employment Contracts and Termination of Employment and Change-in-Control Arrangements," below.
 (9) The amount shown represents QCC's contribution to QCC's 401(k) Plan ($9,000) and a payment for accrued but unused vacation ($119,420). For a description of the severance payments paid or payable to Mr. Hanson, see "-Employment Contracts and Termination of Employment and Change-In-Control Arrangements," below.
(10) Mr. Geddis terminated employment as an executive officer effective July 1, 1996. He continued to perform services for QCC on a reduced-time basis through December 31, 1996.
(11) The amount shown represents QCC's contribution to QCC's 401(k) Plan ($9,215) and QCC's payment for accrued but unused vacation time ($14,932) upon his termination of employment. In January 1997, QCC paid Mr. Geddis the sum of $450,000 in full satisfaction of Mr. Geddis' interest in the Growth Share Plan, which is described below.
(12) The amount shown represents QCC's forgiveness of a loan.

CEO Employment Agreement

  Qwest and Joseph P. Nacchio entered into an employment agreement dated as of December 21, 1996 and amended as of January 3, 1997, pursuant to which Mr. Nacchio joined Qwest as its President and Chief Executive Officer effective January 4, 1997 for a term through the close of business on December 31, 2001, unless terminated earlier by either party. The agreement provides for an annual base salary of $600,000, a $300,000 bonus for 1997, and a $300,000 bonus for 1998. Mr. Nacchio may participate in the employee benefit plans available to Qwest's senior executives according to the plans' terms and conditions. Under the agreement, Mr. Nacchio has been granted 300,000 growth shares under Qwest's Growth Share Plan, with a five year performance cycle commencing January 1, 1997 and a "beginning company value" of $1 billion. See "-Growth Share Plan."

The value of the growth shares is capped at a value generally determined by the $22.00 per share price of the Common Stock in the Initial Public Offering. The growth shares will vest in 20% increments on each January 1 beginning January 1, 1998, provided that the final 20% increment will vest on the date in 2001 that ends the performance cycle, as determined by the Company in its sole discretion. The growth share agreement between the Company and Mr. Nacchio provides for terms that are different from the general terms of the Growth Share Plan in certain respects. Annually, Mr. Nacchio may elect to receive payment for up to 20% of his vested growth shares in shares of Common Stock; the growth shares for which he has received payment will be canceled. The number of growth shares granted to Mr. Nacchio are subject to adjustment upon changes in the Company's capital structure in connection with mergers and other reorganizations. If Mr. Nacchio's employment is terminated for good reason (generally, resignation after a reduction in title or responsibility) or other than for cause (as defined below), he will vest in one-twelfth of the 20% of growth shares subject to annual vesting for the year of termination for each full month of employment in such calendar year. A change in control (as defined in the employment agreement) will not result in full vesting of, or payment for, the growth shares unless Mr. Nacchio is terminated without cause or resigns for good reason after the change in control. If his employment is terminated for cause, he will be paid for his vested growth shares based on the value of the Company as of the end of the immediately preceding calendar year. Upon payment of certain dividends, the growth shares will vest 100% and Mr. Nacchio will be paid for a portion of the growth shares. Termination of the Plan will not be a "triggering event," see "-Growth Share Plan," with respect to Mr. Nacchio's growth shares.

  The Company has granted Mr. Nacchio an option under the Company's Equity Incentive Plan to purchase three million shares of Common Stock. See "-Equity Incentive Plan." The exercise price is $22.00 per share. The option will vest 20% per year beginning on December 31, 1997 and will become fully vested upon Mr. Nacchio's death, disability or retirement. If Mr. Nacchio resigns for good reason (as defined in the growth share agreement) or if the Company terminates his employment other than for cause, he will vest in an amount of one-twelfth of the 20% increment scheduled to vest for the year of termination for each full month of employment with the Company during such year. If the Company terminates his employment without cause or if he resigns for good reason (as defined in the employment agreement, provided that for this purpose the occurrence of a change in control by itself is not good reason), in each case following a change in control, the option will become fully vested. If Mr. Nacchio's employment terminates for any other reason, he will forfeit the unvested portion of his option and retain the vested portion of his option, provided that if his employment is terminated for cause, he can exercise the vested portion of the option only until the first to occur of (1) the date that is six months after the day after his termination or (2) June 30, 2003. He can exercise the vested portions of the option at any time before the option expires. Generally, the option will terminate and expire on June 30, 2003.

  The employment agreement also provides that in order to compensate Mr. Nacchio for certain benefits from his former employer, AT&T, that Mr. Nacchio may lose or forfeit as a result of his termination of employment and commencement of employment with Qwest, Qwest will pay him $10,735,861, as adjusted (the "equalization payment"). The equalization payment is to be made in three installments. The first installment of $7,232,000 has been paid. The remaining two installments are scheduled to be paid on each of January 1, 1998 ($1,469,861) and 1999 ($2,034,000), with annual interest at the rate of 5% from January 7, 1997 to the date of payment. If Mr. Nacchio's employment is terminated for cause (including any willful misconduct materially detrimental to the Company, felony conviction, or nonfeasance with respect to duties set forth in the employment agreement) on or before December 31, 1999, the agreement provides that he will repay to Qwest a portion of the equalization payment previously paid. If a termination for cause occurs after December 31, 1999, the equalization payment will not be repaid. If Qwest terminates Mr. Nacchio's employment other than for cause or if Mr. Nacchio resigns for good reason, which for this purpose includes a change in control of Qwest or certain other events, Qwest will be obligated to make certain payments to him, including an amount equal to two times his base salary at the rate in effect on the date of employment termination and any installments of the equalization payment that have not yet been made, with interest. Mr. Nacchio will also be entitled to continuation of certain benefits, including welfare benefits and participation in the Growth Share Plan for a two-year period following termination. For this purpose, change in control means the acquisition of 20% or more of Qwest by an individual, entity (not controlled by Philip F. Anschutz) or group if the new acquirors own a larger percentage of Qwest than entities controlled by Philip F. Anschutz. The agreement provides that if Mr. Nacchio receives any payments upon a change in control that are subject to the excise tax of Section 4999 of the Internal Revenue Code, Qwest will pay Mr. Nacchio an amount that reimburses him in full for the excise tax.

Growth Share Plan

  The Growth Share Plan was originally adopted by QCC effective November 1, 1993. Qwest adopted, assumed, and continued the Growth Share Plan, effective May 1, 1996. The Growth Share Plan was amended and restated in its entirety, effective October 1, 1996 (the "October 1996 amendment and restatement"). The October 1996 amendment and restatement provides for the grant of "growth shares" to selected employees and directors of Qwest and certain affiliates who can significantly affect the long-term financial success of Qwest. Growth share grants may include additional or different terms and conditions from those described herein. A "growth share" is a unit of value based on the increase in value of Qwest over a specified performance cycle or other specified measuring period. The value of a growth share is generally equal to (1) the value of Qwest at or near the date of a "triggering event," as defined below, minus (2) the value of Qwest as of a date determined by Qwest's board of directors in its sole discretion at the time of grant of a growth share ("beginning company value"), minus (3) the value of contributions to capital during the period beginning with the date as of which Qwest's value for purposes of the growth share's grant is determined and ending with the date as of which the value of the growth share is determined (the "measuring period") together with an amount equal to 9% of each such contribution made by entities controlled by Philip F. Anschutz, compounded annually, plus (4) dividends paid during the measuring period, divided by (5) 10 million (the total number of growth shares). The value of Qwest as of the last day of the measuring period is determined by independent appraisal; provided that if all classes of Qwest's outstanding equity securities are publicly traded and Qwest is subject to the reporting and disclosure rules of the Securities Exchange Act, the value of Qwest will be based on the trading price of the equity securities over the 20 consecutive trading days ending on the last day of the measuring period.

  Payment for growth shares is generally made at the end of the performance cycle; however, the October 1996 amendment and restatement provides that the outstanding growth shares will be valued and payment will be made upon the termination of the October 1996 amendment and restatement or a "change in control" (defined below), which are referred to as "triggering events." In the case of payments made other than at the end of a performance cycle, Qwest is valued as of the last day of the month following the triggering event, in the case of termination of the October 1996 amendment and restatement, and immediately after the date of the change in control, in the case of a change in control. Generally, payment is made in a single cash payment or in shares of Qwest's common stock, as determined by the board, although Qwest may elect to pay in two equal annual installments, the first installment to be made within 30 days after the growth shares are valued and the second installment to be made one year later with interest at the consolidated prime rate published in The Wall Street Journal. Under the October 1996 amendment and restatement, payment must be made in shares of Qwest's common stock if Qwest's common stock is actively traded on an established securities market, and Qwest is subject to the reporting and disclosure requirements of the Exchange Act.

  The October 1996 amendment and restatement provides that no more than 850,000 of the 10 million growth shares will be outstanding at one time. Growth shares generally vest at 20% for each full year of service after the date of grant. Participants become fully vested in their outstanding growth shares at death, disability or retirement after age 65. If a participant is terminated for cause, he or she will forfeit all vested growth shares. A participant who voluntarily terminates employment will forfeit 25% of his or her vested growth shares. Different vesting arrangements may apply to different participants. A participant who is not 100% vested at the date of a triggering event will be paid for the vested growth shares; however, 25% of the payment will be withheld and will be forfeited if the participant voluntarily terminates employment. Payment will be made for the unvested growth shares if and when they vest.

  Upon a "change of control" of Qwest, the outstanding growth shares will become fully vested. For this purpose, "change of control" is defined as either (A) the acquisition by any individual, entity or group (as defined in the Exchange Act), other than Anschutz Company, The Anschutz Corporation, or any entity controlled by Philip F. Anschutz ("Anschutz Entities"), of beneficial ownership of 20% or more of either (1) the then-outstanding shares of Common Stock or (2) the combined voting power of the then-outstanding voting securities of Qwest entitled to vote generally in the election of directors and the beneficial ownership of the individual, entity or group exceeds the beneficial ownership of the Anschutz Entities or (B) the Anschutz Entities no longer have beneficial ownership of at least 20% of Qwest's common stock or 20% of the combined voting power.

  The October 1996 amendment and restatement provides that growth shares granted prior to October 1, 1996, remain subject to the terms and conditions of the Growth Share Plan that were in effect when the growth shares were granted, unless otherwise agreed in writing by the Participant and Qwest. A total of 253,900 outstanding growth shares were granted under prior versions of the Growth Share Plan (the "Prior Plan"). Those growth shares became 100% vested (if not previously vested) upon completion of the Initial Public Offering and completion of the Initial Public Offering constituted a triggering event with respect to those growth shares, which resulted in payment by Qwest to the holders of the value of those growth shares. Qwest issued cash and a total of 1,295,766 shares of Common Stock in payment of these growth shares. The October 1996 amendment and restatement provides that payment must be made in shares of Qwest's common stock if Qwest's stock is publicly traded; completion of the Initial Public Offering, however, did not constitute a triggering event with respect to growth shares issued thereunder.

  Growth shares granted under the October 1996 amendment and restatement were not accelerated or triggered by completion of the Initial Public Offering. The Company has entered into amendments to the growth share agreements with participants who hold growth shares granted under the October 1996 amendment and restatement. The amendments provide that (1) following completion of the Initial Public Offering, the value of the growth shares is capped at a value generally determined by the $22.00 per share price of the Common Stock in the Initial Public Offering and (2) the performance cycle will end on a date in 2001 selected by the Company in its sole discretion and communicated to the participant in writing. The Company has granted the participant an option under the Company's Equity Incentive Plan to purchase a number of shares of Common Stock equal to ten times the number of the participant's growth shares. See "-Equity Incentive Plan." The following provisions apply to the options granted to participants other than Mr. Nacchio (see "-CEO Employment Agreement"). The exercise price is equal to the $22.00 price per share in the Initial Public Offering. The options will vest 20% per year beginning at the same time as the growth shares and will become fully vested upon the participant's death, disability, retirement or a change in control of the Company. The options will become exercisable at the rate of 15% per year for each of the first four years and 40% in the fifth year, in each case, on the date of vesting. If the participant is terminated for cause, or if the participant voluntarily terminates employment, he will forfeit all unvested options and the vested portion that is not exercisable. The participant may exercise the exercisable portion of the vested options at any time before the options expire. The options will terminate and expire at the end of the 18-month period following the vesting of the final 20% increment, provided that if the participant is terminated for cause, the vested and exercisable options will terminate and expire six months after the date of termination of employment. As of September 30, 1997, 379,500 growth shares had been granted and remained outstanding. Compensation expense relating to the nonvested growth shares is estimated to be up to approximately $27.7 million and will be recognized over the remaining approximately four-year vesting period. The Company does not intend to grant any more growth shares.

  The first growth shares were granted as of November 1, 1993. The following table shows the growth shares that were granted to the named executive officers prior to 1996. All of the growth shares have a measuring period commencing November 1, 1993, a performance cycle commencing November 1, 1993 and ending November 1, 1998, and a beginning company value of $50 million. All of the growth shares vest in annual 20% increments; the first annual increment vested on the date shown in the table.

                                         Initial
                    Grant    Number of   Vesting
Name                 Date  Growth Shares   Date
------------------ ------- ------------- -------
Robert Woodruff...  8/8/94        40,000  8/8/95
Anthony Brodman... 11/1/93        25,000 11/1/94
A. Dean Wandry....  9/6/94        35,000  9/6/95
Joseph DePetro.... 11/1/93        25,000 11/1/94

  Messrs. Slater, Polson, and Liebhaber, directors of Qwest, have each been granted a total of 20,000, 7,500, and 10,000 growth shares, respectively.

  The following table shows the growth shares granted in 1996 to the named individuals in the Summary Compensation Table:

              Long-Term Incentive Plans-Awards in Last Fiscal Year

                     Number of
Name               Growth Shares Performance Period

------------------ ------------- ------------------
                                 January 1, 1997 to
Anthony Brodman...         2,500 December 31, 2001

  The growth shares were granted as of October 1, 1996 and will vest in annual increments of 20% on each October 1, beginning October 1, 1997. The growth shares have a measuring period commencing November 1, 1993 and a beginning company value of $50 million.

Equity Incentive Plan

  The Company adopted the Qwest Communications International Inc. Equity Incentive Plan (the "Equity Incentive Plan") effective June 23, 1997.

  The Equity Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to key employees of the Company and affiliated companies and key consultants to the Company and affiliated companies. A maximum of 10,000,000 shares of Common Stock may be subject to awards under the Equity Incentive Plan. The number of shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the Common Stock. Shares of Common Stock covered by unexercised non-qualified or incentive stock options that expire, terminate or are canceled, together with shares of Common Stock that are forfeited pursuant to a restricted stock grant or any other award (other than an option) under the Equity Incentive Plan or that are used to pay withholding taxes or the option exercise price, will again be available for option or grant under the Equity Incentive Plan.

  Participation. The Equity Incentive Plan provides that awards may be made to eligible employees and consultants who are responsible for the Company's growth and profitability. The Company currently considers all of its employees and consultants to be eligible for grant of awards under the Equity Incentive Plan. As of September 30, 1997, there were approximately 1,290 eligible participants.

  Administration. The Equity Incentive Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee must be structured at all times so that it satisfies the "non-employee director" requirement of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent practicable, the Company intends to satisfy the similar requirement for administration by "outside" directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to grants to employees whose compensation is subject to Section 162(m) of the Code. The Committee has the sole discretion to determine the employees and consultants to whom awards may be granted under the Equity Incentive Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and stock units are granted by the Committee to employees and consultants in such numbers and at such times during the term of the Equity Incentive Plan as the Committee shall determine, except that the maximum number of shares subject to one or more awards that can be granted during the term of the Equity Incentive Plan to any employee or consultant is 10,000,000 shares of Common Stock, and except that incentive options may be granted only to employees. In granting options, stock appreciation rights, restricted stock and stock units, the Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and consultants and their present and potential contributions to the Company's success.

  Exercise. The Committee determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the incentive stock option is granted (at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns Common Stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (i) cash or certified funds,
(ii) by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the broker to sell all or a portion of the Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon exercise of the option. Options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

  Change in Control. All awards granted under the Equity Incentive Plan shall immediately vest upon any "change in control" of the Company unless provided otherwise by the Committee at the time of grant. A "change in control" occurs if
(i) 20% or more of the Company's voting stock or outstanding stock is acquired by persons or entities (other than any entity controlled by Philip F. Anschutz ("Anschutz Entities")) and the beneficial ownership so acquired exceeds the beneficial ownership of the Anschutz Entities or (ii) the Anschutz Entities no longer have beneficial ownership of at least 20% of the Company's voting stock or outstanding stock.

  Merger and Reorganization. Upon the occurrence of (i) the reorganization (other than a bankruptcy reorganization), merger or consolidation of the Company (other than a reorganization, merger or consolidation in which the Company is the continuing company and that does not result in any change in the outstanding shares of Common Stock), (ii) the sale of all or substantially all of the assets of the Company (other than a sale in which the Company continues as a holding company of an entity that conducts the business formerly conducted by the Company), or (iii) the dissolution or liquidation of the Company, all outstanding options will terminate automatically when the event occurs if the Company gives the option holders 30 days' prior written notice of the event. Notice is also given to holders of other awards. Notice is not required for a merger or consolidation or for a sale if the Company, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options or the substitution of new options or awards on terms comparable to the outstanding options or awards. When the notice is given, all outstanding options fully vest and can be exercised prior to the event and other awards become exercisable and payable.

  Amendment and Termination. The Board may amend the Equity Incentive Plan in any respect at any time provided shareholder approval is obtained when necessary or desirable, but no amendment can impair any option, stock appreciation rights, awards or units previously granted or deprive an option holder, without his or her consent, of any Common Stock previously acquired. The Equity Incentive Plan will terminate in 2007 unless sooner terminated by the Board.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

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  The employment  agreement between Qwest and Joseph P. Nacchio,  which includes provision for a payment if Mr. Nacchio resigns following a change in control, is described under "-CEO Employment Agreement" above.

     In November 1996 QCC extended Robert S. Woodruff an unsecured, noninterest-bearing loan in the principal amount of $100,000. The principal amount is forgiven in monthly increments of $2,083 beginning December 1, 1996. As of December 1997 the outstanding principal balance of the loan was $72,921. If Mr. Woodruff terminates employment voluntarily or if QCC terminates his employment on account of willful misconduct, QCC may declare the unforgiven outstanding principal amount due and payable within 45 days after the date he terminates employment. If Mr. Woodruff's employment terminates for any other reason, the outstanding principal balance will be forgiven. In December 1996, QCC and Mr. Woodruff entered into a letter agreement to provide that if his employment is terminated for reasons other than willful misconduct, he will receive either a lump sum payment equal to one year's compensation at his then current rate or payment in accordance with QCC's severance policy then in effect, as he elects.

  Douglas H. Hanson resigned his position as President and Chief Executive Officer of QCC effective as of November 11, 1996. QCC, The Anschutz Corporation, Anschutz Company, and Mr. Hanson entered into an agreement (the "Agreement") to provide for Mr. Hanson's termination. Pursuant to the Agreement, QCC will pay Mr. Hanson $9,000,000, payable in three equal installments. The first installment was paid January 2, 1997; the two remaining installments are scheduled to be paid on January 2, 1998 and 1999 with accrued interest at the annual rate of 6%. Anschutz Company, Qwest's parent, unconditionally guaranteed these payments. The Agreement provides that QCC will continue Mr. Hanson's health, disability or life insurance coverage, or provide comparable coverage through November 10, 1997 unless Mr. Hanson obtains such coverage from any other source before November 10, 1997, and that QCC will transfer to Mr. Hanson his home office computer, facsimile machine and copying machine. As described above in the Summary Compensation Table, QCC paid Mr. Hanson for his accrued but unused vacation time. The Anschutz Corporation agreed to forgive the $1,000,000 outstanding amount that Mr. Hanson owed pursuant to a promissory note in favor of The Anschutz Corporation and to release the mortgage and deed of trust securing the promissory note. Mr. Hanson agreed that for a period of 36 months he will not compete with QCC by owning, operating, consulting for, or being connected in any way with any business that competes with QCC in the construction or sale of fiber optic systems or by soliciting or contacting QCC's customers or any person identified as a QCC customer within twelve months before the Agreement was signed. However, Mr. Hanson, together with his wife, children, and parents may own up to 5% of the stock of a corporation that is a direct competitor of QCC in the construction and sale of fiber optic cable systems. Mr. Hanson agreed not to disclose any confidential information in connection with the construction and sale of fiber optic cable systems for a period of 36 months and not to disclose any other confidential information that would adversely affect QCC or its business for six months, in both cases without QCC's prior written permission, which QCC may withhold in its reasonable discretion. The Agreement provides for Mr. Hanson's release of all rights under the Growth Share Plan, see "-Growth Share Plan" above, and for the parties' mutual releases of all claims for acts or omissions prior to the date of the Agreement.

  The Growth Share Plan provides that, upon a change in control, the outstanding growth shares will become fully vested. See "-Growth Share Plan" above.

                                                          97

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  The Equity Incentive Plan provides that, upon a change in control, all awards granted under the Equity Incentive Plan will vest immediately. See "-Equity Incentive Plan" above.

Director Compensation

  Directors who are officers or employees of Qwest or any of its affiliates do not receive compensation, except as officers or employees of Qwest or its affiliates. Mr. Liebhaber has a consulting agreement with QCC that is described under "Certain Transactions." The consulting agreement provides that he will be paid an annual retainer fee of $250,000 plus reimbursement for out-of-pocket expenses not to exceed $10,000 without QCC's prior approval. Mr. Liebhaber agreed to waive director's fees in consideration for these payments.

  Audit Committee. The Board established an Audit Committee in May 1997 to: (i) make recommendations concerning the engagement of independent public accountants; (ii) review with Company management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of the Company's internal accounting controls; and (v) perform any other duties and functions required by any organization under which the Company's securities may be listed. Cannon Y. Harvey, Jordan L. Haines and W. Thomas Stephens are the members of the Audit Committee.

  Compensation Committee. The Company did not have a Compensation Committee during 1996. The Chairman performed the functions of a Compensation Committee with respect to determining compensation of senior executive officers of Qwest and QCC. In December 1996, the board of directors of the Company's predecessor company created a Compensation Committee and appointed Philip F. Anschutz and Cannon Y. Harvey to serve on the committee. In July 1997, Mr. Harvey resigned from the committee. Since July 1997, Philip F. Anschutz, Jordan L. Haines and W. Thomas Stephens have served on the committee. The Compensation Committee determines the salaries, cash bonuses, and fringe benefits of the executive officers, reviews the salary administration and benefit policies of the Company and administers the Growth Share Plan and the Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

  Mr. Anschutz is a Director and Chairman of Qwest, a Director and Chairman of Anschutz Company, Qwest's parent, and a Director and Chairman of The Anschutz Corporation, a subsidiary of Anschutz Company. Mr. Harvey is a Director of Qwest and QCC and President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation.

                             PRINCIPAL STOCKHOLDER

  Mr. Philip F. Anschutz is the sole beneficial owner of approximately 83.7% of the outstanding shares of Common Stock. The Company has granted a warrant to Anschutz Family Investment Company LLC, an affiliate of Anschutz Company, to purchase 4,300,000 shares of Common Stock. See "Certain Transactions." Anschutz Company has granted or expects to grant from time to time security interests in all or part of its shares of the Common Stock in connection with transactions entered into by it or its affiliates. Although not anticipated, under certain circumstances, shares of Common Stock could be sold pursuant to such security interests, which could result in a change of control of the Company for purposes of Delaware law.

                              CERTAIN TRANSACTIONS

  The Company has easement agreements with certain railroads owned by Union Pacific Corporation ("Union Pacific") arising from the 1996 merger between a subsidiary of Union Pacific and Southern Pacific Rail Corporation ("Southern Pacific"). The Company's sole beneficial owner, Mr. Philip F. Anschutz, was the principal stockholder of Southern Pacific prior to the merger and is the largest shareholder (holding approximately 5.2%) of Union Pacific. The easement agreements provide for payment by the Company to Southern Pacific of specified amounts based on miles of conduit used by the Company or sold to third parties. The amounts paid by the Company to Southern Pacific under these easement agreements for the years 1996, 1995 and 1994 and to reimburse Southern Pacific for expenses related to the construction, operation and maintenance of the Company's fiber optic system were approximately $3.5 million, $2.2 million and $0.9 million, respectively.

  In October and November 1996, Union Pacific entered into agreements with the Company to survey, construct and operate a fiber optic telecommunications system on Union Pacific rights-of-way between Alazon, Nevada and Salt Lake City, Utah. Fees paid or accrued by the Company during 1996 pursuant to these agreements totaled $0.9 million.

  Southern Pacific performed certain administrative functions for the Company for which it charged the Company approximately $0.1 million for 1994. Charges to the Company were not material in amount for each of the years 1996 and 1995. The Company provides telecommunications services to Southern Pacific. For these services, Southern Pacific paid the Company $1.6 million, $3.6 million and $3.4 million in the years 1996, 1995 and 1994, respectively.

  Certain affiliates of Anschutz Company indirectly provide facilities to the Company at prevailing market rates. The Company rents its corporate office in Denver, Colorado from a limited partnership in which Mr. Anschutz serves as a general partner and indirectly holds limited partner interests and rents certain telecommunications equipment used by the Company at its corporate office from an affiliate of Anschutz Company. Such expenses totaled $0.9 million, $1.2 million and $1.0 million in the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively, and were not material in amount in 1994.

  Affiliates of Anschutz Company incur certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocate such costs to the Company based on actual usage. The cost to the Company for such services was approximately $3.0 million, $2.1 million and $2.5 million for the nine months ended September 30, 1997 and for the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

  The Company historically has received capital contributions and noninterest-bearing advances from Anschutz Company and an affiliate of Anschutz Company to fund operations. The Company received capital contributions from Anschutz Company of $28.0 million and $20.9 million in 1995 and 1994, respectively. Neither Anschutz Company nor any of its affiliates made cash capital contributions to the Company during 1996. Outstanding advances totaled $19.1 million at December 31, 1996. In May 1997, all outstanding advances, totaling approximately $28.0 million, were repaid.

  Effective May 23, 1997, the Company sold to the Anschutz Family Investment Company LLC, for $2.3 million in cash, a warrant to acquire 4,300,000 shares of

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Common Stock at an exercise  price of $28.00 per share,  exercisable  on May 23,
2000. The warrant is not transferable. Shares of Common Stock issued upon exercise of the warrant would be subject to restrictions on sale and transfer for two years after exercise. Anschutz Company is the manager of, and owns a 1% equity interest in, the Anschutz Family Investment Company LLC, and a trust, of which members of Mr. Anschutz's immediate family are beneficiaries, owns the remainder of the equity interests.

  The Company has a tax sharing agreement with Anschutz Company that provides for the allocation of tax liabilities and benefits. In general, the agreement requires the Company to pay to Anschutz Company the applicable income taxes for which the Company would be liable if it filed a separate return and requires Anschutz Company to pay the Company for losses or credits which would have resulted in a refund of taxes as if the Company had filed a separate return. The payments under the agreement may be made in the form of cash, setoffs, contributions to capital, dividends, notes or any combination of the foregoing. The tax benefits payable to the Company under the existing agreement through December 31, 1996 ($11.1 million) were forgiven.

  The tax sharing agreement was amended, effective as of January 1, 1997 (the "Effective Date"), to provide that the Company will be responsible to Anschutz Company to the extent of income taxes for which the Company would have been liable if it had filed a separate return after giving effect to any loss or credit carryover belonging to the Company from taxable periods after the Effective Date. Anschutz Company will be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  The ABN AMRO $100.0 million revolving credit facility was collateralized by shares owned and pledged by an affiliate of Anschutz Company. For a description of this facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Description of Certain Indebtedness."

  Anschutz Company has guaranteed a QCC construction loan with an outstanding balance at September 30, 1997 of approximately $15.0 million. The construction loan pertains to a network construction project undertaken by QCC for an interexchange carrier. The guarantee is limited to indemnification against defective construction, warranty or other claims of the interchange carrier that would reduce or eliminate the interexchange carrier's obligation to pay QCC. In addition, Anschutz Company has guaranteed bonds totaling $175.0 million furnished by the Company to support its construction obligations under the Frontier contract for sale of dark fiber. See "Business-The Qwest Network-Dark Fiber Sales." The Company has agreed to indemnify Anschutz Company and its subsidiaries against any cost or losses incurred by any of them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, bonds or otherwise).

  Richard T. Liebhaber, a Director of the Company, entered into a consulting agreement with an affiliate of Anschutz Company in December 1996 to provide consulting services in 1997 and serve on the board of directors of Qwest and its subsidiaries upon request. The agreement was assigned to the Company in February 1997 and the Company expects to renew the agreement for 1998. Mr. Liebhaber is required under the contract to provide a minimum of 30 days of consulting services to QCC during 1997 and will be paid $250,000 plus out-of-pocket expenses not to exceed $10,000. Mr. Liebhaber, was granted 10,000 growth shares, effective December 1, 1996, with a performance cycle ending December 31, 2001. See "Management-Growth Share Plan." Mr. Liebhaber was

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granted an option to purchase 100,000 shares of Common Stock. See
"Management-Growth Share Plan" and "-Equity Incentive Plan."

                           DESCRIPTION OF THE NOTES

GENERAL

  The Exchange Notes will be issued under the Indenture between the Company and Bankers Trust Company, as trustee under the Indenture (the "Trustee"). Copies of the Indenture are available from the Company on request. For purposes of this Description of the Notes, the term "Company" refers to Qwest Communications International Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis. For purposes of this Description of the Notes, the term "Notes" refers to the Exchange Notes and the Old Notes collectively. The Exchange Notes and the Old Notes are considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase.

  The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

  The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including its 10-7/8% Series B Senior Notes Due 2007 (the "Senior Notes"), and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the application of net proceeds from the sale of the Old Notes, Qwest would have had $600.0 million of indebtedness outstanding, none of which would have constituted secured indebtedness or subordinated indebtedness.

  The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and currently have no obligation to guarantee the Notes. As a result, the Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's subsidiaries (including trade payables). As of September 30, 1997, on a pro forma basis, as if the acquisition of SuperNet had been consummated as of that date, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) would have been approximately $292.8 million, of which approximately $26.1 million in indebtedness was secured by the assets of the borrowers. See "Description of Certain Indebtedness." The Company expects that it or its subsidiaries will incur substantial additional indebtedness in the future. Any rights of the Company and its creditors, including the holders of Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors). In addition, the Company's operations have generated operating losses in recent years, and there can be no assurance that the Company will be able to achieve or sustain

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operating profitability, or generate sufficient positive cash flow to pay the principal of and interest on the Notes. See "Risk Factors-Holding Company Structure; Effective Subordination of the Notes," "Risk Factors--High Leverage; Ability to Service Indebtedness," and "Risk Factors-Operating Losses and Working Capital Deficits."

Principal, Maturity and Interest

  The Notes will be limited in aggregate principal amount at maturity to $555,890,000 and will mature on October 15, 2007. The Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds to the Company of approximately $350.0 million. The Notes will accrete at a rate of 9.47% per annum, compounded semiannually, to an aggregate principal amount of $555,890,000 by October 15, 2002. Cash interest will not accrue on the Notes prior to October 15, 2002; provided, however, that the Company may elect, upon not less than 60 days' prior notice, to commence the accrual of cash interest on all outstanding Notes on any April 15 or October 15 on or after October 15, 2000 and prior to October 15, 2002, in which case the outstanding principal amount at maturity of each Note will on such commencement date be reduced to the Accreted Value of such Note as of such date and cash interest shall be payable with respect to such note on each April 15 and October 15 thereafter. Except as otherwise described in this paragraph, interest on the Notes will accrue at the rate of 9.47% per annum and will be payable in cash semiannually on April 15 and October 15, commencing April 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. The Notes will be issued only against payment in immediately available funds. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  The interest rate on the Notes is subject to increase in the circumstances (such additional interest being referred to as "Liquidated Interest") described under "Exchange Offer; Registration Rights." All references herein to interest on the Notes shall include such Liquidated Interest, if appropriate.

Book-Entry System

  All Exchange Notes will be represented by permanent Global Notes in fully registered form without coupons (the "Global Notes"), which will be deposited with the Trustee as custodian for the Depository and registered in the name of the Depository or of a nominee of the Depository.

  Upon issuance of a Global Note, the Depository will credit, on its internal system, the respective amount of the individual beneficial interests in the Global Note to persons who have accounts with the Depository ("Participants"). Such accounts initially were designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Holders may hold their interests in the Global Note directly through the Depository if they are Participants, or indirectly through organizations which are Participants.

  So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner of the Exchange Notes represented by the Global Note for all purposes under the Indenture and the Exchange Notes. Accordingly, beneficial owners of an interest in the Global Note must rely on the procedures of the Depository, and if such person is not a participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depository's applicable procedures, in addition to those provided for in the Indenture.

  Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to the Depository or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company expects that the Depository or its nominee, upon receipt of any payment of principal, premium or interest in respect of the Global Notes will credit Participants' accounts with payments in amounts proportionate to such Participants' respective beneficial interests in the principal amount of such Global Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  The Depository has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Old Notes for exchange as described below) only at the direction of one or more Participants to whose accounts interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes, as the case may be, as to which such Participant or Participants has or have given such direction.

  The Depository has advised the Company as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant ("Indirect Participants").

  Although the Depository and its Participants are expected to follow the

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foregoing procedures in order to facilitate transfers of interests in the Global
Notes among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.
Neither  the   Company,   its  paying   agent  or  the  Trustee  will  have  any
responsibility for the performance by the Depository, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Owners of beneficial interests in the Global Notes will be entitled to receive Exchange Notes in definitive form ("Definitive Notes") if the Depository is at any time unwilling or unable to continue as, or ceases to be, a "clearing agency" registered under Section 17A of the Exchange Act, and a successor to the Depository registered as a "clearing agency" under Section 17A of the Exchange Act is not appointed by the Company within 90 days. Any Definitive Notes issued in exchange for beneficial interests in the Global Notes will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in the Global Notes.

  In addition to the foregoing, on or after the occurrence of an Event of Default under the Indenture, owners of beneficial interests in the Global Notes will be entitled to request and receive Definitive Notes. Such Definitive Notes will be registered in such name or names as the Depositary shall instruct the Trustee.

Optional Redemption

  The Notes will be subject to redemption at the option of the Company, in whole or in part, at any time or from time to time on or after October 15, 2002, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below, plus accrued and unpaid interest thereon (if any) to the redemption date, if redeemed during the twelve months beginning October 15 of the years indicated below:

Year                   Redemption Price
---------------------- ----------------
2002..................         104.735%
2003..................         103.157%
2004..................         101.578%
2005 and thereafter...         100.000%

  In addition, prior to October 15, 2000, the Company may redeem up to 35% of the Accreted Value of the Notes at a redemption price equal to 109.47% of the Accreted Value at the redemption date of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date, with the net proceeds of one or more Public Equity Offerings resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the Accreted Value of the originally issued Notes would remain outstanding immediately after giving effect to such redemption.

Mandatory Redemption

  Except as set forth under "-Certain Covenants-Change of Control" and "-Certain Covenants-Limitation on Asset Dispositions," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Certain Covenants

  The Indenture contains, among others, the following covenants:

  Limitation on Consolidated Debt. (a) The Company may not, and may not permit any Restricted Subsidiary to, Incur any Debt, unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) the ratio of (A) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof, to (B) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1.0 for Debt Incurred on or prior to April 1, 2000 and 5.0 to 1.0 for Debt Incurred thereafter, or (ii) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.0.

  (b) Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

  (i) Debt under the Notes, the Indenture and any Restricted Subsidiary
Guarantee;

  (ii) (A) Debt Incurred subsequent to March 31, 1997 under Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $150 million plus (B) Debt Incurred subsequent to March 31, 1997 under one or more Credit Facilities that are revolving credit facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100 million or (y) 85% of Eligible Receivables;

  (iii) Purchase Money Debt, provided that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition or improvement of the applicable Telecommunications Assets;

  (iv) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted
Subsidiary to a Person other than the Company or another such Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer or other disposition;

  (v) Debt Incurred to renew, extend, refinance, defease or refund (each, a "refinancing") the Notes, the Senior Notes or Debt of the Company Incurred pursuant to clause (iii) of this paragraph (b), in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company Incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes or Debt which is subordinate in right of payment to the Notes shall only be permitted under this clause (v) if (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or constitutes Subordinated Debt, and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,
(x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "-Change of Control";

  (vi) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

  (vii) Debt secured by Receivables originated by the Company or any Restricted Subsidiary and related assets, provided that such Debt is nonrecourse to the Company and any of its other Restricted Subsidiaries and provided further that Receivables shall not be available at any time to secure Debt of the Company under this clause (vii) to the extent that they are used at such time as the basis for the Incurrence of Debt in excess of $100 million pursuant to clause
(ii)(B)(y) of this paragraph (b); and

  (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $25 million at any time outstanding.

  Limitation on Debt and Preferred Stock of Restricted Subsidiaries. The Company may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt or issue any Preferred Stock except any and all of the following (each of which shall be given independent effect):

  (i) Restricted Subsidiary Guarantees;

  (ii) Debt of Restricted  Subsidiaries under Credit Facilities  permitted to be
Incurred   pursuant  to  clause  (ii)  of  paragraph  (b)  of   "-Limitation  on
Consolidated Debt";

  (iii) Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (iii) of paragraph (b) of "-Limitation on Consolidated Debt";

  (iv) Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company permitted to be Incurred pursuant to clause
(iv) of paragraph (b) of "-Limitation on Consolidated Debt";

  (v) Debt of Restricted Subsidiaries consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause (vi) of paragraph (b) of "-Limitation on Consolidated Debt";

  (vi) Debt of Restricted Subsidiaries secured by Receivables originated by the Company or any Restricted Subsidiary and related assets permitted to be Incurred pursuant to clause (vii) of paragraph (b) of "-Limitation on Consolidated Debt";

  (vii) Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (viii) of paragraph (b) of "-Limitation on Consolidated Debt";

  (viii) Preferred Stock issued to and held by the Company or a Restricted Subsidiary;

  (ix) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction; and

  (x) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to renew, extend, refinance, defease, refund or redeem any Debt of a Restricted Subsidiary permitted to be Incurred pursuant to clause (iii) of this paragraph or any Debt or Preferred Stock of a Restricted Subsidiary permitted to be Incurred pursuant to clause (ix) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the applicable Restricted Subsidiary Incurred in connection therewith and provided the Debt or Preferred Stock Incurred or issued upon such refinancing, by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase  of such Debt or  Preferred  Stock by the  Company or any  Restricted
Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or

Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "-Change of Control," and provided further that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary.

  Limitation on Restricted Payments. The Company (i) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis) or any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company (other than a permitted refinancing) or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company (other than a permitted refinancing), except, in any such case, any such purchase, redemption or retirement or acquisition for value paid to the Company or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, paid to the Company or a Restricted Subsidiary, or to the other stockholders of such Restricted Subsidiary that is not a Wholly Owned Subsidiary, on a pro rata basis); (iii) may not make, or permit any Restricted Subsidiary to, make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary; and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes (other than a permitted refinancing) (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in paragraph (a) of "-Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from March 31, 1997 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case that Consolidated Net Income shall be negative, 100% of such negative amount) since the end of the last full fiscal quarter prior to the date of the Senior Notes Indenture through the last day of the last full fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, (b) plus $5 million, (c) less, in the case of any Designation with respect to a Restricted Subsidiary that was made after March 31, 1997, an amount equal to the Designation Amount with respect to such Restricted Subsidiary, (d) plus, in the case of any Revocation made after March 31, 1997, an amount equal to the lesser of the Designation Amount with respect to the Subsidiary with respect to which such Designation was made or the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary at the time of Revocation; provided, however, that the Company or a Restricted Subsidiary of the Company may make any Restricted Payment with the aggregate net cash proceeds received after March 31, 1997 as capital contributions to the Company or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Company after March 31, 1997.

  Notwithstanding the foregoing limitation, (i) the Company and any Restricted Subsidiary may make Permitted Investments; (ii) the Company may pay any dividend on Capital Stock of any class of the Company within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (iii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Company or any of its Subsidiaries or Affiliates, provided that the aggregate amount of all such repurchases made pursuant to this clause (iii) shall not exceed $1 million in any twelve-month period; (iv) the Company and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (v) of paragraph (b) under "-Limitation on Consolidated Debt" above or clause (x) under "-Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and (v) the Company and any Restricted Subsidiary may retire or repurchase any Capital Stock of the Company or of any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  (b) Notwithstanding the foregoing limitation, the Company may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any such encumbrance or restriction (i) pursuant to any agreement in effect on March 31, 1997; (ii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt, provided that the provisions of such agreement permit the payment of interest and mandatory payment or prepayment of principal pursuant to the terms of the Indenture and the Notes and other Debt that is solely an obligation of the Company, but provided further that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with Affiliates, and customary subordination provisions governing Debt owed to the Company or any Restricted Subsidiary;
(iii) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (iv) pursuant to an agreement effecting a renewal, refunding, permitted refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph (b), provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof; (v) in the case of clause (iii) of paragraph (a) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (vi) in the case of clause (iii) of paragraph (a) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements and customary restrictions contained in asset sale agreements limiting the transfer of such property or assets pending the closing of such sale; (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (viii) pursuant to applicable law; and
(ix) pursuant to the Indenture and the Notes.

  Limitation on Liens. The Company may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or acquired after March 31, 1997 to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

  The foregoing restrictions shall not apply to: (i) Liens existing on March 31, 1997 and securing Debt outstanding on March 31, 1997; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens to secure the Notes; (iv) Liens to secure Restricted Subsidiary Guarantees; (v) Liens to secure Debt under Credit Facilities permitted to be Incurred pursuant to clause (ii) of paragraph
(b) of "-Limitation on Consolidated Debt"; (vi) Liens on real or personal property of the Company or a Restricted Subsidiary constructed, installed, acquired or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt permitted to be Incurred pursuant to clause (iii) of paragraph (b) of "-Limitation on Consolidated Debt"; provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction, installation or improvement of the property subject to such Lien, (b) such Lien attaches to such property prior to, at the time of or within 270 days after the acquisition, the completion of construction, installation or improvement or the commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed, installed or constituting the improvements financed by the proceeds of such Purchase

Money Debt; (vii) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (viii) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (iii),
(iv), (v), (vi) and (vii) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (v) of paragraph (b) under "-Limitation on Consolidated Debt" above or clause (x) under "-Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; (ix) Liens to secure debt consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause (vi) of paragraph (b) under "-Limitation on Consolidated Debt"; (x) Liens to secure Debt secured by Receivables permitted to be Incurred pursuant to clause (vii) of paragraph (b) under "-Limitation on Consolidated Debt"; (xi) Liens to secure Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (viii) of paragraph (b) under "-Limitation on Consolidated Debt"; (xii) Liens not otherwise permitted by the foregoing clauses (i) through (xi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets; and (xiii) Permitted Liens.

  Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. The Company may not (i) permit any Restricted Subsidiary to, directly or indirectly, guarantee any Debt Securities of the Company or (ii) permit any Restricted Subsidiary to issue any Debt Securities unless, in either such case, such Restricted Subsidiary simultaneously executes and delivers Restricted Subsidiary Guarantees providing for a Guarantee of payment of the Notes.

  Limitation on Sale and Leaseback Transactions. The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, other than a Sale and Leaseback Transaction between the Company or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or the Company on the other hand, unless (i) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "-Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Notes and (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "-Limitation on Asset Dispositions" below (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

  Limitation on Asset Dispositions. The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the assets sold or disposed of as determined by the board of directors of the Company in good faith and evidenced by a resolution of the board of directors of the Company filed with the Trustee; and (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the Notes) or of the Restricted Subsidiary and release from all liability on the Debt assumed. If the aggregate amount of Net Available Proceeds within any 12-month period exceeds $5 million, then all such Net Available Proceeds shall be applied

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within 360 days of the last such Asset  Disposition  (1) first, to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following; (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at a price in cash equal to 100% of the Accreted Value of the Notes on the purchase date plus accrued and unpaid interest thereon and premium, if any, not otherwise included in the Accreted Value to such purchase date and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date (or 100% of the accreted value plus accrued and unpaid interest and premium, if any, to the purchase date in the case of original issue discount Debt); (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof; and (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary except (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Company and any Restricted Subsidiary that complies with the provisions described under "-Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) in a transaction that results in such Restricted Subsidiary becoming a Permitted Joint Venture, provided (x) such transaction complies with the provisions described under "-Limitation on Asset Dispositions" above to the extent such provisions apply and (y) the Company's remaining Investment in such Permitted Joint Venture would have been permitted as a new Investment under the provisions of "-Limitation on Restricted Payments" above, (iii) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation, (iv) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, or (v) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded.

  Transactions with Affiliates and Related Persons. The Company may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Restricted Subsidiary), including any Investment, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of the Company or such Restricted Subsidiary, provided that the Company or any Restricted Subsidiary may enter into (i) transactions pursuant to the Company's existing tax sharing agreement entered into with Anschutz Company described under the caption "Certain Transactions" in this Prospectus, provided that any amendment of, supplement to

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



or substitute for such agreement is on terms that are no less favorable to the Company or such Restricted Subsidiary than such existing agreement, (ii) transactions pursuant to employee compensation arrangements approved by the board of directors of the Company, either directly or indirectly, and (iii) Receivables Sales between the Company or a Restricted Subsidiary and an Affiliate of the Company or such Restricted Subsidiary, provided that such Receivables Sales satisfy the provisions of clauses (i) and (ii) of "-Limitation on Asset Dispositions." For any transaction that involves in excess of $10 million but less than or equal to $15 million, the Company shall deliver to the Trustee an Officers' Certificate stating that the transaction satisfies the above criteria. For any transaction that involves in excess of $15 million, a majority of the disinterested members of the board of directors of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a board resolution filed with the Trustee or, in the event that there shall not be disinterested members of the board of directors with respect to the transaction, the Company shall file with the Trustee a written opinion stating that the transaction satisfies the above criteria from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of the Company, is independent with respect to the Company and its Affiliates and qualified to perform such task.

  Change of Control. Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding Notes at a price in cash equal to 101% of the Accreted Value of the Notes on the purchase date plus any accrued and unpaid interest thereon and premium, if any, not otherwise included in the Accreted Value to such purchase date. A "Change of Control" will be deemed to have occurred at such time as (x) a Rating Decline shall have occurred and (y) either (A) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof, other than any Permitted Holder or any Restricted Subsidiary, shall have occurred; (B) any Person or Group, together with any Affiliates or Related Persons thereof, other than any Permitted Holder or any Restricted Subsidiary, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company at a time when Permitted Holders own less than or equal to 25% of the aggregate voting power of all classes of Voting Stock of the Company; or (C) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Company's board of directors then in office.

  In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that the Company will have sufficient funds to pay the Purchase Price for all Notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of the Company may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to an

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



Offer to Purchase. See "Description of Certain Indebtedness." In the event that an Offer to Purchase occurs at a time when the Company does not have sufficient available funds to pay the Purchase Price for all Notes tendered pursuant to such Offer to Purchase or a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make an Offer to Purchase.

  Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of Notes to require that the Company repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring.

  Reports. The Company will file with the Trustee on the date on which it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing.

  Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

  (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (b) immediately after giving effect to such Designation, the Company would be able to Incur $1.00 of Debt under paragraph (a) of "-Limitation on Consolidated Debt"; and

  (c) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Company or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a guarantee of, any Debt of any Unrestricted Subsidiary (including any

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



undertaking, agreement or instrument evidencing such Debt); provided that the Company or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property,
(y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under "-Limitation on Restricted Payments" and "-Transactions with Affiliates and Related Persons."

  The Indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the board of directors of the Company delivered to the Trustee, provided that the Company will not make any Revocation unless:

  (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (b) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Mergers, Consolidations and Certain Sales of Assets

  The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into the Company (other than a merger of Qwest Corporation into the Company in which the Company shall be the surviving Person) or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person or Persons unless: (a) in a transaction in which the Company is not the surviving Person or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the resulting surviving or transferee Person (the "successor entity") is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's respective obligations under the Indenture; (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (d) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could

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Incur at least  $1.00 of  additional  Debt  pursuant  to the  provisions  of the
Indenture described in paragraph (a) under "-Limitation on Consolidated Debt" above; (e) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "-Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant; and (f) certain other conditions are met.

Certain Definitions

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Accreted Value" means, with respect to any Note, (i) as of any date prior to October 15, 2002, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the offering price ($629.62 per $1,000 principal amount at maturity of Notes) of such Notes and (b) the portion of the excess of the principal amount at maturity of such Notes over such offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each April 15 and October 15 at a rate of 9.47% per annum from the date of original issue of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and (ii) as of any date on or after October 15, 2002, the principal amount at maturity of each Note; provided, however, that if the Company elects to commence the accrual of cash interest on the Notes on or after October 15, 2000 and prior to October 15, 2002, the Notes shall cease to accrete, and the Accreted Value and the principal amount at maturity thereof shall be the Accreted Value on the date of commencement of such accrual as calculated in accordance with the foregoing.

  "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any Restricted Subsidiary in one or more related transactions occurring within any 12-month period (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by the provisions of the Indenture described in clauses (iii), (iv) and (v) under the caption "-Limitation on Issuances and Sales of Capital Stock of Restricted

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Subsidiaries"),  (ii)  substantially  all of the  assets of the  Company  or any
Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of the Company or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to the Company, provided that the Company has delivered to the Trustee an Officers' Certificate stating that such criteria are satisfied); provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $500,000 or more in any 12-month period and provided further that the following shall not be Asset Dispositions: (x) Permitted Telecommunications Capital Asset Dispositions, (y) exchanges of Telecommunications Assets for other Telecommunications Assets where the Fair Market Value of the Telecommunications Assets received is at least equal to the Fair Market Value of the Telecommunications Assets disposed of or, if less, the difference is received in cash and such cash is Net Available Proceeds and (z)
Liens  permitted  to  be  Incurred   pursuant  to  the  second  paragraph  under
"-Limitation on Liens."

  "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

  "Cash Equivalents" means (i) any Debt with a maturity of 365 days or less

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issued or directly and fully  guaranteed  as insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Debt constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500 million and whose senior unsecured debt is rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any State thereof and rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated  Capital  Ratio" of any Person as of any date means the ratio of
(i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the greater of either (a) the aggregate consolidated paid-in capital of such Person as of such date or (b) the stockholders' equity as of such date as shown on the consolidated balance sheet of such Person in accordance with generally accepted accounting principles.

  "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense or other non-cash write-offs of assets included in the income statement of the Company and its Restricted Subsidiaries for such period, plus (iv) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restrictions.

  "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Company and its Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

  "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the

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amortization  of Debt  discounts;  (ii) any  payments  or fees with  respect  to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Company and its Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

  "Consolidated Net Income" for any period means the net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash expense related to the issuance to employees or directors of the Company or any Restricted Subsidiary or any Affiliate of the Company of (i) options to purchase Capital Stock of the Company or such Restricted Subsidiary or (ii) other compensatory rights (including under the Company's Growth Share Plan), provided, in either case, that such options or rights, by their terms, can be redeemed only for Capital Stock, (h) with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of the Company's or any Restricted Subsidiary's prorata share of the net income (or loss) of such Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be excluded and (i) the tax effect of any of the items described in clauses (a) through (h) above; provided further that for purposes of any determination pursuant to the provisions described under "-Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restriction.

  "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; provided that, with respect to the Company, adjustments following March 31, 1997 to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

  "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

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which in each case  under  generally  accepted  accounting  principles  would be included on such consolidated balance sheet.

  "Continuing Director" means, as of any date of determination, any member of the board of directors of the Company who (i) was a member of such board of directors of the Company on March 31, 1997, or (ii) was nominated for election or elected to the board of directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of the Company at the time of such nomination or election or the affirmative vote of Permitted Holders.

  "Credit Facilities" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, entered into from time to time by the Company and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

  "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

  "Debt Securities" means any debt securities (including any guarantee of such securities) issued by the Company or any Restricted Subsidiary of the Company in connection with a public offering or a private placement (excluding Debt permitted to be Incurred under paragraph (b) of "-Limitation on Consolidated Debt").

  "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disqualified Stock" of any Person means any Capital Stock of such Person

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which,  by  its  terms  (or by  the  terms  of any  security  into  which  it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring
prior  to  the  final  Stated   Maturity  of  the  Notes  shall  not  constitute
Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "-Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Corporation or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

  "Eligible Receivables" means, at any time, Receivables of the Company and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time, less Receivables of the Company or any Restricted Subsidiary employed to secure Debt Incurred under clause (vii) of paragraph (b) of "-Limitation on Consolidated Debt."

  "Event of Default" has the meaning set forth under "Events of Default" below.

  "Exchange Act" means the  Securities  Exchange Act of 1934, as amended (or any
successor  act)  and  the  rules  and  regulations   thereunder  (or  respective
successors thereto).

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors of the Company delivered to the Trustee.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of investment therein.

  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds

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for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed",
"Guaranteeing"   and  "Guarantor"   shall  have  meanings   correlative  to  the
foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

  "Guarantor" means a Restricted Subsidiary of the Company that has executed a Restricted Subsidiary Guarantee.

  "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

  "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

  "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

  "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of this definition the sale, lease, conveyance or other transfer by the Company or any Subsidiary of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

  "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets)

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therefrom by such Person,  net of (i) any portion  thereof  Invested  within 360 days of such Asset Disposition in Telecommunications Assets, (ii) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (iii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iv) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or Permitted Joint Ventures as a result of such Asset Disposition and (v) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset
Disposition,    including,    without   limitation,    liabilities   under   any
indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

  "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of Notes at its address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

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  a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

  b. the Expiration Date and the Purchase Date;

  c. the aggregate principal amount at maturity of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section hereof requiring the Offer to Purchase) (the "Purchase Amount");

  d. the purchase price to be paid by the Company for each $1,000 aggregate principal amount at maturity of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

  e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

  f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

  g. that any Notes not tendered or tendered but not purchased by the Company will continue to accrete and/or accrue interest, as the case may be;

  h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on and after the Purchase Date;

  i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

  j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  k. that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes, having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

  l. that in the case of any holder whose Note is purchased only in part, the

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Company shall  execute,  and the Trustee shall  authenticate  and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

  "Officers' Certificate" means a certificate signed by the Chairman of the board of directors of the Company, a Vice Chairman of the board of directors of the Company, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which shall comply with the Indenture.

  "Opinion of Counsel" means an opinion of counsel acceptable to the Trustee (who may be counsel to the Company, including an employee of the Company).

  "Permitted Holders" means any Person who was the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock of the Company on March 31, 1997 and any Affiliates of such Person (i) who were Affiliates of such Person on March 31, 1997 or (ii) who were formed, directly or indirectly, by any such Person after March 31, 1997 provided, however, that Persons who were beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of such Person on March 31, 1997 continued to be beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) at the time of formation of such Affiliate.

  "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice; (d) obligations under Interest Rate or Currency Protection Agreements; (e) bonds, notes, debentures and other securities received as a result of Asset Dispositions pursuant to and in compliance with "-Limitation on Asset Dispositions"; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating to a Telecommunications Business; (g) commercially reasonable extensions of trade credit; (h) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary; (i) Investments in Permitted Joint Ventures in an aggregate amount not to exceed $25 million; (j) Investments in Affiliates or Related Persons in an aggregate amount not to exceed $11 million, provided that the making of such Investments is permitted under "-Transactions with Affiliates and Related Persons"; and (k) Investments in an aggregate amount not to exceed $15 million consisting of the contribution by the Company or any Restricted Subsidiary of assets located in Mexico to joint ventures in which the Company or a Restricted Subsidiary has an interest.


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  "Permitted  Joint Venture"  means a  corporation,  partnership or other entity other than a Restricted Subsidiary engaged in one or more Telecommunications Businesses over which the Company and/or one or more Strategic Investors have, directly or indirectly, the power to direct the policies, management and affairs.

  "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' businesses or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business;
(c) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Debt owing to the Company or such Restricted Subsidiary; (d) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;
(e) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature Incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances Incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (g) Liens arising out of judgments or awards against or other court proceedings concerning the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

  "Permitted Telecommunications Capital Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset (including fiber, conduit and related equipment), (i) the proceeds of which are treated as revenues by the Company in accordance with generally accepted accounting principles and (ii) that, in the case of the sale of fiber, would not result in the Company retaining less than 24 fibers per route mile on any segment of the Company's network.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

  "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

  "Preferred Stock" of any Person means Capital Stock of such Person of any

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class or classes  (however  designated)  that ranks prior,  as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Public Equity Offering" means an underwritten public offering of common stock made on a primary basis by the Company pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.

  "Purchase Money Debt" means Debt Incurred at any time within 270 days of, and for the purposes of financing all or any part of the cost of, the construction, installation, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any new Telecommunications Assets constructed, installed, acquired or improved after March 31, 1997, provided that the proceeds of such Debt are expended for such purposes within such 270-day period.

  "Rating Decline" means the Notes cease to be rated B+ (or the equivalent thereof) or better by Standard & Poor's Corporation or B2 (or the equivalent thereof) or better by Moody's Investors Service, Inc.

  "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money, excluding allowances for doubtful accounts.

  "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

  "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person.

  "Restricted Subsidiary" means a Subsidiary of the Company, or of a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, that has not been designated by the board of directors of the Company (by a board resolution delivered to the Trustee) as an Unrestricted Subsidiary pursuant to and in compliance with "-Limitations on Designations of Unrestricted Subsidiaries."

  "Restricted Subsidiary Guarantee" means a supplemental indenture to the Indenture in form satisfactory to the Trustee, providing for an unconditional Guarantee of payment in full of the principal of, premium, if any, and interest on the Notes. Any such Restricted Subsidiary Guarantee shall not be subordinate in right of payment to any Debt of the Restricted Subsidiary providing the Restricted Subsidiary Guarantee.

  "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of

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such property or asset.  The stated  maturity of such  arrangement  shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

  "Senior Notes Indenture" means the Indenture dated March 31, 1997 between the Company and Bankers Trust Company, as trustee thereunder, relating to the Company's $250,000,000 Senior Notes Due 2007 (which were subsequently exchanged for the Company's $250,000,000 Series B Senior Notes Due 2007).

  "Stated Maturity," when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in the Company or in a Permitted Joint Venture with the Company, in excess of $2 billion.

  "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other Default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "-Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "-Change of Control").

  "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other

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Subsidiaries thereof, directly or indirectly,  has at least a majority ownership and power to direct the policies, management and affairs thereof.

  "Telecommunications   Assets"  means  all  assets,   rights   (contractual  or
otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Company.

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "-Limitation on Designations of Unrestricted Subsidiaries."

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "-Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "-Mergers, Consolidations and Certain Sales of Assets" and "-Limitation on Asset Dispositions"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Restricted Subsidiary having an outstanding principal amountin excess of $10 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period); (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be

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continuing,  the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  If any Event of Default  (other than an Event of Default  described  in clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) above occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-Amendment, Supplement and Waiver."

  Notwithstanding the foregoing, upon an acceleration of Notes or an Event of Default specified in clause (h) above, in each case prior to October 15, 2002, the holders of Notes will be entitled to receive only a default amount equal to the Accreted Value of the Notes (plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such date), which until October 15, 2002 will be less than the face amount of such Notes.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Amendment, Supplement and Waiver

  The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Notes; (2) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place

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of  certificated  Notes;  (5) to  evidence  and provide  for the  acceptance  of appointment under the Indenture of a successor Trustee; (6) to secure the Notes; or (7) to cure any ambiguity in the Indenture to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect.

  With the consent of the holders of not less than a majority in principal amount at maturity of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders, provided that no such supplemental indenture shall, without the consent of the holder of each outstanding Note (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or alter the redemption provisions thereof, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (2) reduce the percentage in principal amount at maturity of the outstanding Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the Notes to any other Debt; (4) modify any provision of the Indenture relating to the calculation of Accreted Value; or (5) modify any provision of this paragraph (except to increase any percentage set forth herein).

  The holders of not less than a majority in principal amount at maturity of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any Note, or (2) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture, Defeasance

  The Company may terminate its obligations  under the Indenture when (i) either
(A) all outstanding Notes have been delivered to the Trustee for cancellation or
(B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on) and interest to the date of deposit or maturity or date of redemption on such Notes; (ii) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

  The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as

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to all  outstanding  Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest on such Notes (but not the Purchase Price referred to under "-Change of Control") and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "-Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the maturity of the Notes, of (A) money in an amount, (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of, and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an Opinion of Counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the Trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

Governing Law

  The Indenture and the Notes will be governed by the laws of the State of New York.

The Trustee

  Bankers Trust Company will be the Trustee under the Indenture. The Trustee's current address is Four Albany Street, New York, New York 10006.

  The holders of not less than a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

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Transfer and Exchange

  A holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company has entered into a registration rights agreement with the Initial Purchasers (the "Registration Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, at the Company's cost, (a) by January 13, 1998, to file a registration statement (a "Registration Statement") with the Commission with respect to a registered offer to exchange the Notes for the Exchange Notes, (b) to use its best efforts to cause such Registration Statement to be declared effective under the Securities Act by March 14, 1998, and (c) to consummate the Exchange Offer by April 13, 1998. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old Note.

  Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities

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Act, and will be bound by the provisions of the Registration Agreement
(including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (a) it is not an affiliate of the Company, (b) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (c) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

  If, (i) because of any change in law or applicable interpretations thereof by the Commission's staff, the Company determines upon advice of its outside counsel that it is not permitted to effect the Exchange Offer as contemplated by the Registration Agreement, or (ii) for any other reason the Exchange Offer is not consummated within 180 days of the closing date of the Old Notes, or (iii) any Initial Purchaser so requests with respect to Notes held by it following consummation of the Exchange Offer, or (iv) any holder of Notes (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or (v) in the case of any Initial Purchaser that participates in the Exchange Offer or acquires Exchange Notes issued and delivered to it by the Company in exchange for Notes, such Purchaser does not receive freely tradeable Exchange Notes in exchange for Notes constituting any portion of an unsold allotment, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (a "Shelf Registration Statement") with the Commission relating to the offer and sale of the Notes or the Exchange Notes, (b) cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act for a period of three years or such shorter period that will terminate when all the Notes or Exchange Notes, as applicable, covered by such Shelf Registration Statement have been sold. The Company will, in the event of filing such a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus that is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the Notes has been filed with the Commission and when such Shelf Registration Statement or any post-effective amendment thereto has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under

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the  Securities  Act in  connection  with  such  sales  and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

  The Old Notes provide that if (i) the Registration Statement has not been filed with the Commission within 90 days after the closing date of the Old Notes or declared effective within 150 days after the closing date of the Old Notes, or the Exchange Offer has not been consummated within 180 days after the closing date of the Old Notes or (ii) in lieu thereof, the Shelf Registration Statement has not been filed with the Commission and declared effective within 210 days after the closing date of the Old Notes or (iii) after either the Registration Statement or the Shelf Registration Statement has been declared effective, as the case may be, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Liquidated Interest") will accrue on the Old Notes (in addition to the stated interest on the Old Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Interest will be payable in cash semiannually in arrears each April 15 and October 15, at a rate per annum equal to 0.50% of the principal amount of the Old Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the Old Notes at the end of each subsequent 90-day period, but in no event shall such rates exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults.

  The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  In March 1997, the Company issued and sold $250.0 million in principal amount of the Senior Notes, the proceeds of which were used to repay certain indebtedness of the Company and also to fund capital expenditures for the construction and activation of the Qwest Network. Unamortized issuance costs totaling approximately $8.0 million are being amortized over the term of the Senior Notes. Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997, and the principal amount of the Senior Notes is due and payable in full on April 1, 2007. The indenture for the Senior Notes (the "Senior Note Indenture") contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, the Company will be required to offer to purchase the Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Senior Note Indenture), holders of the

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Senior Notes will have the right to require the Company to purchase all of their
Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. Generally, the Senior Notes are redeemable, at the option of the Company, at stated premiums over par on or after April 1, 2002, and up to 35% of the Senior Notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings.

  In August 1997, the Company completed a registered exchange of new Senior Notes (with terms identical in all material respects to the originally issued Senior Notes) for all of the originally issued Senior Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of the exchange transaction.

Credit Facilities

  QC was the borrower under a $100.0 million revolving credit facility with certain commercial lending institutions and ABN AMRO North America, Inc. as agent for the lenders. The credit facility was secured by pledges of publicly traded stock owned by an affiliate of Anschutz Company and was being used to provide working capital and capital expansion funds to QCC. The credit facility was structured as a three-year revolving bank credit facility, convertable to a two-year term loan maturing on April 2, 2001. Borrowings bear interest at an adjustable rate based on the agent's prime rate or LIBOR plus an applicable margin. At September 30, 1997, $10.0 million was outstanding under this facility. In October 1997, the Company repaid the outstanding balance and terminated this credit facility.

     The Company is considering obtaining a new bank credit facility of equal or lesser amount, which may be secured or unsecured, as permitted under the Indenture. The Company also may issue other public or private debt. No credit support will be provided by the Company's parent for any new facilities. No assurance can be given as to when or whether the Company will obtain a new credit facility on acceptable terms.

Vendor Financing

  The Company and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million equipment credit facility dated as of May 6, 1997 to finance the transmission electronics equipment to be purchased from Nortel under a procurement agreement. Under this equipment credit facility, the Company may borrow funds as it purchases the equipment to fund up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel, with the purchased equipment and related items serving as the collateral for the loans. Principal amounts outstanding under the equipment credit facility will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on March 31, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin. As of September 30, 1997, approximately $8.1 million was outstanding under this equipment credit facility.

  The equipment credit facility contains covenants that, among other things, restrict application of the loan proceeds to the purchase of the Nortel equipment and related engineering and installation services provided by Nortel, place limitations on certain asset dispositions and sales of collateral, and

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require  QCC's direct  compliance  with the  debt-service  ratios to which it is subject as a Restricted Subsidiary under the Indenture for the Notes. Initial extensions of credit are subject to certain conditions, among others, requiring that QCC deliver to the agent for the benefit of the lenders security interests, in form and substance satisfactory to the agent, in the equipment to be purchased. The equipment credit facility generally permits QCC to pay dividends and make distributions in respect to its capital stock except where such payments would impair QCC's ability, for the three-month period following such dividend or distribution, to repay indebtedness incurred under the equipment credit facility, and authorizes QCC to pay dividends and make distributions to Qwest in order to allow Qwest to satisfy its obligations with respect to the Notes and other debt that is solely an obligation of Qwest. The equipment credit facility contains certain events of default including, among other things, failure to pay, breach of the agreement and insolvency. Upon the occurrence of an event of default, the equipment credit facility agreement permits the agent to declare all borrowings to be immediately due and payable, terminate loan commitments and/or proceed against the collateral.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

  The following is a general discussion of certain of the expected United States federal income tax consequences applicable to holders of the Old Notes who purchased the Old Notes for cash pursuant to the Offering, exchange the Old Notes for Exchange Notes pursuant to this Exchange Offer, and hold the Old Notes and will hold the Exchange Notes as capital assets (such persons are referred to herein as "Holders"). This discussion is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to holders of the Notes. Qwest has received an opinion of its counsel, Holme Roberts & Owen LLP, that the following describes the material United States federal income tax consequences expected to result to Holders, subject to the conditions and limitations described herein. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information contained in this Prospectus and the related documents, and on certain representations from Qwest as to factual matters. This discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address foreign, state, or local tax consequences.

  Qwest has not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the exchange of Old Notes for Exchange Notes or the ownership or disposition of the Exchange Notes, or that the Service's position would not be sustained by a court.

  The federal income tax consequences to a Holder may vary depending upon the Holder's particular situation or status. Holders that are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction,

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persons that have a functional  currency  other than the United  States  dollar, investors in pass-through entities, and except as expressly addressed herein, Non-U.S. Holders (as defined below)) may be subject to special rules not discussed below.

  As used in this discussion, the term "U.S. Holder" means a Holder that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a Holder that is, for United States federal income tax purposes, not a U.S. Holder.

  THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH HOLDER IS EXPECTED AND URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ALL FOREIGN, STATE, OR LOCAL TAX LAWS AND OF ANY CHANGE IN FEDERAL INCOME TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION THEREOF SINCE THE DATE OF THIS PROSPECTUS.

Exchange of Notes

  Although there is no direct authority as to whether the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to Qwest, that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. A Holder should not recognize gain or loss upon the exchange of Old Notes for Exchange Notes and, upon such exchange, should have the same adjusted tax basis in and holding period for the Exchange Notes as it had in the Old Notes immediately prior to the exchange.

Original Issue Discount

  General. Because the Notes are issued at a significant discount from their stated redemption price at maturity (defined below), the Notes will have substantial original issue discount for United States federal income tax purposes. As a result, a U.S. Holder who acquires a Note will generally be required to include original issue discount in gross income on a constant yield/economic accrual basis for United States federal income tax purposes, regardless of the U.S. Holder's regular method of tax accounting. Therefore, inclusion of original issue discount in gross income will occur in advance of the receipt of cash payments on the Notes. See "-Taxation of Original Issue Discount" below.

  Amount of Original Issue Discount. The amount of original issue discount with respect to each Note is the excess of the "stated redemption price at maturity" of the Note over its "issue price." The "stated redemption price at maturity" of each Note is the sum of all payments required to be made on the Note through and including maturity (whether denominated as principal or interest), other than payments of "qualified stated interest." "Qualified stated interest" is generally defined as stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually and at a single fixed rate that appropriately takes into account the length of

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intervals between payments. Subject to Qwest's right to elect early commencement of interest accruals, no cash interest will be payable on the Notes until April 15, 2003; therefore, none of the stated interest will be qualified stated interest, but instead, all of it will be included in the stated redemption price at maturity of the Notes. The "issue price" of an Exchange Note should be the same as the issue price of the Old Notes, which is the first price at which a substantial amount of the Old Notes were sold to the public for money (excluding sales to any person acting in the capacity of an underwriter, placement agent, or wholesaler). Each Note will be issued subject to a very substantial amount of original issue discount.

  Taxation of Original Issue Discount. Each U.S. Holder will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount with respect to the Note for each day during the taxable year on which such U.S. Holder holds the Note. The "daily portions" of original issue discount are determined by allocating to each day in an accrual period (generally a six-month period or shorter period from the date of original issue) a ratable portion of the original issue discount attributable to that accrual period. The amount of the original issue discount attributable to each full accrual period will equal the product of the "adjusted issue price" of the Note at the beginning of the accrual period, multiplied by the "yield to maturity" of the Notes (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The "adjusted issue price" of a Note at the beginning of an accrual period is the original issue price of the Note increased by the aggregate amount of original issue discount that has accrued in all prior accrual periods previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the Note (excluding payments not taken into account in computing the stated redemption price at maturity of the Note). The "yield to maturity" of a Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to the issue price of the Note.

  Early Commencement of Cash Interest Accruals. On or after October 15, 2000, and prior to October 15, 2002, Qwest may elect to commence the accrual of cash interest with respect to the Notes (the "Cash Interest Option"), in which case cash interest will become payable on the Notes semi-annually thereafter. See "Description of the Notes-Principal, Maturity and Interest of the Notes." For purposes of determining the yield to maturity and maturity date of the Notes under the Regulations, Qwest will be deemed to exercise any option with respect to the Notes if the exercise of such option would lower the yield to maturity of the Notes. Qwest has determined that the exercise of the Cash Interest Option, would not lower the yield to maturity of the Notes. On these facts, and for purposes of the Regulations, there is a presumption that Qwest will not exercise the Cash Interest Option. If Qwest does exercise the Cash Interest Option, contrary to the presumption set forth above, then solely for purposes of computing original issue discount, the Notes should be treated as having been retired and then reissued, as of the date of such exercise, for an amount equal to the adjusted issue price of the Notes on that date. It is possible that the Service could take the position that payments made on a Note pursuant to the Cash Interest Option should be treated as a "pro rata prepayment" of a portion of the Note. A pro rata prepayment would be treated as a payment in retirement of a portion of the Note, which may result in gain or loss to the U.S. Holder. See "-Sale, Retirement, or Other Taxable Disposition."

  Information Requirements. Qwest is required to furnish certain information to the Service regarding the original issue discount amounts. Qwest will furnish annually to record holders of the Notes, information with respect to original

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issue  discount that accrued  during the calendar year, as well as interest paid during that year. This information will be based on the adjusted issue price of the debt instrument as if such holder were the original holder of the debt instrument. Qwest will classify the Notes as debt under section 385 of the Code.

Effect of Redemption Provisions on Computation of Original Issue Discount

  Redemption Rights. Qwest may redeem the Notes, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date. See "Description of the Notes-Optional Redemption." For purposes of determining the yield to maturity and maturity date of the Notes under the Regulations, Qwest will be deemed to exercise any redemption option with respect to the Notes if the exercise of such option would lower the yield to maturity of the debt instrument. Qwest has determined that the exercise of its right to redeem the Notes prior to their stated maturity would not lower the yield to maturity of the Notes. On these facts, and for purposes of the Regulations, there is a presumption that Qwest will not exercise its right to redeem the Notes prior to their stated maturity.

  Prior to October 15, 2000, Qwest may redeem up to 35 percent of the Notes (based on Accreted Value) at a redemption price set forth herein, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65 percent of the Notes (based on Accreted Value) would remain outstanding immediately after giving effect to such redemption. See "Description of the Notes-Optional Redemption." In addition, as described in "Description of the Notes-Certain Covenants-Change of Control" and "Description of the Notes-Certain Covenants-Limitation on Asset Dispositions," Qwest will, upon the occurrence of certain events, be required to make an Offer to Purchase all outstanding Notes at redemption prices specified under those headings. Such redemption rights and obligations will be treated by Qwest as not affecting the determination of the yield to maturity or maturity date of the Notes.

  Subsequent Adjustments. If one or more of the contingencies described under this "-Effect of Redemption Provisions on Computation of Original Issue Discount" actually occurs, contrary to the presumptions set forth above (a "change in circumstances"), then solely for purposes of computing original issue discount, the Notes will be treated as having been retired and then reissued as of the date of the change in circumstances for an amount equal to the adjusted issue price of the Notes on that date.

Market Discount

  Under the market discount rules of the Code, a U.S. Holder who purchases a Note at a "market discount" will generally be required to treat any gain recognized on the disposition of the Note as ordinary income to the extent of the lesser of such gain or the portion of the market discount that accrued during the period that the U.S. Holder held such Note. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for a
Note is less than the revised issue price of the Note on the date of purchase, subject to a statutory de minimis exception. A U.S. Holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such Note until the U.S. Holder disposes of the Note in a taxable transaction. A U.S. Holder who has elected under applicable Code provisions to include market discount in income annually as such discount

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accrues will not, however,  be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Service. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

Acquisition Premium

  A U.S. Holder who acquires a Note for an amount that is less than or equal to its stated redemption price at maturity, but in excess of the adjusted issue price will be considered to have purchased the Note at acquisition premium. Under the acquisition premium rules, generally, such U.S. Holder will be permitted to offset a portion of the acquisition premium against the amount of original issue discount otherwise includible in income with respect to the Note. The information reported by Qwest to the record holders of the Notes on an annual basis will not account for an offset against original issue discount for any portion of the acquisition premium. Accordingly, each holder should consult its tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

Sale, Retirement, or Other Taxable Disposition

  Upon the sale, retirement, or other taxable disposition of a Note, a U.S. Holder will generally recognize gain or loss measured by the difference between
(i) the amount of cash plus the fair market value of property received in exchange therefor (except to the extent attributable to accrued interest not previously taken into account) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's initial tax basis in a Note will equal the price paid by such U.S. Holder for such Note and will be increased from time to time by the amount of original issue discount included in gross income to the date of disposition, as adjusted by acquisition premium (if any) and further increased by the accruals of market discount (if any) that the U.S. Holder has previously elected to include in gross income on an annual basis, and decreased from time to time by the amount of any payments (excluding payments of qualified stated interest and any other payment that is not taken into account in computing the stated redemption price at maturity of the debt instrument) received with respect to the Note. Any gain or loss on the sale, retirement, or other taxable disposition of a Note, measured as described above, will generally be capital gain or loss (except as discussed under "-Market Discount"), provided that the Note was a capital asset in the hands of the U.S. Holder. In the case of an individual U.S. Holder, such capital gain will be taxable at various preferential rates, depending on the extent to which such U.S. Holder's holding period for the Note exceeds one year at the time of disposition.

  With respect to tax matters related to legal defeasance and covenant defeasance in certain circumstances, see "Description of Notes-Satisfaction and Discharge of the Indenture, Defeasance."

Backup Withholding

  The  backup  withholding  rules of the Code  require  a payor  to  deduct  and withhold a tax amount if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" and the Service has notified the payor that withholding is required, or (iv) there has been a failure on the part of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406 of the Code. If any one of the events discussed above occurs, Qwest or its paying agent or other withholding agent will be required to withhold a tax equal to 31 percent of any "reportable payment" which includes, among other things, interest actually paid, original issue discount, and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's United States federal income tax, provided that the required information is furnished to the Service. Certain U.S. Holders (including, among others, corporations) are not subject to the backup withholding information reporting requirements.

Certain Tax Consequences to Non-U.S. Holders

  General. The following discussion is for general information purposes only and does not purport to cover all aspects of Untied States federal income taxation that may apply to, or the actual tax effect that any of the matters described herein will have on, any particular Non-U.S. Holder. Non-U.S. Holders are expected and urged to consult their tax advisors as to the particular tax consequences to them of Exchanging Old Notes for Exchange Notes and of owning and disposing of the Exchange Notes.

  Portfolio Interest Exemption. A Non-U.S. Holder will generally, under the portfolio interest exemption of the Code, not be subject to United States federal income taxes or United States federal withholding tax, on payments of principal, if any, on the Notes, and original issue discount on the Notes or interest paid on the Notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Qwest entitled to vote, (ii) the Non-U.S. Holder is not (a) a bank receiving original issue discount or interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (b) a controlled foreign corporation that is related to Qwest through stock ownership, (iii) such original issue discount or interest is not effectively connected with a United States trade or business and (iv) either (a) the beneficial owner of the Notes certifies to Qwest or its agent, under penalties of perjury, that is not a U.S. Holder and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank, or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes, certifies to Qwest or it agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii), or (iv) of the preceding sentence do not exist, interest on the Notes, when received, is subject to United States withholding tax at the rate of 30 percent, unless an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Interest for this purpose includes income, other than capital gains, received from the sale or exchange of the Notes or from a payment on the Notes to the extent original issue discount accrued while the Notes were held by a Non-U.S. Holder and the amounts so accrued were not previously subject to United States withholding tax.

  If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder, although exempt from United States federal withholding tax as discussed in the preceding paragraph (or by reason of the delivery of a properly completed IRS Form 4224), will be subject to United States federal income tax on such interest (including original issue discount) and on any gain realized on the sale, exchange, or other disposition of a Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

  Federal Estate Tax. Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be excluded from the individual's gross estate for United States federal estate tax purposes and will not be subject to United States federal estate tax if the nonresident qualifies for the portfolio interest exemption discussed above.

  Disposition of Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange, or retirement of a Note, unless: (i)(a) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (b) if a tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by the Non-U.S. Holder,
(ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to United States expatriates.

  Information Reporting and Backup Withholding Tax. In general, there is no United States information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of interest (including original issue discount) on the Notes.

  In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Notes effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person, 50 percent or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

  Payment by Qwest of principal on the Notes or payment by a United States office of a broker of the proceeds of a sale of Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that it is a Non-U.S. Holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange, or retirement of the Notes. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided the required information is furnished to the Service.

     Recently promulgated Regulations (the "New Regulations") could affect the procedures to be followed by Non-U.S. Persons and payors of interest and sale proceeds in complying with the United States federal withholding, backup withholding, and information reporting rules, and the availability of any exemption therefrom. The New Regulations are not currently effective, but will generally be effective for payments made after December 31, 1998. Each Holder of Notes is strongly urged to consult its tax advisor regarding the effect of the New Regulations on the exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer and on the ownership and disposition of the Exchange Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Agreement and all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders
(including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the

Securities Act.

  The Company has not entered into any arrangements or understandings with any person to distribute the Exchange Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the Exchange Notes and certain other legal matters in connection with the Exchange Notes offered hereby are being passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado with respect to matters of United States law. Certain United States federal income tax matters will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.


                                    EXPERTS

  The consolidated financial statements and schedules of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein and incorporated by reference in the Registration Statement in reliance upon the report, pertaining to such consolidated financial statements, dated February 19, 1997, except as to note 1, paragraph (i) and note 18, which are as of May 23, 1997, and the report pertaining to such schedules, dated February 19, 1997, except as to note 2, which is as of May 23, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

     The Financial Statements of SuperNet, Inc. as of June 30, 1997 and for the year ended June 30, 1997 have been included in the Registration Statement in reliance upon the report, dated September 26, 1997 of Dollinger, Smith & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        HISTORICAL FINANCIAL STATEMENTS

Qwest Communications International Inc. and Subsidiaries

Independent Auditors' Report........................................................  F-3

Consolidated Balance Sheets as of December 31, 1996 and 1995 and September 30, 1997
(Unaudited).........................................................................  F-4

Consolidated  Statements  of Operations  for the Years Ended  December 31, 1996,
1995 and 1994,  and for the Nine Month Period Ended  September 30, 1997 and 1996
(Unaudited)..........................................................................  F-6

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
1996,  1995  and  1994,  and  for the  Nine  Months  Ended  September  30,  1997
(Unaudited).........................................................................   F-7

Consolidated  Statements  of Cash Flows for the Years Ended  December  31, 1996,
1995 and  1994,  and for the  Nine  Months  Ended  September  30,  1997 and 1996
(Unaudited).........................................................................  F-8

Notes to Consolidated Financial Statements (Information as of September 30, 1997,
and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited).............  F-10

SuperNet, Inc.

Independent Auditor's Report........................................................  F-41

Balance Sheet as of June 30, 1997 and September 30, 1997 (Uuaudited)................  F-42

Statements of Operations for the Year Ended June 30, 1997 and for the Three-Month
Period Ended September 30, 1997 and 1996 (Unuaudited)...............................  F-43

Statements of Changes in Stockholder's Equity for the Year Ended June 30, 1997 and
for the Three Months Ended September 30, 1997 (Unaudited)...........................  F-45

Statements of Cash Flows for the Year Ended June 30, 1997 and for the Three Months
Ended September 30, 1997 and 1996 (Unaudited).......................................  F-46

Notes to Financial Statements for the Year Ended June 30, 1997......................  F-48

   (Information  as of  September  30,  1997,  and for the  Three  Months  Ended
    September 30,1997 and 1996 is Unaudited).


                                                         F-1




                       PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Qwest Communications International Inc. and Subsidiaries

Pro Forma Consolidated Balance Sheet as of September 30, 1997 (Unaudited)...........  F-64

Pro Forma Consolidated Statement of Operations for the Nine Months Ended
September 30, 1997 (Unaudited)......................................................  F-66

Pro Forma Consolidated Statement of Operations for the Twelve Months Ended
December 31, 1996 (Unaudited).......................................................  F-67

Notes to Pro Forma Consolidated Financial Statements (Unaudited)....................  F-68

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Qwest Communications International Inc.:

  We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP


Denver, Colorado
February 19, 1997,
  except as to note 1,
  paragraph (i) and
  note 18, which are
  as of May 23,
  1997

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

           December 31, 1996 and 1995, and September 30, 1997 (Unaudited)
                             (Amounts in Thousands)




                                                                 1997             1996            1995
                                                              ----------      -----------      -----------
                                                              (unaudited)
ASSETS
------

Current assets:
    Cash and cash equivalents.............................      $186,731           $6,905         $  1,484
    Accounts receivable, net (notes 5, 4 and 7)...........        64,719           29,248           14,871
    Costs and estimated earnings in excess of billings
      (note 6)............................................       164,986            4,989           24,127
    Deferred income tax asset (note 12)...................          --              6,301            4,392
    Notes and other receivables (note 8)..................        14,936           14,934            6,253
    Other current assets (note 14)........................         7,063              328            1,260
                                                              ----------      -----------         --------
          Total current assets............................       438,435           62,705           52,387
                                                              ----------      -----------         --------

Property and equipment, net (notes 5, 9, 11 and 12).......       444,816          186,535          114,748
Deferred income tax asset (note 12).......................         8,902             --               --
Notes and other receivables (note 8)......................           115           11,052            8,430
Intangible and other long-term assets, net of amortization
  (notes 11 and 14).......................................        16,210            3,967            8,613
                                                              ----------      -----------         --------
          Total assets....................................      $908,478         $264,259         $184,178
                                                              ==========      ===========         ========

See accompanying notes to consolidated financial statements.

                        QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                                                 CONSOLIDATED BALANCE SHEETS

                            December 31, 1996 and 1995,  and  September 30, 1997
                                     (Unaudited)  (Amounts in Thousands,  Except
                                     Share Information)

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  1997            1996            1995
                                                                --------        --------        ------
                                                              (unaudited)

Current liabilities:
     Accounts payable and accrued expenses (note 10)......    $178,676          $80,129         $ 26,748
     Payable to related parties, net (note 13)............        --                --             2,983
     Deferred revenue.....................................       4,044            2,649            3,969
     Billings in excess of costs and estimated earnings
       (note 6)...........................................      12,440            5,034              --
     Deferred income tax liability (note 12)..............       6,432             --                --
     Current portion of long-term debt (note 11)..........      15,782           25,193           21,270
     Advances from parent (note 13).......................       --              19,138               --
                                                              ----------      -----------         --------
          Total current liabilities.......................     217,374          132,143           54,970

     Long-term debt (note 11).............................     268,946          109,268           68,793
     Advances from Parent (note 13).......................        --               --             27,119
     Deferred income tax liability (note 12)..............        --              1,708              922
     Other liabilities (notes 10 and 15)..................      53,307           11,698            5,899
                                                              ----------      -----------         --------
          Total liabilities...............................     539,627          254,817          157,703
                                                              ----------      -----------         --------
Stockholders' equity (note 18):
     Preferred Stock, $.01 par value.  Authorized
       25,000,000 shares.  No shares issued and outstanding.      --               --                 --
     Common Stock, $.01 par value.  Authorized
      400,000,000 shares.  103,320,766 shares
      issued and outstanding at September 30, 1997,
      and 86,500,000 shares issued and outstanding at
      December 31, 1996 and 1995...........................      1,033              865              865
     Additional paid-in capital............................    412,005           55,027           65,093
     Accumulated deficit...................................    (44,187)         (46,450)         (39,483)
                                                              ----------      -----------        --------
          Total stockholders' equity.......................    368,851            9,442           26,475
                                                              ----------      -----------        --------
Commitments and contingencies (note 14)

          Total liabilities and stockholders' equity.......   $908,478         $264,259         $184,178
                                                              ==========      ===========       ========

         See accompanying notes to consolidated financial statements.

                        QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF OPERATIONS

                            (Amounts in Thousands, Except Per Share Information)

                                              Nine months ended
                                                 September 30,        Year ended December 31,
                                               1997       1996      1996       1995       1994
                                            ---------- ---------- --------- ---------- ----------
                                                 (unaudited)
Revenue:
Carrier services........................... $  39,062  $  45,106   $57,573    $67,789    $50,240
Commercial services (note 13)..............    38,033     25,475    34,265     20,412      8,712
                                            ---------- ---------- --------- ---------- ----------
                                               77,095     70,581    91,838     88,201     58,952
Network construction services (note 6).....   413,226     59,255   139,158     36,901     11,921
                                            ---------- ---------- --------- ---------- ----------
                                              490,321    129,836   230,996    125,102     70,873
                                            ---------- ---------- --------- ---------- ----------
Operating expenses:
Telecommunications services................    65,310     62,399    80,368     81,215     48,239
Network construction services (note 13)....   282,472     37,661    87,542     32,754      9,369
Selling, general and administrative
(notes 2 and 13)...........................    59,987     34,230    45,755     37,195     21,516
Growth share plan (note 15)................    69,320         -     13,100         -          -
Depreciation and amortization..............    13,114     11,890    16,245      9,994      2,364
                                            ---------- ---------- --------- ---------- ----------
                                              490,203    146,180   243,010    161,158     81,488
                                            ---------- ---------- --------- ---------- ----------
Income (loss) from operations..............       118    (16,344)  (12,014)   (36,056)   (10,615)

Other income (expense):
Gain on sale of contract rights (note 3)        9,296         -         -          -          -
Gain on sale of telecommunications
    service agreements (note 4)............        -       6,126     6,126         -          -
Interest expense, net......................    (8,886)    (5,004)   (6,827)    (4,248)      (219)
Interest income............................     5,912      1,898     2,454      1,782        191
Other (expense) income, net (note 4).......    (1,986)       113        60         55        (42)
                                            ---------- ---------- --------- ---------- ----------
Income (loss) before income tax
             expense (benefit).............     4,454    (13,211)  (10,201)   (38,467)   (10,685)
Income tax expense (benefit)(note 12)......     2,191     (4,310)   (3,234)   (13,336)    (3,787)
                                            ---------- ---------- --------- ---------- ----------
Net income (loss)                           $   2,263    $(8,901)   $(6,967) $(25,131)   $(6,898)
                                            ========== ========== ========= ========== ==========
Net income (loss) per share                 $    0.02    $ (0.10)     $(.08)    $(.29)     $(.08)
                                            ========== ========== ========= ========== ==========

Weighted average common and common
  equivalent shares ......................     93,945     88,158     88,158     88,158     88,158
                                             ========== ========== ========= ========== ==========

          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years  Ended  December  31,  1996,  1995 and 1994 and the Nine
               Months Ended September 30, 1997 (Unaudited)
                  (Amounts in Thousands, Except Share Amounts)


                                           Common stock
                                       ---------------------  Additional      Total          Total
                                         Number                 paid-in     Accumulated   stockholders'
                                       of shares     Amount     capital      deficit       equity
                                       ----------   --------  ----------    -----------   -----------
Balances, January 1, 1994..............  86,500,000   $865     $18,668       $(7,454)       $12,079
Contribution from Parent...............          -      -       20,900            -          20,900
Repurchase of warrants.................          -      -       (1,500)           -          (1,500)
Net loss...............................          -      -         -           (6,898)        (6,898)
                                        ----------- --------   ---------    -----------   -----------
Balances, December 31, 1994............  86,500,000    865      38,068       (14,352)        24,581
Contribution from Parent...............          -      -       28,000            -          28,000
Reduction in additional paid-in capital
  attributable to effect of the tax
  allocation agreement with Parent
  (note 12)............................          -      -         (975)           -            (975)
Net loss...............................          -      -           -        (25,131)       (25,131)
                                        ----------- --------   ---------    -----------   -----------
Balances, December 31, 1995............  86,500,000    865      65,093       (39,483)        26,475
Cancellation of income tax benefit
  receivable from Parent (note 12).......        -      -      (11,088)           -         (11,088)
Expenses incurred by Parent on
  Company's behalf (note 13)...........          -      -        1,022            -           1,022
Net loss...............................          -      -           -         (6,967)        (6,967)
                                        ----------- --------   ---------    -----------   -----------
Balances, December 31, 1996............  86,500,000    865      55,027       (46,450)         9,442
Issuance of common stock, net
  (unaudited).(note 18)................  15,525,000    155     319,381            -         319,536
Issuance of common stock warrants
  (unaudited).(note 18)................          -      -        2,300            -           2,300
Issuance of common stock for
  growth shares (unaudited) (note 15)..   1,295,766     13      35,297            -          35,310
Net income (unaudited).................          -      -          -           2,263          2,263
                                        ----------- --------   ---------    -----------   -----------
Balances, September 30, 1997
(Unaudited)........................... .103,320,766 $1,033    $412,005      $(44,187)      $368,851
                                        =========== ========   =========    ===========   ===========

           See accompanying notes to consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                             (Amounts in Thousands)

                                                                               Nine months ended
                                                                                   September 30,       Year ended December 31,
                                                                            ---------------------- --------------------------------
                                                                               1997        1996       1996       1995       1994
                                                                            ----------- ---------- ---------- ---------- ----------
                                                                                   (unaudited)
Cash flows from operating activities:
  Net income (loss)........................................................    $2,263     $(8,901)   $(6,967)  $(25,131)   $(6,898)
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operating activities:
      Gain on sale of contract rights (note 3).............................    (9,296)         -          -          -          -
      Gain on sale of telecommunications service agreements (note 4).......        -       (6,126)    (6,126)        -          -
      Depreciation and amortization........................................    13,114      11,890     16,245      9,994      2,364
      Deferred income tax expense (benefit) (note 12)......................     2,123       4,173     (1,123)    (2,839)     6,920
      Changes in operating assets and liabilities:
Receivables-accounts and notes, net........................................   (24,536)    (23,200)   (25,680)   (21,379)       910
      Costs and estimated earnings in excess of billings...................  (159,997)     14,706     19,138    (21,650)    (2,210)
      Accounts payable and accrued expenses................................    59,848      (3,412)    25,381      4,339      5,795
      Payable to related parties, net......................................        -         (508)    (2,983)     1,263      1,560
      Billings in excess of costs and estimated earnings...................     7,406       3,158      5,034         -        (831)
      Accrued growth share plan expense and deferred compensation..........    33,953          -       9,290         -          -
      Other changes........................................................    15,050      (1,120)       315     (1,232)    (4,304)
                                                                              ----------- ---------- ---------- ---------- ---------
Net cash (used in) provided by operating activities........................   (60,072)     (9,340)    32,524    (56,635)     3,306
                                                                              ----------- ---------- ---------- ---------- ---------
Cash flows from investing activities:
Proceeds from sale of contract rights (note 3)...........................       9,000         -          -          -          -
Proceeds from sale of telecommunications service agreements (note 4).....          -       4,500      4,500         -          -
Expenditures for property and equipment, net.............................    (205,304)   (48,853)   (57,122)   (46,313)   (40,926)
Cash paid for acquisitions, net of cash acquired.........................          -          -          -     (12,545)        -
Investments in and advances to telecommunications companies, net.........          -          -          -          -        (786)
                                                                          ----------- ---------- ---------- ---------- ----------
Net cash used in investing activities....................................    (196,304)   (44,353)   (52,622)   (58,858)   (41,712)
                                                                          ----------- ---------- ---------- ---------- ----------
Cash flows from financing activities:
Proceeds from issuance of common stock, net (note 18)....................     319,536         -          -          -          -
Proceeds from issuance of common stock warrants (note 18)................       2,300         -          -          -          -
Borrowings of long-term debt.............................................     328,000     51,000     65,000     62,606     25,401
Repayments of long-term debt.............................................   (185,858)   (14,689)    (21,322)    (2,331)      (173)
Debt issuance costs......................................................     (8,638)      (459)       (112)      (591)      (190)
Net (payments to) advances from Parent...................................    (19,138)    20,486     (19,069)    26,256    (10,174)
Contribution from Parent.................................................         -          -           -      28,000     20,900
Expenses incurred by Parent on Company's behalf (note 13)................         -          -        1,022         -          -

                                                         F-8




Repurchase of common stock warrants......................................         -          -           -          -      (1,500)
                                                                          ----------- ---------- ---------- ---------- ----------
Net cash provided by financing activities................................    436,202     56,338     25,519    113,940     34,264
                                                                          ----------- ---------- ---------- ---------- ----------
Net increase (decrease) in cash and cash equivalents.....................    179,826      2,645     5,421     (1,553)    (4,142)
Cash and cash equivalents, beginning of period...........................      6,905      1,484      1,484      3,037      7,179
                                                                          ----------- ---------- ---------- ---------- ----------
Cash and cash equivalents, end of period.................................   $186,731     $4,129     $6,905     $1,484     $3,037
                                                                          =========== ========== ========== ========== ==========
Supplemental disclosure of cash flow information:
Cash paid for interest, net..............................................     $4,473   $  4,786     $8,825     $3,972       $128
                                                                          =========== ========== ========== ========== ==========
Cash paid for taxes, other than Parent...................................       $195       $132       $160       $725     $2,232
                                                                          =========== ========== ========== ========== ==========
Supplemental   disclosure  of  significant   non-cash  investing  and  financing
activities:
Capital lease obligation.................................................        $-        $720       $720     $2,419        $-
                                                                          =========== ========== ========== ========== ==========
Accrued capital expenditures.............................................    $57,903        $-     $28,000        $-         $-
                                                                          =========== ========== ========== ========== ==========
Issuance of common stock in settlement of a portion of accrued
  Growth Share liability (note 15).......................................   $ 35,310        $-         $-         $-         $-
                                                                            ========= ========= ========== ========== ==========
Capital expenditures financed with equipment credit facility.............   $  8,125        $-         $-         $-         $-
                                                                            ========= ========= ========== ========== ==========
Reduction in additional paid-in capital attributable to effect of
cancellation of income tax benefit receivable from Parent................       $-          $-    $11,088         $-         $-
                                                                          =========== ========== ========== ========== ==========
Reduction in additional paid-in capital attributable to effect of the tax
allocation agreement with Parent.........................................       $-          $-         $-        $975        $-
                                                                          =========== ========== ========== ========== ==========

          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(1) Summary of Significant Accounting Policies

 (a) General and Business

  Qwest Communications International Inc. (the Company) was wholly-owned by Anschutz Company (the Parent) until June 27, 1997, when the Company issued common stock in an initial public offering (as described in note (18)-Securities Offering). Subsequent to the initial public offering, the Parent owns approximately 83.7% of the outstanding common stock of the Company. The Company is the ultimate holding company for the operations of Qwest Communications Corporation and subsidiaries (Qwest) through a merger in 1996 with another wholly-owned subsidiary of the Parent. The merger was accounted for as a business combination of entities under common control using carryover basis.

  The Company is a developer and operator of telecommunications networks and facilities and operates in a single business segment, the telecommunications industry. It provides the following services within that industry:

~ Telecommunications Services-the Company provides dedicated line and switched services to interexchange carriers and competitive access providers (Carrier Services) and long distance voice, data and video services to businesses and consumers (Commercial Services).

~ Network Construction  Services-the Company installs fiber optic communications systems for interexchange carriers, local telephone companies, cable television companies, competitive access providers and other communication entities, as well as for its own use.

  Qwest's principal direct and indirect subsidiaries include Qwest Transmission Inc. (QTI), Qwest Properties Inc. (QPI) and SP Servicios de Mexico S.A. de C.V. (SP Mexico). QTI owns and operates a digital microwave transmission network throughout the eastern and midwestern United States. QPI is a lessor of a telecommunications switching facility in Dallas, Texas. SP Mexico holds the rights assigned to it under construction easement agreements in Mexico (as described in note (14)-Mexico Easement Agreement).

  The accompanying audited consolidated financial statements as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, and the accompanying unaudited interim consolidated financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 include the accounts of the Company and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

 (b) Telecommunications Services Revenue

  Revenue from telecommunications services is recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

 (c) Long-Term Construction Contracts

  The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect progress toward contract completion.

  Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. When necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Revisions to estimated profits on contracts are recognized in the period they become known.

 (d) Cash and Cash Equivalents

  The Company classifies cash on hand and deposits in banks, including money market accounts, and any other investments with an original maturity of three months or less that the Company may hold from time to time, as cash and cash equivalents.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets, commencing when they are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Network construction costs, including interest during construction, are capitalized. Interest capitalized in the nine months ended September 30, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 was approximately $11.2 million, $1.6 million, $2.4 million, $1.9 million and $0.3 million, respectively.

  The useful lives of property and equipment is as follows:

     Facility and leasehold improvements......... 20-25 years or lease term
     Communications and construction equipment...                3-10 years
     Fiber and conduit systems...................               15-25 years
     Office equipment and furniture..............                 3-7 years
     Capital leases..............................                lease term

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  While constructing network systems for customers, the Company may install additional conduit for its own use. This additional conduit is capitalized at the incremental cost of construction. Costs of the initial conduit, fiber and facilities are allocated to the customer and the Company based upon the number of fibers retained by the Company relative to the total fibers installed, or square footage in the case of facilities.

 (f) Impairment of Long-Lived Assets

  Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of
(SFAS 121) requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized in accordance with SFAS 121 are permanent and may not be restored in the future. No impairment expense was recognized in the nine months ended September 30, 1997, or in the years ended December 31, 1996 and 1995.

 (g) Income Taxes

  The Company is included in the consolidated income tax return of the Parent, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate return. The Company uses the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income taxes have been computed by applying the asset and liability method as if the Company were a separate taxpayer.

 (h) Intangible and Other Long-Term Assets Amortization

  Intangible and other long-term assets include debt issuance costs, deferred compensation, goodwill and acquired intangibles such as customer contracts and non-compete covenants. Such costs are amortized on a straight-line basis over a period ranging from three to fifteen years.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

 (i) Net Income (Loss) Per Share

  Net income (loss) per share for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994 was computed by dividing net income (loss) by the weighted average number of common shares outstanding during such periods. Common stock equivalent shares from options, warrants and common stock issuable for Growth Shares (as described in note
(15)-Growth Share Plan) are included in the computation when their effects are dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 83, Earnings Per Share Computations in an Initial Public Offering, 1,658,000 common shares issuable for Growth Shares granted during the twelve month period prior to the Company's initial public offering at prices below the anticipated public offering price were included in the calculation as if they were outstanding for all periods presented, up to the close of the initial public offering.

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the presentation of basic earnings per share (EPS) and, for companies with potentially dilutive securities, such as convertible debt, options and warrants, diluted EPS. SFAS 128 is effective for annual and interim periods ending after December 15, 1997. The Company does not believe that the adoption of SFAS 128 will significantly affect the calculation of the Company's net loss per common share.

 (j) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The accompanying interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1997 and 1996 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for any interim period are not necessarily indicative of results for the full year.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

 (k) Fair Value of Financial Instruments

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of notes and other receivables approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying amounts of long-term debt approximate its fair value since the interest rates on substantially all of the debt are variable and reset periodically.

 (l) Reclassification

  Certain prior year amounts have been reclassified to conform with current year presentation.

(2) Relocation and Restructuring

  Relocation and restructuring costs of approximately $1.6 million were recognized in the first nine months of 1996 and relate primarily to costs incurred in connection with the restructuring of the direct sales group. Such costs were substantially paid in 1996 and are included in selling, general and administrative expenses in the consolidated financial statements. Relocation and restructuring costs of approximately $2.0 million in 1994 relate primarily to costs incurred to consolidate the Company's operations in Denver, Colorado and are included in selling, general and administrative expenses.

(3) Gain on Sale of Contract Rights

  On March 10, 1997, the Company entered into an agreement (the Termination Agreement) with an unrelated third-party (the Purchaser) to terminate certain equipment purchase and telecommunications capacity rights and options of the Company exercisable against the Purchaser, for $9.0 million (the Termination Agreement Consideration). In the first quarter of 1997, the Company received $7.0 million of the Termination Agreement Consideration in cash. The remaining consideration is payable in cash to the Company upon delivery of certain telecommunications capacity (Capacity Obligation) to the Purchaser.

  As a result of the Termination Agreement, the Company is no longer required to relocate certain terminal facilities. Accordingly, the Company has reduced its liability for such costs by approximately $0.7 million and has included the adjustment in gain on sale of contract rights.

  During the second quarter of 1997, the Company satisfied its Capacity Obligation and received the remaining $2.0 million cash consideration due under the Termination Agreement.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(4) Gain on Sale of Telecommunications Service Agreements

  On July 1, 1996, the Company sold its right, title and interest in certain telecommunications service agreements to an unrelated third party (the Buyer) for $5.5 million. As of December 31, 1996, the Company received $4.5 million of the purchase price in cash. As a result of the sale, the Company is no longer required to incur certain costs related to providing service under the agreements. Accordingly, in 1996 the Company has reduced its liability for such costs by approximately $3.9 million and has included the adjustment in gain on sale of telecommunications service agreements. Also included in the gain on sale of telecommunications service agreements is the carrying value of the related customer contracts sold of approximately $1.7 million and approximately $0.6 million of other costs incurred as a result of the sale.

  During the transition of the service agreements to the Buyer, the Company has incurred certain facilities costs on behalf of the Buyer, which are reimbursable to the Company. As of September 30, 1997 and December 31, 1996, net amounts of approximately $3.5 million and $2.0 million, respectively, is due to the Company for such costs. On March 31, 1997, the arrangement relating to transition services expired and has not yet been renegotiated. The Company made a provision of $2.0 million in the first quarter of 1997. Negotiations with the Buyer are continuing. The Company believes that the receivable balance as of September 30, 1997 is collectible.

(5) Acquisitions

  On January 31, 1995, the Company purchased all of the outstanding stock of QTI and Subsidiaries (formerly Qwest Communications, Inc.) for approximately $18.8 million. The purchase was initially financed with an advance from the Parent. The Company repaid a substantial portion of this advance with the proceeds from two term notes issued in July 1995 (as described in note (11)-Long-Term Debt). The purchase price was allocated as follows (in thousands):

     Working capital..........  $7,744
     Property and equipment...  11,012
     Other....................      14
                               -------
                               $18,770
                               =======

  The accompanying consolidated statements of operations include the operating results of QTI since the effective date of the acquisition. The pro forma effect of the acquisition was immaterial in 1995. The following pro forma operating results of the Company and QTI for the year ended December 31, 1994 has been prepared assuming the acquisition had been consummated as of January 1, 1994.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

                             Year ended
                         December 31, 1994
                       ---------------------
                       (in thousands, except
                         per share amount)
     Revenue..........               $84,865
     Net loss.........               $ 6,643
     Loss per share...                 $ .08

  The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1994, nor is it necessarily indicative of future operating results.

  In January 1995, the Company also purchased certain assets from Fiber Systems Inc. for approximately $1.8 million.

  In October, Qwest and an unrelated third party consummated an agreement whereby Qwest acquired from the third party all of the issued and outstanding shares of capital stock of the third party's then wholly owned Internet Service Provider (the ISP), and the capital stock of the ISP issued at the closing of the acquisition, for $20.0 million in cash. The acquisition will be allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

(6) Network Construction Services Revenue and Expenses

  Costs and billings on uncompleted contracts included in the accompanying consolidated financial statements are as follows (in thousands):

                                  December 31,
                         September 30, -----------------
                                                      1997       1996      1995
                                                   ----------- --------- -------
                                                   (unaudited)
Costs incurred on uncompleted contracts...........   $359,338   $82,840  $23,339
Estimated earnings................................    185,032    48,853   10,610
                                                   ----------- --------- -------
                                                      544,370   131,693   33,949
Less: billings to date............................    391,824   131,738    9,822
                                                   ----------- --------- -------
                                                     $152,546      $(45) $24,127
                                                   =========== ========= =======
Included in the accompanying balance sheets under the following captions:
    Costs and estimated earnings in excess of
      billings...................................    $164,986    $4,989  $24,127
    Billings in excess of costs and estimated
      earnings...................................     (12,440)   (5,034)      -
                                                   ----------- --------- -------
                                                     $152,546      $(45) $24,127
                                                   =========== ========= =======
Revenue the Company expects to realize for work to
  be performed on the above uncompleted
  contracts.......................................   $577,886  $328,688   $6,692
                                                   =========== ========= =======

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  In 1996, the Company entered into agreements with unrelated third-parties whereby the Company will provide indefeasible rights of use (IRUs) in multiple fibers along base routes for a minimum purchase price of approximately $457.0 million. Under the agreements, the third-parties are entitled to require the Company to provide IRUs along optional routes, as defined, for an additional $65.0 million. One of the parties has the option to require the Company to double the number of fibers along the base route for additional consideration. These options, when combined with certain options of the Company, result in a maximum purchase price of approximately $888.0 million. One contract provides that in the event of delay or non-delivery of segments, the payments may be reduced or penalties of varying amounts may be due. The Company obtained construction performance bonds totaling $175.0 million which have been guaranteed by the Parent. As a result of activity on these contracts, the Company has recorded approximately $193.2 million and $121.0 million of network construction service revenue in the nine months ended September 30, 1997, and in the year ended December 31, 1996, respectively. Earnings relating to these contracts are estimated using allocations of the total cost of the Company's network construction project (as described in note (14)-Commitments and Contingencies).

  In April 1997, certain of the options described in the previous paragraph were exercised. In April 1997, the option to double the number of fibers along the base route expired. In May 1997, a third customer entered into a contract with the Company to purchase such additional fibers. These events contributed to an increase in the purchase price to approximately $985.0 million.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(7) Accounts Receivable

  Accounts receivable consists of the following (in thousands):

                                                      December 31,
                                      September 30, -----------------
                                          1997       1996     1995
                                        ----------- -------- --------
                                        (unaudited)
Carrier services.......................    $10,847  $ 9,978  $12,634
Commercial services....................     14,029    5,736    3,595
Network construction services..........     39,423   13,751      111
Transition costs (note 4)..............      3,527    1,988       -
Interest receivable (note 8)...........        654    1,289    1,088
Other..................................        658      175       64
                                        ----------- -------- --------
                                            69,138   32,917   17,492
Less allowance for doubtful accounts...     (4,419)  (3,669)  (2,621)
                                        ----------- -------- --------
Accounts receivable, net...............    $64,719  $29,248  $14,871
                                        =========== ======== ========

(8) Notes and Other Receivables

  On November 16, 1994, a third party entered into a $45.0 million agreement to purchase a single conduit and fund a portion of the total cost of a multiple conduit system to be constructed by the Company. Three conduits were constructed for the Company's own use. Contract revenues from this agreement were approximately $3.1 million, $29.7 million, and $2.0 million in the years ended December 31, 1996, 1995 and 1994, respectively. The Company recognized the remaining proceeds as cost recoveries in 1996 and 1995 by reducing its cost basis in the Company-owned conduits. The Company may be required to pay up to $13.0 million to the third party in the event of the sale of the Company-owned conduits.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  Payment for installation of each route became due upon completion of the route and was payable in three equal installments. Prior to completion, interest was payable on costs incurred for route construction at 7.65%.

  In November 1995, the Company completed construction of the first route. The Company received cash payments of approximately $4.1 million representing one-third of the route's contract price, including cost recoveries, and $0.5 million representing interest earned during construction. In addition, the Company received a promissory note for approximately $8.2 million representing the remaining two-thirds of the contract price, including cost recoveries. The second installment of approximately $4.1 million was received in November 1996. The remaining note balance is due on the second anniversary of the note's issuance and accrues interest at 6.59%.

  In February 1996, the Company completed construction of the second route. The Company received cash payments of approximately $10.9 million representing one-third of the route's contract price, including cost recoveries, and $1.3 million representing interest earned during construction. In addition, the Company received two promissory notes for approximately $19.7 million and $2.2 million representing the remaining two-thirds of the contract price for that route, including cost recoveries. The notes are due in two equal annual installments on the first and second anniversaries of the notes' issuance, and accrue interest at 7.31% and 6.59% during the first and second years, respectively, of the notes' term. The first installment of approximately $10.9 million was received in February 1997.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(9) Property and Equipment

  Property and equipment consists of the following (in thousands):

                                  December 31,
                        September 30,-------------------
                                                    1997         1996      1995
                                                 ----------- --------- ---------
                                                (unaudited)
Land...........................................     $ 558     $ 506     $ 420
Facility and leasehold improvements............    12,761     7,951     5,040
Communications and construction equipment......    74,751    52,076    41,104
Fiber and conduit systems......................    92,924    42,446    42,414
Office equipment and furniture.................     8,324     6,360     5,925
Network construction and other assets held under
  capital leases (note 11)......................    3,071     3,197     2,419
Work in progress................................  288,710    99,915    29,618
                                               ----------- --------- ---------
                                                  481,099   212,451   126,940
Less accumulated depreciation and amortization.   (36,283)  (25,916)  (12,192)
                                                 ----------- --------- ---------
Property and equipment, net....................  $444,816  $186,535  $114,748
                                                 =========== ========= =========

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(10) Accounts Payable, Accrued Expenses and Other Liabilities

  Accounts  payable  and  accrued   expenses   consists  of  the  following  (in
thousands):

                                                               December 31,
                                              September 30, -----------------
                                                 1997         1996     1995
                                              -----------   -------- --------
                                              (unaudited)
     Accounts payable........................    $ 40,163  $ 44,766 $ 13,587
     Construction accounting accrual.........      66,976    18,071       -
     Capacity service obligation.............       8,971     3,658    3,719
     Property, sales and other taxes.........      28,551     3,793    2,395
     Accrued interest........................      14,594       707      299
     Other...................................      19,421     9,134    6,748
                                              -----------  -------- --------
     Accounts payable and accrued expenses...    $178,676  $ 80,129 $ 26,748
                                              ===========  ======== ========

  Accounts payable as of September 30, 1997 and December 31, 1996 includes approximately $3.4 million and $37.0 million, respectively, payable for fiber purchases under the materials purchase agreement (as described in note
(14)-Network Construction Project).

Other liabilities consists of the following (in thousands):


                                             September 30,               December 31,               December 31,
                                                  1997                       1996                       1995
                                        ------------------------     ---------------------     ----------------------
                                           (unaudited)
Right-of-way obligation                  $       31,295               $      1,297              $      1,513
Growth share accrual                             13,996                      9,291                        -
Telecommunications service                           -                          -                      2,914
  agreement liability
Other                                             8,016                      1,110                     1,472
                                        ------------------------     ---------------------     ----------------------

Other liabilities                        $       53,307               $     11,698              $      5,899
                                        ========================     =====================     ======================


            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(11) Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                         December 31,
                                        September 30, -------------------
                                             1997       1996      1995
                                          ----------- --------- ---------
                                          (unaudited)
     Senior notes........................   $250,000       $-        $-
     Revolving credit facility...........     10,000    60,000        -
     Customer contract credit facility...     15,000    25,918    40,418
     Equipment credit facility...........     8,125         -         -
     Network credit facility.............         -     27,077    29,273
     Equipment loans.....................         -      9,820     6,765
     Term notes..........................         -      9,416    11,100
     Capital lease obligation............      1,423     2,010     2,187
     Other...............................        180       220       320
                                          ----------- --------- ---------
     Total debt..........................    284,728   134,461    90,063
     Less current portion................    (15,782)  (25,193)  (21,270)
                                          ----------- --------- ---------
     Long-term debt......................   $268,946  $109,268   $68,793
                                          =========== ========= =========

  On March 31, 1997, the Company issued 10 7/8% Senior Notes (the Senior Notes) due 2007 having an aggregate principal amount of $250.0 million. The net proceeds of the Senior Notes were approximately $242.0 million, after deducting offering costs which are included in intangible and other long-term assets. The net proceeds were used to repay amounts due under the revolving credit facility, network credit facility, equipment loans and term notes, described below, and to fund a portion of capital expenditures required to complete construction of segments of the Network currently under construction (as described in note
(14)-Commitments and Contingencies).

  Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. In addition, prior to April 1, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the Senior Notes at specified redemption prices.

  In connection with the sale of the Senior Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act of 1933 (the
Act) and with terms identical in all material respects to the Senior Notes, for the Senior Notes or, alternatively, to file a shelf registration statement under the Act with respect to the Senior Notes. In July 1997, the Company's registration statement (no. 333-30449) on Form S-4 relating to its 10 7/8% Series B Senior Notes (the Exchange Notes), having terms identical in all material respects to the Senior Notes, became effective. The Company expects to consummate an exchange of the Exchange Notes for all of the Senior Notes in the third quarter of 1997. The Company will receive no proceeds from and will recognize no profit on the exchange transaction, and no change in financial position of the Company will occur as a result of the exchange transaction if it occurs. If certain conditions to closing the exchange offer have not been satisfied within specified time periods (each a Registration Default) and a shelf registration statement has not been made effective and available for resale of the Senior Notes, additional interest will accrue at a rate per annum equal to 0.50% of the principal amount of the Senior Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

  In August 1997, the Company completed an exchange of the Exchange Notes, registered under the Act, for all of the Senior Notes. The Exchange Notes are identical in all material respects to the originally issued Senior Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of the exchange transaction.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

     In April 1996, the Company entered into a $100.0 million revolving credit facility agreement (as amended in September 1996) (the Facility), the proceeds of which will be used for working capital purposes, capital expenditures and the issuance of letters of credit. The Facility provides for an initial $100.0 million three-year revolving loan commitment (the Revolver) which expires on April 2, 1999. At that time, the outstanding loan amount converts to a two-year term credit loan which matures on April 2, 2001. Quarterly mandatory payments commence on June 30, 1999, and include equal quarterly principal reductions, based on the amount of the outstanding loan at the date of conversion. Letters of credit issued under the Facility are limited to a total outstanding of $10.0 million. There were no letters of credit outstanding at December 31, 1996 and September 30, 1997. At September 30, 1997, $10.0 million was outstanding under the Facility. In October 1997, the Company repaid the outstanding balance and terminated the Facility.

  In February 1997, the Company entered into a one-year $50.0 million line of credit with a commercial bank at substantially identical terms as the $100.0 million credit facility described above. No amounts were ever drawn under this credit line, and the facility was canceled by the Company in July 1997.

  In April 1995, the Company entered into a $45.0 million customer contract credit facility agreement to finance certain construction projects undertaken at that time. The facility converted to a term loan upon completion of the construction projects in 1996 and 1995 and is now secured by notes receivable issued in connection with these construction projects (as described in note
(8)-Notes and Other Receivables). The facility bears interest at the Company's option at either (a) the higher of (i) the bank's base rate of interest, or (ii) the Federal Funds Rate plus 1/2%; or (b) LIBOR plus 9/16%. The outstanding balance at December 31, 1996 is due in installments on the anniversary dates of the completion of the projects, through February 1998.

  In June 1994, the Company entered into a $27.6 million network credit facility agreement, secured by certain of the Company's fiber systems which bears interest at 4.65% above the 90-day High Grade Commercial Paper rate. All interest accrued on borrowings under this facility from June 1994 through June 1995 was added to the principal balance of the facility. Interest added as additional principal was approximately $1.4 million and $0.3 million for 1995 and 1994, respectively. From July 1995 to June 1996, interest only payments were paid on the loan balance. Monthly mandatory principal and interest payments commenced on July 31, 1996 and increase from 1.25% to 2.08% of the initial loan balance over the term of the loan, which is payable in full on July 31, 2001. Prepayments are permitted without penalty. The credit facility agreement contains financial covenants for Qwest regarding the maintenance of certain key ratios. This facility was repaid in April 1997.

  In August 1995, the Company executed two equipment loans for approximately $5.0 million in aggregate, which bear interest at LIBOR plus 2.65%, and LIBOR plus 2.55%, respectively, and are secured by certain equipment. Quarterly mandatory payments commenced on December 1, 1995, which include $250,000 principal reductions and accrued interest, with the final installment due on September 1, 2000. These loans were repaid in April 1997.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  In 1996, the Company executed three equipment loans aggregating approximately $5.0 million. The notes bear interest ranging from 8.86% to 10.15% per annum, and are secured by certain equipment. Monthly mandatory payments include monthly principal reductions ranging from approximately $20,000 to $54,000 plus accrued interest, with the final installment due August 1, 2001. These loans were repaid in May 1997.

  In December 1992, the Company executed an equipment loan for approximately $2.6 million. The loan bears interest at 4.65% above the 90-day High Grade
Commercial Paper rate and is secured by certain communications equipment. Monthly mandatory payments include approximately $29,000 of principal reduction and accrued interest, with the final installment due October 2001. The loan agreement contains financial covenants for Qwest regarding the maintenance of certain key ratios. This loan was repaid in April 1997.

  In July 1995, the Company issued two term notes totaling $12.0 million, which are secured by all current and future assets of QTI and used the proceeds to repay a portion of the advance from the Parent used to purchase QTI (as described in note (5)-Acquisitions). The notes bear interest at LIBOR plus 3%, which is to be reduced as the Company meets certain covenants. Quarterly mandatory principal and interest payments commenced on September 30, 1995 and increase from 3.75% to 5.4% of the initial loan balance over the term of the loan, which is payable in full on September 30, 2000. The Company may prepay the notes without penalty. Mandatory prepayments are required within 120 days of each fiscal year end in the amount of 50% of the excess cash flow, as defined, in excess of $0.5 million, if QTI's leverage ratio is in excess of 1.75 to 1. The note agreements contain financial covenants for QTI regarding the maintenance of certain leverage and fixed charge coverage ratios. These notes were repaid in April 1997.

  In May 1997, the Company entered into a $90.0 million credit agreement (the Equipment Credit Facility) with an unrelated third-party supplier (the Supplier) of transmission electronics equipment to fund a portion of certain capital expenditures required to equip the Network currently under construction (as described in note(14)-Network Construction Project). Under the Equipment Credit Facility, the Company may borrow to purchase equipment and related engineering and installation services from the Supplier up to 75% of the purchase price of such equipment and services, with the purchased equipment and related items serving as collateral for the loans. The Company is committed to purchase from the Supplier a minimum of $100.0 million of such equipment and services under a separate procurement agreement which was executed in May 1997. Principal amounts outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on May 31, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate offered by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin. Approximately $8.1 million was outstanding on this Equipment Credit Facility as of September 30, 1997.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  Under the terms of certain loan agreements described above, at September 30, 1997 and December 31, 1996 certain assets of the Company's subsidiaries are restricted.

  The Company leases certain network construction equipment under capital lease agreements. The amortization charge applicable to capital leases is included in depreciation expense. Future minimum payments under capital lease obligations is included in contractual maturities of long-term debt summarized below.

  Contractual maturities of long-term debt as of September 30, 1997 and December 31, 1996 are as follows (in thousands):

                             September 30, 1997           December 31, 1996
                             ------------------           -----------------
                                (unaudited)
     Year ended December 31:
     1997...................       $4,242                       $ 25,193
     1998..................        11,702                         21,533
     1999...................        4,169                         34,458
     2000...................        6,432                         41,430
     2001...................        3,084                         11,847
     Thereafter.............      255,099                             -
                                  -------                       --------
                                 $284,728                       $134,461
                                 ========                       ========

  In October 1997, the Company issued $555,890,000 in principal amount at maturity of Senior Discount Notes, due 2007 (the Discount Notes), generating net proceeds of approximately $342.6 million, after deducting offering costs which are included in intangible and other long-term assets. Such net proceeds will be used to fund capital expenditures for continuing construction and activation of the Network and to fund further growth in the business. The Discount Notes will accrete at a rate of 9.47% per annum, compounded semi-annually, to an aggregate principal amount of $555,890,000 by October 15, 2002. The principal amount of the Discount Notes is due and payable in full on October 15, 2007. The Discount Notes are redeemable at the Company's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices. In addition, prior to October 15, 2000, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the Discount Notes at specified redemption prices. Cash interest on the Discount Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum, and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 (each an interest payment date) of each year. The Company has the option of commencing the accrual of cash interest on an interest payment date on or after October 15, 2000, in which case the outstanding principal amount at maturity of the Discount Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  In connection with the sale of the Discount Notes, the Company agreed to make an offer to exchange new notes, registered under the Act and with terms identical in all material respects to the Discount Notes, for the Discount Notes or, alternatively, to file a shelf registration statement under the Act with respect to the Discount Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, are not filed or declared effective within specified time periods or, after being declared effective, cease to be effective or usable for resale of the Discount Notes during specified time periods (each a Registration Default), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the Discount Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the Discount Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

(12) Income Taxes

  Income tax benefit for years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                                                     1996    1995    1994
                                                     ------ ------- --------
Current:
  Federal.......................................... $1,673 $10,497  $9,575
  State............................................    438      -    1,132
                                                    ------ ------- --------
    Total current income tax benefit...............  2,111  10,497  10,707
                                                    ------ ------- --------
Deferred:
  Federal..........................................  1,123   2,839  (6,720)
  State............................................     -       -     (200)
                                                    ------ ------- --------
     Total deferred income tax benefit (expense)...  1,123   2,839  (6,920)
                                                    ------ ------- --------
     Total income tax benefit...................... $3,234 $13,336  $3,787
                                                    ====== ======= ========

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  Total income tax benefit differed from the amounts computed by applying the federal statutory income tax rate (35%) to loss before income tax benefit as a result of the following items for the years ended December 31, 1996, 1995 and 1994 (amounts in thousands):

                                                     1996     1995    1994
                                                    ------- -------- -------
Expected income tax benefit........................ $3,570  $13,463  $3,740
State income taxes, net of federal income tax
  benefit..........................................    279       -      281
Goodwill and other intangible asset amortization...   (568)     (56)    (67)
Other, net.........................................    (47)     (71)   (167)
                                                    ------- -------- -------
     Total income tax benefit...................... $3,234  $13,336  $3,787
                                                     =====  =======  ======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                             December 31,
                                                          ------------------
                                                            1996      1995
                                                          --------- --------
Current deferred tax assets (liabilities):
  Allowance for doubtful accounts.......................  $ 1,283    $ 917
  Accrued liabilities...................................    7,578    3,475
                                                         --------- --------
                                                            8,861    4,392
  Network construction contracts........................   (2,560)      -
                                                         --------- --------
                                                          $ 6,301  $ 4,392
                                                         ========= ========
Long-term deferred tax assets (liabilities):
  Deferred compensation.................................  $ 3,252      $-
  Depreciation..........................................      961      136
  Accrued liabilities...................................       26      234
                                                         --------- --------
                                                            4,239      370
  Intangible assets, principally due to differences in
    basis and amortization..............................     (112)    (919)
  Property and equipment................................   (5,835)    (373)
                                                         --------- --------
                                                           (5,947)  (1,292)
                                                         --------- --------
                                                          $(1,708)  $ (922)
                                                         ========= ========

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized by recognition of future taxable amounts. Accordingly, the Company believes a valuation allowance for its federal deferred tax assets is not necessary.

  The Company is included in the consolidated federal income tax return of its Parent, which has a July 31 year-end for income tax purposes. A tax allocation agreement between the Company and its Parent was implemented effective November 4, 1993 which encompasses U.S. federal tax consequences. The Company is responsible to its Parent for its share of current consolidated income tax liabilities. The Parent is responsible to the Company to the extent that the Company's income tax attributes are utilized by the Parent to reduce its consolidated income tax liabilities, subject to certain limitations on net operating loss and credit carryforwards. At December 31, 1996, the income tax benefit receivable from Parent of approximately $11.1 million was canceled which resulted in a reduction of additional paid-in capital.

  The tax allocation agreement has been amended effective as of January 1, 1997 (the Effective Date). Under the amended agreement, the Company is responsible to the Parent to the extent of income taxes for which the Company and its subsidiaries would have been liable if the Company had filed a consolidated federal income tax return, giving effect to any loss or credit carryover belonging to the Company and its subsidiaries from periods after the Effective Date. The Parent would be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  In certain cases, differences may arise between amounts reported in the financial statements under generally accepted accounting principles and the amounts actually payable or receivable under the tax allocation agreement. Those differences are generally reported as adjustments to capital, as in-substance dividends. The Company recorded approximately $1.0 million in 1995 as a reduction to additional paid-in capital reflecting the difference between the current income tax benefit calculable as if the Company filed a separate income tax return and the current income tax benefit calculable under the tax allocation agreement.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(13) Related Party Transactions

 (a) Transactions with Parent

  Advances from Parent at December 31, 1996 and 1995, which were non-interest bearing, included costs charged to the Company by the Parent and advances received from the Parent to fund operations, net of repayments.

  The Parent incurs certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocates such costs to the Company based on actual usage. The cost to the Company for such services was approximately $3.0 million, $1.4 million, $2.1 million and $2.5 million in the nine months ended September 30, 1997 and 1996, and in the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

  Accounts receivable from (payable to) the Parent are recognized to reflect income tax benefits receivable (income taxes payable) pursuant to the tax allocation agreement between the Company and the Parent (as described in note
(12)-Income Taxes).

  In May 1997, all outstanding advances from Parent, totaling approximately $28.0 million, were repaid.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  The Company has agreed to indemnify the Parent and its subsidiaries against any costs or losses incurred by any of them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, bonds or otherwise).

 (b) Transactions with Other Related Parties

  The Parent owned approximately 25% of Southern Pacific Rail Corporation and its subsidiaries (SPRC) at December 31, 1995. In September 1996, SPRC was acquired by Union Pacific Corporation. As a result of this transaction, the Parent owns approximately 5% of Union Pacific Corporation, and SPRC ceased to be a related party.

  The Company provides telecommunication services to SPRC and charged SPRC approximately $1.6 million, $3.6 million and $3.4 million in the years ended December 31, 1996, 1995 and 1994, respectively, for these services. Amounts due to the Company for telecommunication services totaled approximately $0.4 million at December 31, 1995. Services under these agreements can be terminated with notice.

  In certain instances the Company purchases and has made future commitments (as described in note (14)-Commitments and Contingencies) relating to right-of-way easements from SPRC and utilizes specialized SPRC personnel and equipment for its construction projects. SPRC charged the Company approximately $3.5 million, $2.2 million and $0.9 million for these services in the years ended December 31, 1996, 1995 and 1994, respectively. Amounts due to SPRC for these activities totaled approximately $3.4 million at December 31, 1995.

  The Company leases its corporate office in Denver, Colorado from an affiliate of the Parent at prevailing market rates. The cost to the Company for such lease was approximately $0.9 million and $0.8 million in the nine months ended September 30, 1997 and 1996, $1.2 million and $1.0 million in the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

 (c) Expenses Incurred by Parent on Company's Behalf

  On November 11, 1996, the former president and chief executive of the Company resigned his position. Upon his resignation, the Parent forgave a note receivable from him in the amount of approximately $1.0 million. This charge was allocated to the Company in 1996 and is included in selling, general and administrative expenses and additional paid-in capital in the Company's consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(14) Commitments and Contingencies

 (a) Network Construction Project

  In 1996, the Company commenced construction of a coast-to-coast fiber optic telecommunications network (the Network) that is scheduled for completion in 1998. The Company projects its total remaining cost at December 31, 1996 for completing the construction of the Network will be approximately $765.0 million. This amount includes the Company's commitment to purchase a minimum quantity of materials for approximately $257.0 million in the year ended December 31, 1997, subject to quality and performance specifications. The Company has the option to extend the materials purchase agreement through December 31, 1999 and may assign some or all of its remaining purchase commitment to a third-party or cancel the agreement by paying the seller an amount equal to 7% of any remaining commitment. The Company has contracted to provide a portion of the fibers in the Network to a third party and has granted an option for additional fibers in the Network (as described in note (6)-Network Construction Services Revenue and Expenses).

  In April 1997, certain options were exercised, and in May 1997 an option to double the number of fibers along the base route of the Network was renegotiated and a third customer entered into a contract with the Company to purchase such additional fibers (as described in note (6)-Network Construction Services Revenue and Expenses). As a result of these events, the Company projects its total remaining cost at September 30, 1997 for completing the construction of the Network will be approximately $1.9 billion. This includes the Company's remaining commitment to purchase a minimum quantity of materials for approximately $200.5 million as of September 30, 1997.

 (b) Leases and Telecommunications Service Commitments

  The Company leases certain terminal locations and office space under operating lease agreements and has committed to use certain telecommunications capacity services. Future minimum payments under noncancelable operating lease and service commitments as of December 31, 1996 and September 30, 1997 are as follows (in thousands):

  As of December 31, 1996
                                    Capacity
                                   service   Operating
                                 commitments   leases   Total
                                 ----------- --------- -------
     Year ended December 31:
       1997.....................      $3,250    $4,213  $7,463
       1998.....................       3,000     3,327   6,327
       1999.....................          -      2,404   2,404
       2000.....................          -      1,410   1,410
       2001.....................          -        556     556
       Thereafter...............          -        828     828
                                 ----------- --------- -------
          Total minimum payments      $6,250   $12,738 $18,988
                                 =========== ========= =======

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  As of September 30, 1997 (unaudited)

                                   Capacity
                                   service   Operating
                                 commitments   leases   Total
                                 ----------- --------- -------
     Year ended December 31:
       1997.....................      $  827    $1,251  $2,078
       1998.....................       3,077     3,392   6,469
       1999.....................         250     2,592   2,842
       2000.....................         -       1,410   1,410
       2001.....................         -         581     581
       Thereafter...............         -       3,069   3,069
                                 ----------- --------- -------
          Total minimum payments      $4,154   $12,295 $16,449
                                 =========== ========= =======

  Capacity service expenses are included in telecommunications service costs. Amounts expensed in the nine months ended September 30, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 were approximately $5.6 million, $18.6 million, $19.0 million, $19.6 million and $17.2 million, respectively.

  Amounts expensed in the nine months ended September 30, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 related to operating leases were approximately $4.3 million, $3.5 million, $5.0 million, $4.6 million, and $3.1 million, respectively.

 (c) Easement Agreements

  The Company has Master Easement Agreements (the Original Agreements) with SPRC and its affiliated railroads which provide for payment of specified amounts based on miles of conduit used by the Company or sold to third parties. The Company has the option under the Original Agreements to either make annual payments for the term of the easement or to make lump sum payments at a discount. The Company has made annual payments through 1996 and retains the option to make the discounted lump sum payments in the future.

  The Original Agreement was amended effective August 20, 1996 (the Agreement Amendment). The Agreement Amendment grants the Company the right to install up to approximately 3,300 miles of new conduit in specified SPRC rail corridor, through August 9, 2001. The Company is required to construct a minimum of two conduits on a minimum of 1,200 route miles, as follows: (i) 400 miles on or before August 9, 1997; (ii) 400 additional miles on or before August 9, 1998; and (iii) 400 additional miles on or before August 9, 1999. In addition, the Company is required to provide SPRC with limited communications capacity as defined, for its own internal use.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  The Agreement Amendment requires the Company in some instances, as defined, to make lump-sum payments on a per-mile basis upon completion of conduit construction, or within two years of the creation of the related easement area. In other instances, as defined, the Company is required to make lump-sum payments on a per-mile basis when the related conduit is placed in service.

  In February 1997, the Company entered into a right-of-way agreement with an unrelated third party which provides for advance payment of $1.9 million for the initial five-year period of the agreement and $1.9 million in advance of each subsequent five-year period during the remainder of the 25-year term of the agreement.

  In July 1997, the Company entered into a 25-year right-of-way agreement with an unrelated third party that allows the Company to construct and operate a fiber optic network over up to approximately 1,000 route miles along such right-of-way. The agreement provides for annual payments of approximately $2,500 per route mile based upon the number of miles used by the Company.

  In October 1997, the Company entered into a perpetual right-of-way agreement with an unrelated third party that allows the Company to install conduit in up to approximately 300 route miles along such right-of-way. The agreement provides for a total payment in advance of approximately $4.9 million, which was paid by the Company in October 1997.

  In October 1997, the Company entered into a 25-year right-of-way agreement with an unrelated third party that allows the Company to construct and operate a fiber optic network over up to approximately 370 route miles along such right-of-way. The agreement provides for advance annual payments of approximately $4,500 per route mile.

  In addition to the above, the Company has easement agreements with other railroads and certain public transportation authorities. The Company's estimate of amounts payable under all noncancelable easement agreements, assuming the Company continues to make annual payments pursuant to the Original Agreement, totals approximately $81.0 million and approximately $82.0 million at September 30, 1997 and December 31, 1996, respectively. The Company's estimate of the amounts payable under all noncancelable easement agreements, assuming the Company exercises its option to make discounted lump-sum payments pursuant to the Original and Amended Agreement as of December 31, 1996 and September 30, 1997 are as follows (in thousands):

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  As of December 31, 1996

     Year ended December 31:
       1997................... $15,048
       1998...................     140
       1999...................     101
       2000...................     610
       2001...................   1,194
       Thereafter.............   2,170
                               -------
                               $19,263
                               =======

  As of September 30, 1997 (unaudited)

     Year ended December 31:
       1997................... $21,818
       1998...................     171
       1999...................     133
       2000...................     643
       2001...................   1,227
       Thereafter.............   3,180
                               -------
                               $27,172
                               =======

  In certain limited instances the Company may be obligated to pay costs of relocating certain conduits owned by third-parties on approximately 500 miles of railroad rights-of-way. The majority of such commitments expire in February 2001. The Company accrues for such costs as they are identified. In the first quarter of 1997, the Company accrued approximately $2.5 million for such costs, which amount is included in accounts payable and accrued expenses in the consolidated financial statements.

  The amounts charged to network construction costs for sub-easements sold and other right-of-way costs associated with sales to third parties under the Original and Amended Agreement for the nine months ended September 30, 1997 and 1996, and for years ended December 31, 1996, 1995 and 1994 were approximately $15.4 million, $4.3 million, $2.6 million, $3.0 million and $2.7 million, respectively. Amounts charged to selling, general and administrative expenses for easements retained by the Company were approximately $2.0 million and $3.1 million in the nine months ended September 30, 1997 and 1996, respectively, $3.5 million in year ended December 31, 1996 and was not material in 1995 and 1994.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

 (d) Mexico Easement Agreement

  In December  1995, the Company  entered into an agreement (as amended  January
1997) with Ferrocarriles Nacionales de Mexico, granting the Company easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico, for consideration of approximately $7.7 million, including $1.1 million in value-added taxes. The Company has capitalized total costs, including rights-of-way, equipment, construction and design costs, relating to this investment of approximately $13.0 million as of December 31, 1996.

  In July 1997, the Company entered into an agreement with an unrelated third party whereby the Company will receive (i) four dark fibers along a 2,270 kilometer route to be constructed in Mexico (the Mexico Network) by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of the Company's subsidiary, SP Servicios de Mexico S.A. de C.V. (SPS), and approximately $6.7 million in cash. Upon completion of the Mexico Network and the extension of the Qwest Network to the Mexican border, the Qwest Network will be linked to Mexico City, Mexico.


 (e) Executive Employment Agreement

  In January 1997, the Company entered into an employment agreement (the Agreement) with its new president and chief executive officer (the Executive), effective through the close of business December 31, 2001, unless terminated earlier by either party. The Agreement provides for annual salary and bonuses of specific amounts, as well as an approximately $10.7 million payment (the Equalization Payment) to the Executive to compensate him for certain benefits from his former employer that he may lose or forfeit as a result of his resignation and commencement of employment with the Company. Such payment is subject to reduction in the event the Executive retains or receives a substitute payment for any of the benefits he expected to forfeit.

  The Equalization Payment is payable in cash in three installments. The first installment of approximately $7.2 million paid in January 1997. The remaining two installments of approximately $1.5 million and $2.0 million are payable on January 1, 1998 and 1999, respectively, with accrued interest thereon at the rate of 5% per annum. The Company is amortizing the cost of the Equalization Payment on a straight-line basis through December 31, 1999. At September 30, 1997, $3.6 million of such costs is included in other current assets, and $4.5 million is included in intangible and other long-term assets.

  Under the Agreement, the Executive is required to repay to the Company a portion of the Equalization Payment previously paid in the event the Executive is terminated for cause on or before December 31, 1999.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

(15) Growth Share Plan

  The Company has a Growth Share Plan (the Plan) for certain of its employees and directors. A "Growth Share" is a unit of value based on the increase in value of the Company over specified measuring period. All Growth Share grants made through September 1997 have generally been made based on a beginning Company value that was greater than or equal to the fair value of the Company at the grant date. The total number of Growth Shares is set at 10 million and the maximum number presently available for grant under the Plan is 850,000. Growth Shares granted under the Plan vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture. Participants receive their vested portion of the increase in value of the Growth Shares upon a triggering event, as defined, which includes the end of a Growth Share performance cycle. Settlement is made in common stock or cash at the Company's option, except that settlement of Growth Shares granted under the October 1996 Plan is to be made, after an initial public offering, only in common stock. Certain participants vest fully upon completion of an initial public offering by the Company.

  Compensation under the Growth Share Plan is measured, pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, by the increase in the value of outstanding Growth Shares at each balance sheet date. Such compensation is amortized to expense over the vesting period for each Growth Share award. Certain triggering events, consisting of an initial public offering for awards made prior to October 1996 and a change in control of the Company, cause immediate vesting of related Growth Share awards and result in accelerated expense recognition of all unamortized compensation for such awards. Had the Company accounted for its stock-based compensation pursuant to the fair value method in Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, the amount of compensation would not have been materially different from what has been reflected in the accompanying consolidated financial statements.

  The Company has estimated an increase in value of the Growth Shares at December 31, 1996 due to the signing of an agreement to provide an indefeasible right of use to a third-party (as described in note (6)-Network Construction Services Revenue and Expenses) and has recorded approximately $13.1 million of additional compensation expense in 1996, approximately $9.0 million of which is payable subsequent to December 31, 1997. Such expense is included in selling, general and administrative expenses in the consolidated financial statements. No expense was recognized in the accompanying consolidated financial statements for the years ended December 31, 1995 and 1994, as there were no significant compensatory elements in those periods.

  The Company has recorded approximately $69.3 million of additional compensation expense in the nine months ended September 30, 1997 relating to the Growth Share Plan. Upon completion of the common stock offering in June 1997, certain Growth Shares vested in full, which resulted in substantial compensation expense under the Growth Share Plan in the second quarter of 1997, and the issuance in July 1997 of 1,295,766 shares of Common Stock, which were net of amounts related to tax withholdings, in settlement of the accrued liability

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

related to these Growth Shares. Effective with the initial public offering, all holders of Growth Shares not vested by virtue of the initial public offering have been granted nonqualified stock options under the Company's Equity Incentive Plan (as described in note (19)-Equity Incentive Plan), and the value of these Growth Shares has been capped based upon the initial public offering price of $22.00 per share. Compensation expense relating to these nonvested Growth Shares will be recognized over the remaining approximately four-year vesting period and is estimated to be up to approximately $27.7 million in total. The Company does not anticipate any future grants under the Growth Share Plan. The following table summarizes Growth Share grants and Growth Shares outstanding:

                                          Outstanding
                                         Growth Shares
                                         -------------
     December 31, 1993..................      174,000
     1994 grants........................      502,000
                                         -------------
     December 31, 1994..................      676,000
     1995 grants........................       11,000
     1995 forfeitures...................       (8,500)
                                         -------------
     December 31, 1995..................      678,500
     1996 grants........................       67,500
     1996 forfeitures and settlements...     (470,600)
                                         -------------
     December 31, 1996..................      275,400
     1997 grants........................      358,050
     1997 settlements...................     (253,950)
                                         -------------
     September 30, 1997.................      379,500
                                         =============

(16) Savings Plan

  The Company sponsors a 401(k) Savings Plan which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate after one year of service. The Company contributes a base percentage and matches a portion of the voluntary employee contributions. The cost of this savings plan charged to expenses was approximately $.6 million, $0.5 million, $0.7 million, $0.4 million and $0.3 million in the nine months ended September 30, 1997 and 1996, and in years ended December 31, 1996, 1995 and 1994, respectively.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)


(17) Significant Customers

  During the nine months ended September 30, 1997, and years ended December 31, 1996, 1995 and 1994, two or more customers, in aggregate, have accounted for 10% or more of the Company's total revenues in one or more periods, as follows:

             Customer A Customer B Customer C Customer D
             ---------- ---------- ---------- ----------
     1997...       6.3%      33.4%      36.9%        .9%
     1996...      27.8%      26.3%        -         4.0%
     1995...       6.8%        -          -        35.4%
     1994...      18.0%        -          -         5.9%

(18) Securities Offering

  In April 1997, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering (the Offering) of 13,500,000 shares of Common Stock. On May 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 400 million shares of $.01 par value Common Stocks, of which 10 million shares are reserved for issuance under the Equity Incentive Plan (as described below), 2 million shares are reserved for issuance under the Growth Share Plan, and 4.3 million shares are reserved for issuance upon exercise of warrants (as described below), and 25 million shares of $.01 par value Preferred Stock. On May 23, 1997, the Board of Directors declared a stock dividend to the existing stockholder of 86,490,000 shares of Common Stock, which is payable immediately prior to the effectiveness of the registration statement. This dividend is accounted for as a stock split. All shares and per share information included in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the change in capitalization.

  On May 23, 1997, the Board of Directors and the stockholder of the Company approved an Equity Incentive Plan. Under this plan, stock options stock appreciation rights, restricted stock awards, stock units and other stock grants may be granted (with respect to up to 10 million shares of Common Stock) to eligible participants who significantly contribute to the Company's growth and profitability.

  Effective May 23, 1997, the Company sold to an affiliate of the Parent for $2.3 million in cash, a warrant to acquire 4.3 million shares of Common Stock at an exercise price on $28.00 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restriction on sale or transfer for two years after exercise.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

(Information as of September 30, 1997, and for the Nine Months Ended September 30, 1997 and 1996 is Unaudited)

  The Company completed the initial public offering of 15,525,000 shares of Common Stock (including the over allotment option of 2,025,000 Common Shares) on June 27, 1997, raising net proceeds of approximately $319.5 million.

(19) Equity Incentive Plan

  Effective June 23, 1997, the Company adopted the Qwest Communications International Inc. Equity Incentive Plan (the Equity Incentive Plan). This plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to key employees of the Company and affiliated companies and key consultants to the Company and affiliated companies who are responsible for the Company's growth and profitability. A maximum of 10 million shares of Common Stock may be subject to awards under the Equity Incentive Plan. The Company's Compensation Committee (the Committee) determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the option is granted, subject to certain restrictions. All awards granted under the Equity Incentive Plan will immediately vest upon any change in control of the Company, as defined, unless provided otherwise by the Committee at the time of grant. All outstanding options will automatically terminate upon the occurrence of certain merger and reorganization transactions and appropriate notice by the Company to all option holders, as defined.

  For the nine months ended September 30, 1997, the Company granted options to purchase a total of 5,800,500 shares of Common Stock of the Company. The options are exercisable over five years from the date of grant and have a weighted average exercise price of approximately $29.00 per share.

    SUPERNET, INC.


    Financial Statements As Of
         June 30, 1997

    Together With Independent Auditor's Report











                                                    INDEPENDENT AUDITOR'S REPORT



To the Board of Directors of SuperNet, Inc.:

We have audited the accompanying balance sheet of SuperNet, Inc. as of June 30, 1997 and the related statements of operations, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SuperNet, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Dollinger Smith & Co.


Englewood, Colorado

September 26, 1997

SUPERNET, INC.

Balance Sheet
As Of June 30, 1997 and September 30, 1997                                                       September 30,           June 30
                                                                                                     1997                  1997
                                                                                                --------------           ------
                                                                                                 (unaudited)
        ASSETS
Current Assets:
  Cash                                                                                      $        38,058      $        29,536
  Accounts receivable, net of allowance for
    doubtful accounts of $93,317 and $81,117
    as of September 30, 1997 and June 30, 1997,
    respectively                                                                                    625,854              734,392
  Prepaid expenses                                                                                  116,009               76,239
  Current portion of deferred tax asset, less valuation  allowance of $1,294,285 and $1,257,965 as of September 30, 1997 and June 30, 1997,
    respectively (Note 3)                                                                           324,662              324,662
                                                                                                -----------          -----------
      Total Current Assets                                                                        1,104,583            1,164,829
                                                                                                -----------          -----------
Property And Equipment:
  Equipment                                                                                       3,304,007            3,254,534
  Equipment under capital leases (Note 5)                                                         1,158,119            1,066,785
  Computer software                                                                                  91,113               91,113
  Office furniture                                                                                  112,590              112,590
  Leasehold improvements                                                                            202,523              202,523
                                                                                                -----------          -----------
    Total Property And Equipment                                                                  4,868,352            4,727,545
  Less accumulated depreciation and amortization                                                  1,940,520            1,733,029
                                                                                                -----------          -----------
    Net Property And Equipment                                                                    2,927,832            2,994,516
                                                                                                -----------          -----------
TOTAL ASSETS                                                                                $     4,032,415      $     4,159,345
                                                                                                ===========          ===========

       LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable                                                                          $       816,965      $     1,158,951
  Accrued liabilities (Note 11)                                                                     497,379              454,379

  Bank line of credit (Note 6)                                                                      600,000              600,000
  Current portion of long-term obligations (Note 4)                                                 306,114              303,139
  Deferred revenue                                                                                  461,856              329,318
                                                                                                -----------          -----------
    Total Current Liabilities                                                                     2,682,314            2,845,787
                                                                                                -----------          -----------

Long-Term Liabilities:

                                                         F-42




  Long-term obligations (Note 4)                                                                    453,904              448,697
  Deferred tax liability (Note 3)                                                                    45,408               45,408
                                                                                                -----------          -----------
    Total Long-Term Liabilities                                                                     499,312              494,105
                                                                                                -----------          -----------

Commitments (Note 10)
Stockholder's Equity:
  Common stock, $.01 par, 10,000,000 shares
    authorized, 100,000 shares issued and outstanding                                                 1,000                1,000
  Additional paid-in capital                                                                      4,513,600            4,418,020
  Retained earnings (deficit)                                                                    (3,663,811)          (3,599,567)
                                                                                                ------------         ------------
    Total Stockholder's Equity                                                                      850,789              819,453
                                                                                                -----------          -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                                  $     4,032,415      $     4,159,345
                                                                                                ===========          ===========



The accompanying notes are an integral part of the financial statements



SUPERNET, INC.

Statement Of Operations
For The Year Ended June 30, 1997 and
The Three Months Ended September 30, 1997 and 1996


                                                                            Three Months Ended September 30,           Year Ended
                                                                                1997                1996              June 30, 1997
                                                                             (unaudited)         (unaudited)
Revenues:
  Dialin fees for services                                             $       634,545      $       590,381    $       2,485,160
  Dedicated service subscriptions                                              733,054              468,173            2,299,732
  Internet information services                                                354,870              526,681            1,735,390

  Other income                                                                    --                   --                 59,474
                                                                           -----------         ------------           ----------

    Total Revenues                                                           1,722,469            1,585,235            6,579,756
                                                                           -----------         ------------           ----------

Operating Costs And Expenses:
  Cost of revenues                                                             327,928              278,978            1,270,442
  Selling                                                                      198,761              253,993              769,143
  Technical service                                                            490,275              483,700            2,150,575
  General and administrative                                                   414,156              309,833            1,681,533

                                                         F-43




  Depreciation and amortization                                                207,491              146,216              690,236
  Stock option plan (Note 7)                                                    95,580                 --              3,744,958
                                                                           -----------         ------------           ----------

    Total Operating Costs And Expenses                                       1,734,191            1,472,720           10,306,887
                                                                           -----------         ------------           ----------

Net (Loss) Income From Operations                                              (11,722)             112,515           (3,727,131)


Interest Expense (Notes 4 and 6)                                                33,315               29,647              119,411
                                                                           -----------         ------------           ----------

Net (Loss) Income Before Income Taxes                                          (45,037)              82,868           (3,846,542)

Income Taxes (Benefit)                                                          19,207              31,490              (203,808)
                                                                           -----------        ------------            -----------

NET (LOSS) INCOME                                                      $       (64,244)     $        51,378      $    (3,642,734)
                                                                           ============        ============          ===========

(Loss) Earnings Per Share                                              $          (.64)     $           .44      $        (36.43)
                                                                           ===========         ============          ===========

Weighted Average Common and Common Equivalent Shares                           100,000              116,260              100,000
                                                                           ===========         ============          ===========



The accompanying notes are an integral part of the financial statements

SUPERNET, INC.

Statement Of Changes In Stockholder's Equity
For The Year Ended June 30, 1997, and The Three Months Ended September 30, 1997


                                                                                   Additional            Retained              Total
                                                       Common Stock                Paid-in               Earnings      Stockholder's
                                                Shares            Amount           Capital               (Deficit)            Equity

Balance, June 30, 1996                          100,000     $      1,000    $       573,062    $           43,167    $       617,229

Increase in additional paid-in
  capital attributable to issuance
  of stock options (Note 7)                                                       3,844,958                                3,844,958

Net (loss)                                                                                            (3,642,734)        (3,642,734)
                                                -------         --------      -------------     -----------------  -----------------

Balance, June 30, 1997                          100,000     $      1,000    $     4,418,020    $      (3,599,567)    $       819,453

Increase in additional paid-in
  capital attributable to issuance
  of stock options (unaudited)                                                       95,580                                   95,580

Net loss (unaudited)                                                                                     (64,244)           (64,244)
                                                -------      -----------     --------------     ----------------  ------------------

Balance, September 30, 1997 (unaudited)         100,000     $      1,000    $     4,513,600    $      (3,663,811)$           850,789
                                                =======      ===========     ==============     ================  ==================


The accompanying notes are an integral part of the financial statements

SUPERNET, INC.

Statement Of Cash Flows
For The Year Ended June 30, 1997, and
The Three Months Ended September 30, 1997 and 1996

                                                                            Three Months Ended September 30,          Year Ended
                                                                                1997                1996             June 30, 1997
                                                                           --------------      --------------        -------------

Cash flows from operating activities:
  Net income (loss)                                                    $       (64,244)      $    51,378         $    (3,642,734)
  Adjustments to reconcile net income (loss)
    to cash provided by (used in) operating activities:
      Stock option plan expense                                                 95,580              --                 3,744,958
      Depreciation and amortization                                            207,491           146,216                 690,236
      Changes in operating assets and liabilities -
        Decrease (increase) in accounts receivable                             108,538          (116,075)               (138,642)
        (Increase) decrease in prepaid expenses                                (39,770)          (24,863)               (23,357)
        (Increase) in deferred tax assets                                         --                --                 (239,167)
        (Decrease) increase in accounts payable and accrued liabilities       (298,986)         (334,318)                810,383
        Increase (decrease) in bank overdrafts liability                          --             219,441                (130,223)
        Increase in deferred tax liability                                        --                --                     2,144
        Increase (decrease) in deferred revenue                                132,538           (86,716)                 14,213
                                                                        --------------       --------------       --------------
          Net cash provided by (used in) operating activities                  141,147          (144,937)              1,087,811
                                                                        --------------       --------------       --------------

Cash flows from investing activities:
  Acquisitions of property and equipment                                      (140,807)         (254,740)             (1,554,573)
                                                                        --------------       --------------       ---------------
          Net cash used in investing activities                               (140,807)         (254,740)             (1,554,573)
                                                                        --------------       --------------       ---------------

Cash flows from financing activities:
  Borrowings under bank line of credit                                            --             225,000                 575,000
  Payments on line of credit                                                      --                --                  (275,000)
  Equipment purchased under capital leases                                      91,334           238,934                 475,821
  Principal payments on capital lease obligations                              (83,152)          (64,648)               (279,914)
                                                                        ---------------      --------------        --------------
          Net cash provided by financing activities                              8,182           399,286                  495,907
                                                                        --------------       --------------        --------------

NET INCREASE IN CASH                                                             8,522              (391)                  29,145

Cash, Beginning Of Year                                                         29,536               391                     391
                                                                        --------------       --------------       --------------

CASH, END OF YEAR                                                      $        38,058      $       --           $        29,536
                                                                        ==============       ==============       ==============
Supplemental Cash Flow Information:
  Interest paid                                                        $        33,315      $     29,647         $       119,411
                                                                        ==============       ==============       ==============
  Income taxes paid                                                    $          --        $       --           $          --
                                                                        ==============       ==============       ============

In fiscal year ended June 30, 1997, the $100,000 liability for the Company's Stock Appreciation Rights Plan was eliminated upon the adoption of the Company's Stock Option Plan (Note 7).

The accompanying notes are an integral part of the financial statements

SUPERNET, INC.

Notes To Financial Statements
For The Year Ended June 30, 1997
(Information as of September 30, 1997, and for the Three Months Ended September 30, 1997 and 1996 Is Unaudited)
----------------------------------------------------------------------------



(1)     Nature Of Organization

        SuperNet, Inc. (the "Company") is engaged in providing a comprehensive range of Internet access options, applications and consulting services to businesses and individuals. The Company is a wholly owned subsidiary of NewSuperNet ("NSN"). NSN is a not-for-profit entity and the Company is a for-profit corporation organized under the laws of the State of Colorado. The accompanying financial statements pertain only to the operations of the Company. The majority of the Company's revenues are derived from business and individual Internet access service. The majority of the Company's clients are located in Colorado.

(2)     Summary Of Significant Accounting Policies

        Basis Of Accounting

        The financial statements of the Company have been prepared on the accrual basis.

        Property And Equipment

        Property and equipment is stated at cost and depreciated over the following estimated useful lives using the straight-line method:

                                                                       Estimated
                                                                    Useful Lives

        Equipment                                                        5 years
        Equipment under capital leases                                   5 years
        Computer software                                              3-5 years
        Office furniture                                                 7 years
        Leasehold improvements                                           7 years

        Expenditures for maintenance, repairs and minor replacements are charged to operations, and expenditures for major replacements and betterments are capitalized.

        Revenue Recognition

        Dedicated service subscriptions are recognized ratably over the term of the membership period. Other revenue is recognized as earned. As of June 30, 1997, the Company recorded deferred revenue which represents funds collected during the fiscal year that will be earned in subsequent years. Deferred revenue consisted of dedicated service subscriptions, Internet information services and dialin fees for services as of June 30, 1997.

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



        Use Of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

(3)     Deferred Taxes

        Under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting For Income Taxes, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) as of June 30, 1997 are as follows:

         Deferred tax assets:
           Bad debt allowance                                      $      30,338
           Accrued vacation                                               15,165
           Accrued compensation                                           56,100
           Other accrued costs                                            43,010
           Accrued stock option plan costs                             1,438,014
                                                                     -----------
             Total deferred tax assets, current                        1,582,627
                Less: valuation allowance                            (1,257,965)

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



         Net deferred tax assets                                     $   324,662
                                                                     ===========

         Deferred tax liability:
           Accelerated depreciation                                     (45,408)
                                                                    ------------
             Total deferred tax liability, non-current               $  (45,408)
                                                                     ===========

         Management currently believes that it is more likely than not that the Company will be unable to generate sufficient taxable income to realize the entire tax benefit associated with future deductible temporary tax differences prior to their expiration. This belief is based upon, among other factors, historical operations, average taxable income since inception and industry conditions. If the Company is unable to generate taxable income in the future, increases in the valuation allowance may be required through a charge to expense. However, if the Company achieves sufficient profitability in the future to utilize a greater portion of the deferred tax asset, the valuation allowance may be reduced through a credit to income.

SUPERNET, INC.


Notes To Financial Statements (Continued)

-------------------------------------------------------------------------------------------------------------------
                                                                                                       September 30,        June 30,
                                                                                                           1997                1997
                                                                                                       (unaudited)

(4)      Long-Term Obligations
         Due in monthly installments of principal
           and interest of $5,257 through July 1997,
           interest rate of 8.82%, secured by equipment.                                               $   --                $ 5,213

         Due in monthly installments of principal
           and interest of $2,594 through July 1999,
           interest rate of 9.37%, secured by equipment.                                                 52,245               58,702

         Due in monthly installments of principal and
           interest of $1,610 through January 1998,
           interest rate of 12.00%, secured by software.                                                  6,282               10,832

         Due in monthly installments of principal and interest of $5,384 through
           January  1999,  with a balloon  payment of $62,538 in February  1999, interest rate of 8.36%,
           secured by equipment.                                                                        137,816              151,015

         Due in monthly installments of principal and
           interest of $2,284 through February 1999,
           interest rate of 8.54%, secured by equipment.                                                 36,711               42,613

         Due in monthly installments of principal and
           interest of $6,121 through April 1999,
           interest rate of 9.28%, secured by equipment.                                                112,166              127,906

         Due in monthly installments of principal and
           interest of $1,707 through May 2000,
           interest rate of 9.89%, secured by equipment.                                                 47,825               51,697



                                                         F-52




SUPERNET, INC.


Notes To Financial Statements (Continued)

-------------------------------------------------------------------------------------------------------------------



         Due in monthly installments of principal and
           interest of $2,266 through January 2000,
           interest rate of 9.49%, secured by equipment.                                                 56,711               62,077

         Due in monthly installments of principal and
           interest of $5,003 through August 1999,
           interest rate of 9.62%, secured by equipment.                                                104,711              117,005

         Due in monthly installments of principal and interest of $3,463 through
           June 2001, with a balloon payment of $6,568 in July 2001,
           interest rate of 10.55%, secured by equipment.                                               117,123              124,776

         Due in monthly installments of principal and
           interest of $951 through July 2000,
           interest rate of 9.60%, secured by equipment.                                                 28,437                 --

         Due in monthly installments of principal and
           interest of $484 through August 2000,
           interest rate of 9.75%, secured by equipment.                                                 14,815                 --

         Due in monthly installments of principal and
           interest of $1,494 through August 2000,
           interest rate of 10.65%, secured by equipment.                                                45,176                 --
                                                                                                      ---------             ------

         Total obligations                                                                              760,018              751,836
         Less current portion                                                                           306,114              303,139
                                                                                                      ---------             --------

         Total long-term obligations                                                                   $453,904             $448,697
                                                                                                      =========             ========

         Future annual maturities of long-term obligations outstanding as of June 30, 1997, are as follows:

           Year ended June 30,

                                                                                                       September 30,        June 30,
                                                                                                           1997                1997
                                                                                                       (unaudited)

             1998                                                                                      $244,821             $303,139
             1999                                                                                       360,754              331,185
             2000                                                                                       111,747               80,337
             2001                                                                                        42,696               37,175
                                                                                                      ---------             --------



                                                         F-53




SUPERNET, INC.


Notes To Financial Statements (Continued)

-------------------------------------------------------------------------------------------------------------------


           Total obligations                                                                            760,018              751,836

           Less current portion                                                                         306,114              303,139
                                                                                                       --------             --------

           Total long-term portion                                                                      453,904             $448,697
                                                                                                       ========             ========


(5)      Equipment Under Capital Leases

         Amounts under capital leases, which are included in property and equipment, are as follows:

                                                                                                       September 30,        June 30,
                                                                                                           1997                1997

           Equipment under capital leases                                                              $1,158,119         $1,066,785
           Less accumulated amortization                                                                 (382,828)         (283,431)
                                                                                                       -----------       -----------
             Net equipment under capital leases                                                        $  775,291        $   783,354
                                                                                                       ===========       ===========

         Amortization expense related to the capital leases was $179,112, $99,397 and $33,414 for the year ended June 30, 1997 and the three months ended September 30, 1997 and 1996, respectively, and is included in depreciation and amortization expense.


(6)      Bank Line Of Credit

         On December 31, 1995, the Company entered into a Line of Credit Agreement (the "Agreement") with a bank whereby the Company may borrow up to a maximum principal amount of the lesser of $600,000 or 50% of eligible dialin accounts receivable plus 80% of eligible dedicated accounts receivable plus 30% of the net depreciated value of wholly owned computer equipment capped at no more than 50% of the committed, revolving line of $600,000. As of June 30, 1997 and September 30, 1997, the Company was eligible to borrow $600,000 under the Agreement. Interest is payable monthly at a rate of prime plus 1.5%. In addition, the terms of the Agreement provide for maintenance of certain financial covenants. As of June 30, 1997 and September 30, 1997, the Company was not in compliance with the majority of these financial ratio covenants. The bank has not taken any action or requested any modification to present terms as a result of these

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



         noncompliance conditions. The Agreement expired on August 31, 1997, but has been extended through October 31, 1997, and is secured by substantially all of the Company's assets.


(7)      Stock Option Plan

         The 1995 Performance Stock Option Plan (the "Plan") was approved and ratified during the 1997 fiscal year. The Plan allows up to 30,000 stock options to be issued to certain employees, officers, directors, and consultants of the Company. The individuals to receive options, exercise price of the options, and the vesting periods are determined by the Company's Board of Directors.

         Options under the Plan are subject to adjustment in the event of change in capital structure of the Company. In the event that an acquisition occurs with respect to the Company, the Company has the right to cancel the options outstanding as of the effective date of the acquisition, whether or not such options are exercisable, in return for payment to the option holders of the difference between the net amount per share payable in the acquisition, less the exercise price of the option. In the event of a change in control of the Company, all then outstanding options shall immediately become exercisable.

         During fiscal year 1997, the Company granted 28,000 options to certain employees of the Company as full settlement of these employees' previously issued stock appreciation rights. The following is a summary of stock option activity pertaining to the Plan:

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------

                                                                                          Option Price                      Number
                                                                                            Per Share                      Of Shares

         Balance as of July 1, 1996                                                                                                0
         Granted                                                                          $.87 to $8.17                       28,000
         Exercised                                                                                                                 0
         Forfeited                                                                                                                 0
                                                                                     ------------------                -------------

         Balance as of June 30, 1997 and September 30, 1997                               $.87 to $8.17                       28,000
                                                                                          =============                   ==========
         Vested and exercisable as of June 30, 1997 and September 30, 1997               $.87  to $8.17                       24,665
                                                                                         ==============                  ===========


         Weighted-average   ranges  for  exercise  prices  and  weighted-average
         remaining  contractual life for all outstanding  options as of June 30,
         1997, were as follows:


                                Weighted-Average
           Option Price                                          Remaining                           Number of      Weighted-Average
           Per Share                                          Contractual Life                         Shares         Exercise Price

           $ .87                                                     9.5 years                          14,666                 $ .87
           $2.36 to $2.78                                            9.5 years                           5,334                  2.47
           $3.42                                                     9.5 years                           2,666                  3.42
           $6.08 to $8.17                                            9.5 years                           5,334                  7.91


SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



     Compensation under the Plan is measured pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, based on the estimated market price per share of common stock on the grant date in excess of the exercise price of the option. Such compensation is amortized to expense over the vesting period of the stock option. All of the options granted in 1997 were granted for an exercise price which was less than the indicated value of the Company's stock. The Company's stock is not traded. The fair value of options at the grant date was determined based upon the indicated value of the Company's stock as of the date of grant. Total compensation cost recognized for the stock option plan was $3,744,958, $95,580 and $0 for the year ended June 30, 1997, and the three months ended September 30, 1997 and 1996, respectively.

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock- Based Compensation. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. The Company intends to continue using the measurement prescribed by APB No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations. Had compensation for the Company's Plan been determined based on SFAS No. 123, the Company's net loss would have been substantially the same. Proforma determinations under SFAS No. 123 are based upon a fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.12% and expected lives of two years from grant.


(8)      Pension Plan

     Effective January 1, 1997, the Company became sponsor of a defined contribution plan (the "Plan"), covering substantially all employees. Employer contributions to the Plan are determined annually by the Board of Directors. Employees may also contribute up to 15% of their salary annually. There were no contributions to the Plan as of June 30, 1997 or during the three months ended September 30, 1997 and 1996.


(9)      Advertising Costs

     The Company expenses the costs of advertising the first time the advertising takes place. Advertising expense amounted to $127,605, $15,614 and $90,325 for the year ended June 30, 1997, and the three months ended September 30, 1997 and 1996, respectively.

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------



(10)     Commitments

         The  Company  has  obligations  under  noncancelable   operating  lease
         commitments for office space. Future scheduled rental payments for the operating leases in excess of one year are as follows:

                                                                                                       September 30,       June 30,
                                                                                                           1997              1997
                                                                                                        (unaudited)
                  Year ended June 30,

                  1998                                                                                 $  290,613          $ 387,484
                  1999                                                                                    418,276            418,276
                  2000                                                                                    281,461            281,461
                  2001                                                                                    261,422            261,422
                  2002                                                                                    270,576            270,576
                  Thereafter                                                                              588,558            588,558
                                                                                                       -----------       -----------
                                                                                                       $2,110,906         $2,207,777
                                                                                                       ============    =============

         In addition to the minimum lease payments, the Company must pay its proportionate share of the operating expenses incurred by the Landlord. Lease expense amounted to $268,971, $97,200, and $51,018 for the year ended June 30, 1997 and the three months ended September 30, 1997 1996, respectively.


(11)     Contingencies

         Claims of compensation discrimination have been alleged by two present employees of the Company. Although the Company denies the allegations, the Company made offers of settlement to those employees and has accrued a liability on the financial statements in the amount of the proposed settlement offers. The settlement offers expired, however, without response from either employee. If formal administrative claims

SUPERNET, INC.


Notes To Financial Statements (Continued)

--------------------------------------------------------------------------------


         or litigation actions are filed, the Company intends to vigorously defend the allegations. At this time, it is not reasonably possible to determine if any additional liability should be accrued by the Company.


(12)     Subsequent Event

         On August 25, 1997, NSN received a letter of intent to acquire 100% of the Company's outstanding stock subject to certain terms and conditions. Under the terms of the offer to purchase, the closing date for purchase of the stock would be 45 days after execution of a definitive agreement. Under the provisions of the Company's stock option plan, all currently granted options will become exercisable if this change in ownership is concluded.

           QWEST COMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1997
                                  (unaudited)

     The unaudited pro forma financial statements presented below are derived from the historical financial statements of the Company and SuperNet, Inc., a Colorado Corporation ("SuperNet"). The unaudited pro forma balance sheet as of September 30, 1997 gives pro forma effect to the acquisition by the Company of all issued and outstanding shares of capital stock, and capital stock issued at the closing of the acquisition in October 1997, of SuperNet (the "acquisition") and the issuance of $555,890,000 aggregate principal amount at maturity of 9.47% Senior Discount Notes (the "Senior Discount Notes") as if the acquisition and the issuance of the Senior Discount Notes had occurred on September 30, 1997. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give pro forma effect to the acquisition as if it had occurred on January 1, 1996. There are no pro forma operating statement effects of the Senior Discount Notes since they have been issued to fund the future construction and activation of the Qwest Network. Further, primarily all interest expense attributable to these notes will be capitalized as a cost of constructing the Qwest Network.

  The unaudited pro forma financial statements give effect to the acquisition described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements presented on the following pages. The allocations of the total purchase price for the acquisition presented are based on preliminary estimates and are subject to final allocation adjustments.

  The unaudited pro forma financial statements do not purport to represent what the Company's results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The unaudited pro forma financial statements presented below should be read in conjunction with the audited and unaudited historical financial statements and related notes thereto of the Company and SuperNet and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 September 30, 1997
                             (Amounts in Thousands)


                                                    Historical
                                              -----------------------   Pro forma       Pro forma
                                                 Qwest     SuperNet     adjustments     consolidated
                                                                        ------------    -----------
                                              --------------- ---------                 (unaudited)
                                              (unaudited) (unaudited)
Assets
Current assets:
Cash and cash equivalents....................   $186,731          38      (20,100)(2)    $509,269
                                                                          342,600 (3)
Accounts receivable, net.....................     64,719         626                       65,345
Costs and estimated earnings in excess of
billings.....................................    164,986          -                       164,986
Deferred income tax asset....................         -          325         (325)(4)         --
Notes and other receivables..................     14,936          -                        14,936
Other current assets.........................      7,063         116                        7,179
                                              ----------- ----------- --------------- ------------
Total current assets.........................    438,435       1,105      322,175         761,715
Property and equipment, net..................    444,816       2,928                      447,744
Deferred income tax asset....................      8,902          -                         8,902
Notes and other receivables..................        115          -                           115
Intangible and other long-term assets, net...     16,210          -        19,574 (4)      43,183
                                                                            7,399 (5)
                                              ----------- ----------- --------------- ------------
Total assets.................................   $908,478       4,033      349,148      $1,261,659
                                              =========== =========== =============== ============

See accompanying notes to unaudited pro forma consolidated financial statements.


                                                         F-64





            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 September 30, 1997
                             (Amounts in Thousands)

 Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses........   $178,676       1,315                     $179,991
Bank line of credit..........................         -          600                          600
Deferred revenue.............................      4,044         462                        4,506
Billings in excess of costs and estimated
earnings.....................................     12,440          -                        12,440
Deferred income tax liability................      6,432          -                         6,432
Current portion of long-term debt............     15,782         306                       16,088
                                              ----------- ----------- --------------- ------------
Total current liabilities....................    217,374       2,683                      220,057
Long-term debt...............................    268,946         454      349,999 (3)     619,399
Deferred income tax liability................         -           45                           45
Other liabilities............................     53,307          -                        53,307
                                              ----------- ----------- --------------- ------------
Total liabilities............................    539,627       3,182      349,999         892,808
                                              ----------- ----------- --------------- ------------
Stockholders' equity:
Preferred stock..............................         -           -                            -
Common stock.................................      1,033           1           (1)(6)       1,033
Additional paid-in capital...................    412,005       4,514       (4,514)(6)     412,005
Accumulated deficit..........................    (44,187)     (3,664)       3,664 (6)     (44,187)
                                              ----------- ----------- --------------- ------------
Total stockholders' equity...................    368,851         851         (851)        368,851
                                              ----------- ----------- --------------- ------------
Commitments and contingencies
Total liabilities and stockholders' equity...   $908,478       4,033      349,148      $1,261,659
                                              =========== =========== =============== ============

See accompanying notes to unaudited pro forma consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         Nine Months Ended September 30, 1997
              (Amounts in Thousands, Except Per Share Information)

                                             Historical
                                       ----------------------- Pro forma      Pro forma
                                         Qwest     SuperNet   adjustments   consolidated
                                       ----------- ----------- ------------- ------------
                                       (unaudited) (unaudited)               (unaudited)
Revenue:
Carrier services......................    $39,062          -                     $39,062
Commercial services...................     38,033       5,128                     43,161
                                       ----------- ----------- ------------- ------------
                                           77,095       5,128                     82,223
Network construction services.........    413,226          -                     413,226
                                       ----------- ----------- ------------- ------------
                                          490,321       5,128                    495,449
Operating expenses:
Telecommunications services...........     65,310       2,624                     67,934
Network construction services.........    282,472          -                     282,472
Selling, general and administrative...     59,987       1,950                     61,937
Growth share and stock option plans...     69,320         341                     69,661
Depreciation and amortization.........     13,114         586     2,936 (7)       16,636
                                       ----------- ----------- -------------  ------------
                                          490,203       5,501     2,936          498,640
                                       ----------- ----------- -------------  ------------
Income (loss) from operations.........        118       (373)    (2,936)         (3,191)

Other income (expense):
Gain on sale of contract rights.......      9,296          -                       9,296
Interest expense, net.................     (2,974)        (98)       -            (3,072)
Other expense, net....................     (1,986)         -                      (1,986)
                                       ----------- ----------- ------------- ------------
Income (loss) before income tax
 expense (benefit)....................      4,454        (471)    (2,936)          1,047
Income tax expense (benefit)..........      2,191          (3)           (8)       2,188
                                       ----------- ----------- ------------- ------------
Net income (loss).....................   $  2,263        (468)    (2,936)       $ (1,141)
                                       =========== =========== ============= ============
Net income (loss) per share...........   $ 0.02                                   $(0.01)
                                       ===========                           ============

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1996

              (Amounts in Thousands, Except Per Share Information)

                                             Historical
                                       ----------------------- Pro forma       Pro forma
                                           Qwest     SuperNet  adjustments   consolidated
                                       ----------- ----------- ------------- -------------
                                       (unaudited) (unaudited)                (unaudited)
Revenue:
Carrier services......................    $57,573          -                      $57,573
Commercial services...................     34,265       5,542                      39,807
                                       ----------- ----------- ------------- -------------
                                           91,838       5,542                      97,380
Network construction services.........    139,158          -                      139,158
                                       ----------- ----------- ------------- -------------
                                          230,996       5,542                     236,538
Operating expenses:
Telecommunications services...........     80,368       2,994                      83,362
Network construction services.........     87,542          -                       87,542
Selling, general and administrative...     45,755       2,011                      47,766
Growth share and stock option plans...     13,100       3,500                      16,600
Depreciation and amortization.........     16,245         563      3,915 (7)       20,723
                                       ----------- ----------- ------------- -------------
                                          243,010       9,068      3,915          255,993
                                       ----------- ----------- ------------- -------------
Income (loss) from operations.........    (12,014)     (3,526)    (3,915)         (19,455)
Other income (expense):
Gain on sale of telecom service
  agreements..........................      6,126          -                        6,126
Interest expense, net.................     (4,373)        (84)         -           (4,457)
Other income, net.....................         60          -                           60
                                       ----------- ----------- ------------- -------------
Income (loss) before income tax
expense (benefit).....................    (10,201)     (3,610)    (3,915)         (17,726)
Income tax expense (benefit)..........     (3,234)       (191)           (8)       (3,425)
                                       ----------- ----------- ------------- -------------
Net loss..............................    $(6,967)    $(3,419)   $(3,915)        $(14,301)
                                       =========== =========== ============= =============
Net loss per share....................     $(0.08)                                 $(0.16)
                                       ===========                           =============

See accompanying notes to unaudited pro forma consolidated financial statements.

                                                         F-67

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                 September 30, 1997

                                  (unaudited)

  (1) On September 30, 1997, the Company entered into a Stock Purchase Agreement with NEWSUPERNET, a Colorado nonprofit corporation and the sole shareholder of SuperNet, for all the issued and outstanding shares of capital stock, and capital stock to be issued at the closing of the acquisition of SuperNet. For accounting purposes the acquisition will be accounted for using the purchase method of accounting. The fair value of the cash consideration will be allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities. The estimated fair values of the assets and liabilities acquired, as reflected in the accompanying unaudited pro forma financial statements, is based upon information available at the date of preparation of these unaudited pro forma financial statements, and will be adjusted upon the final determination of such fair values. Although management is not presently aware of any circumstances which would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying unaudited pro forma balance sheet, actual allocations may differ from those reflected therein.
The acquisition was consummated in October 1997.

  (2) Represents the purchase by the Company of SuperNet's outstanding capital stock and capital stock issued at the closing of the acquisition and the incurrence of related transaction costs. Additional information regarding the aggregate purchase price is set forth below (amounts in thousands):

Cash consideration paid for all the issued and outstanding capital stock of
SuperNet................................................................ $15,900
Cash consideration paid for the capital stock issued at the closing of
the acquisition.........................................................   4,100
Estimated direct costs of the acquisition...............................     100
                                                                         -------
Aggregate purchase price to be allocated to net assets acquired......... $20,100
                                                                         =======

  (3) Represents the issuance of the Senior Discount Notes. The Senior Discount Notes were issued at a price of 62.962% of their principal amount at maturity, representing a yield to maturity of 9.47% and yielding proceeds to the Company of approximately $350 million. The Senior Discount Notes will mature on October 15, 2007.

  (4) Represents the increase to SuperNet's intangible assets to reflect the anticipated allocation of the purchase price. The increase to SuperNet's intangible assets represents the excess of the purchase price over the identifiable net tangible assets of SuperNet and the establishment of a valuation allowance for SuperNet's deferred tax assets. Such intangible assets are

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                 September 30, 1997

                                  (unaudited)

assumed to be primarily associated with the customer base, trademarks, and goodwill of SuperNet, and, for pro forma purposes, have been amortized over an assumed weighted average useful life of five years. The actual purchase price allocation that will be made may differ from such assumptions, and the actual useful lives assigned to the intangible assets may differ from the assumed weighted average useful life used in preparing the pro forma financial statements.

  (5) Represents deferred issuance costs related to the Senior Discount Notes.

  (6) Represents the elimination of the historical equity of SuperNet.

  (7) Represents the amortization of the intangible assets that results from the preliminary purchase price allocation. Such amortization is calculated using an estimated weighted average useful life of five years. See note 3.

  (8) The pro forma adjustments are not expected to have an income tax impact because substantially all of the excess purchase price has been assumed to be goodwill.

                                    GLOSSARY

Access charges             ...
The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the LECs' local networks.

     ATM (Asynchronous Transfer Mode) ... An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).

AT&T              ...
AT&T Corp.

Backbone          ...
The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

Band              ...
A range of frequencies between two defined limits.

Bandwidth         ...
The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

Bit Error Rate             ...
A measure of transmission quality stated as the expected probability of error per bit transmitted.

Capacity          ...
Refers to transmission.

Carrier           ...
A provider of communications transmission services by fiber, wire or radio.

CLEC (Competitive Local
Exchange Carrier)          ...
A company that competes with LECs in the local services market.

Common Carrier             ...
A government-defined group of private companies offering telecommunications services or facilities to the general public on a non-discriminatory basis.

Dark Fiber        ...
Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

Digital           ...
Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/ switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

DS-0, DS-1, DS-3           ...
Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and typically transmits only one voice conversation at a time. DS-1 service has a bit rate of
1.544 megabits per second and typically transmits 24 simultaneous voice conversations. DS-3 service has a bit rate of 45 megabits per second and typically transmits 672 simultaneous voice conversations.

DWDM (Dense Wave Division
Multiplexing)              ...
A technique for transmitting 8 or more different light wave frequencies on a single fiber to increase the information carrying capacity.

DS-3 miles        ...
A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

Equal access               ...
The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

FBCs (Facilities Based Carriers)                     ...
Facilities based carriers that own and operate their own network and equipment.

FCC               ...
Federal Communications Commission.

Frame Relay       ...
A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

Gbps              ...
Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

GTE               ...
GTE Intelligent Network Services Incorporated.

Hertz             ...
The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. KHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

ISP (Internet Service Provider)                      ...
A company that provides businesses and consumers with access to the Internet.

10XXX Service              ...
The ability for a user to access any carrier's long distance network by dialing the carrier's Carrier Identification Code (CIC) which is a 1 plus 0 plus three specifically assigned digits, thereby bypassing the user's primary interexchange carrier.

Interconnect               ...
Connection of a telecommunications device or service to the public switched telephone network ("PSTN").

Interexchange carrier               ...
A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

Kbps              ...
Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

LATAs (Local Access and
Transport Areas)           ...
The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

LEC (Local Exchange Carrier)                ...
A company historically providing local telephone services.

Lit fiber         ...
Fiber activated or equipped with the requisite electronic and optronic equipment necessary to use the fiber for transmission.

Local loop        ...
A circuit that connects an end user to the LEC central office within a LATA.

Long-haul circuit          ...
A dedicated telecommunications circuit generally between locations in different LATAs.

Mbps              ...
Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.

MCI               ...
MCI Communications, Inc.

MOU               ...
Minutes of use of long distance service.

Multiplexing               ...
An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence (time division).

OC-3, OC-12, OC-48 and
OC-192            ...
OC is a measure of SONET transmission optical carrier level, which is equal to the corresponding number of DS-3s (e.g., OC-3 is equal to 3 DS-3s and OC-48 is equal to 48 DS-3s).

RBOCs (Regional Bell Operating
Companies)        ...
The seven local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture Decree.

Regeneration/amplifier              ...
Devices which automatically re-transmit or boost signals on an out-bound circuit.

Reseller          ...
A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

SONET (Synchronous Optical
Network Technology)                 ...
An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

SONET ring        ...
A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

Spectrum          ...
A term generally applied to radio frequencies.

Sprint            ...
Sprint Corporation

Switch            ...
A device  that  selects the paths or  circuits  to be used for  transmission  of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Switched service carriers                   ...
A carrier that sells switched long distance service and generally refers to a carrier that owns its switch.

Switchless resellers                ...
A carrier that does not own facilities or switches, but purchases minutes in high volumes from other carriers and resells those minutes.

Terabits          ...
A trillion bits of transmission capacity.

Trunk             ...
A communications channel between two switches."Trunking" calls reduces the likelihood of traffic blockage due to network congestion. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

WorldCom          ...
WorldCom, Inc.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----

Additional Information...................................................   4
Prospectus Summary.......................................................   5
Summary Consolidated Financial and Operating Data........................  14
Risk Factors.............................................................  19
The Exchange Offer.......................................................  28
Use of Proceeds..........................................................  36
Capitalization...........................................................  37
Selected Consolidated Financial Data.....................................  38
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Industry Overview........................................................  57
Business.................................................................  60
Regulation...............................................................  75
Management...............................................................  83
Principal Stockholder....................................................  98
Certain Transactions.....................................................  99
Description of the Notes................................................. 101
Description of Certain Indebtedness...................................... 135
Certain United States Federal Income Tax Considerations.................. 137
Plan of Distribution..................................................... 144
Legal Matters............................................................ 145
Experts.................................................................. 145
Index to Consolidated Financial Statements............................... F-1
Glossary................................................................. G-1


QWEST COMMUNICATIONS INTERNATIONAL INC.

OFFER TO EXCHANGE
9.47% SERIES B SENIOR DISCOUNT NOTES DUE 2007 FOR ANY AND ALL OF ITS OUTSTANDING 9.47% SENIOR DISCOUNT NOTES DUE 2007

[LOGO OF QWEST COMMUNICATIONS INTERNATIONAL INC. APPEARS HERE]

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ______DAY, ____________, 1997, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND
_________________, 1997.


PROSPECTUS

DATED _______________, 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director actually and reasonably incurred.

  In accordance with Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGLC (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

  The Certificate of Incorporation and the By-laws of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by applicable law, except that the By-laws provide that the Company is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company. In addition, the Company maintains insurance policies which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

  Pursuant to Section 145 of the DGCL and the Certificate of Incorporation and the By-laws of the Company, the Company maintains directors' and officers' liability insurance coverage.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULES.

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    --Purchase Agreement dated October 9, 1997, among the Company and
           Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities
           Corporation and Merrill Lynch & Co.
  3.1*   --Amended and Restated Certificate of Incorporation of the Company.
  3.2**  --By-laws of the Company.
  4.1    --Indenture dated as of October 15, 1997 with Bankers Trust Company
           (including form of the Company's 9.47% Senior Discount Notes Due
           2007 and 9.47%  Series B Senior  Discount  Notes  Due 2007 as an
           exhibit thereto).
  4.2    --Registration Agreement dated October 15, 1997 with Salomon Brothers
           Inc relating to the Company's 9.47% Senior Discount Notes Due 2007.
  5.1    --Opinion of Holme Roberts & Owen LLP with respect to the legality of the securities being registered.
  8      --Opinion of Holme Roberts & Owen LLP with respect to certain tax matters.
 10.1*   --Growth Share Plan, as amended, effective October 1, 1996.
 10.2*   --Employment Agreement dated December 21, 1996 with Joseph P.
           Nacchio.
 10.3*   --Promissory Note dated November 20, 1996 and Severance Agreement dated December 1, 1996 with Robert S. Woodruff.
 10.4*   --Settlement Agreement, General Release and Covenant Not to Sue dated as of November 11, 1996 with Douglas H. Hanson.
 10.5*+  --IRU   Agreement   dated  as  of  October  18,  1996  with  Frontier
           Communications International Inc.
 10.6*+  --IRU Agreement dated as of February 26, 1996 with WorldCom Network
           Services, Inc.
 10.7*+  --IRU Agreement dated as of May 2, 1997 with GTE.
 10.8*   --Equity Incentive Plan.
 11.1*** --Statement re Computation of Per Share Earnings.
 12.1    --Statement re Computation of Ratios.
 21      --Subsidiaries of the Registrant.
 23.1    --Consent of KPMG Peat Marwick LLP.
 23.2    --Consent of Dollinger, Smith & Co.
 23.3    --Consent of Holme Roberts & Owen LLP (contained in Exhibit 5.1).
 24      --Power of Attorney.
 25      --Statement of Eligibility of Bankers Trust Company; Form T-1.

- --------
  * Incorporated by reference to the exhibit of the same number in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).
 ** Incorporated  by reference to exhibit 3 in Form 10-Q for the quarter  ended
    September 30, 1997(File No.000-22609).
*** Incorporated by reference to exhibit 11 in Form 10-Q for the quarter ended
    September 30, 1997(File No.000-22609) and exhibit 11.1 in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).
  + Portions have been omitted pursuant to a request for confidential treatment.

  (b) Financial Statement Schedules. Incorporated by reference to Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Company hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (e) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (f) The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO ON DECEMBER 18, 1997.

                                      Qwest Communications International Inc.

                                      By:     /s/
                                          ROBERT S. WOODRUFF
                                          Executive Vice President--Finance

                       POWER OF ATTORNEY AND SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

               *                       Chairman of the Board   December 18,
------------------------------------                           1997
         PHILIP F. ANSCHUTZ


               *                       Director, President     December 18,
------------------------------------   and Chief Executive    1997
        JOSEPH P. NACCHIO              Officer (Principal
                                       Executive Officer)


               /s/                     Director and            December 18,
------------------------------------   Executive Vice          1997
         ROBERT S. WOODRUFF            President--Finance
                                       and Chief Financial
                                       Officer and
                                       Treasurer (Principal
                                       Financial Officer)


               *                       Vice President and     December 18,
-------------------------------------  Controller (Principal  1997
            RICHARD L. SMITH           Accounting Officer)


               *                       Director               December 18,
-------------------------------------                         1997
          CANNON Y. HARVEY

               *                       Director               December 18,
-------------------------------------                         1997
        RICHARD T. LIEBHABER

               *                       Director               December 18,
-------------------------------------                         1997
          DOUGLAS L. POLSON

               *                       Director               December 18,
-------------------------------------                         1997
           CRAIG D. SLATER

               *                       Director               December 18,
-------------------------------------                         1997
           JORDAN L. HAINES

               *                       Director               December 18,
-------------------------------------                         1997
           W. THOMAS STEPHENS

*  By:       /s/
       Robert S. Woodruff, Attorney in Fact